Exhibit 12

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This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

Rio de Janeiro, June 14, 2020

From: Titan Venture Capital e Investimentos Ltda.

            Rua Lauro Muller, 116, 41º floor, 4103

            Phone: (21) 3592-1221

            22.290-906 – Rio de Janeiro

            Brazil

            Persons of Contact:

            Alessandro Lombardi

            Director

            Phone: (21) 98228-2893

            e-mail: al@piemonteholding.com

            Vinicius Braga

            Director

            Phone: (21) 99729-7823

            e-mail: vb@piemonteholding.com

            Nathalie Afonso

            Associate Director

            Phone: (21) 99925-2549

            e-mail: na@piemonteholding.com

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BINDING OFFER SUBJECT TO COURT SUPERVISED COMPETITIVE PROCESS

To:      Oi S.A. - Em Recuperação Judicial

C/O:    Bank of America Merrill Lynch S.A. (“BofA” or “Financial Advisor”)

Dear Sirs,

Piemonte Holding de Participações S.A., a global financial institution that offers products and services in the financial, administration, development, assets management, and strategic financial consulting segments (hereinafter referred to as “Piemonte”), would like to thank you for the unique opportunity to submit to your attention our binding offer for the acquisition of the Data Center business carve out from the Oi Group, in the form of an UPI (as defined below) (hereinafter referred to as “Data Centers” or “Business” or “Transaction”).

Founded in 2012 in Rio de Janeiro, Piemonte is an independent and global financial institution, with significant investments in the information technology market. Piemonte has raised a pre-approved first phase R$2.5 billion capital to invest in the data center market, with particular focus on the Telco market, optic fiber cables and 5G developments.

Elea Digital S.A., (hereinafter referred to as “Elea” - www.eleadigital.com), owned 95% by Piemonte through its wholly-owned private equity vehicle Titan Venture Capital e Investimentos Ltda. (hereinafter referred to as “Titan”), participates in GBT S.A., one of the largest, secure and most complex data centers dedicated to the financial market in Latin America, with a market value of approximately R$500,000,000.00 alone.

Piemonte seeks to replicate in large scale the successful GBT model in the Data Centers after completion of the Transaction. Elea and Titan, leveraging the financial strength and market experience of its parent company Piemonte, are today fully unlevered and ready to execute and close this Transaction as soon as possible.

Piemonte group is a qualified investor pursuant to different jurisdictions, including Brazil, and strictly follows capital market regulations and compliance. Piemonte manages and administers funds and other financial assets in Brazil, the United States and other jurisdictions.

We truly believe that our reputation and execution excellence can provide Oi S.A. – Em Recuperação Judicial (hereinafter referred to as the “Company”) and selected creditors thereof (herein after referred to as the “Creditors”) the financial relief they urgently need. Piemonte has committed significant time and resources in the past months to, after a due diligence based on the information provided in the virtual data room organized by the Company, evaluate, analyze and assess the Business, using its experience and in-depth understanding of the market.

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Piemonte is convinced that this acquisition may become a turning point for the Elea project, should this Binding Offer be accepted by you and the Creditors and Piemonte becomes the winning bidder in a court supervised competitive process.

This Binding Offer replaces and supersedes all previous offers, conversations and/or understandings, either in written or orally, and is based on the analysis of information so far made available to Piemonte in the virtual data room, especially the Confidential Information Memorandum and the Carve-out Report.

For the preparation of this binding offer, Piemonte has considered the non-audited financial statements for the year ended December 31, 2019 as well as the information made available in the virtual data room as of June 4, 2020 and will conduct the following supplementary work in order to provide the Company, the Financial Advisor and the Creditors with the final Transaction details:

(a) Finalize the negotiation of the Colocation Agreement, together with the SPA and other transaction documents, executed during the transaction process. Annex I of this Binding Offer contain the draft form of the Colocation Agreement, that shall be negotiated and which we will use to present our mark-up.

(b) Site visit, conducted by Concremat Engenharia e Tecnologia S.A. or its affiliates (hereinafter referred to as “Concremat”); and

(c) Review of audited balance sheet of Drammen RJ Infraestrutura e Redes de Telecomunicações S.A. (“Drammen”), the Special Purpose Entity that has been incorporated, but never had any activities and will be used to hold the Data Center assets, at the Closing Date (as defined below).

Piemonte reserves its right to change, at any time and without any prior notice, any of its advisors. Due to the Covid-19 pandemic constraints, Piemonte is not in a position to guarantee that an environmental due diligence, that necessarily requests extensive fieldwork, will be performed. Therefore, full representations & warranties shall be provided in a Sale and Purchase Agreement to be negotiated and entered by the parties (hereinafter referred to as the “SPA”) in this respect.

For the purposes hereof, Piemonte has relied on the information made available in the virtual data room made available by the Company as of June 4, 2020 during a due diligence process, as well as the written responses given by the Company during the due diligence investigation through the Q&A files.  Based on the foregoing, we are able to present this binding offer to the Company so that it may be used as a benchmark (stalking horse) for the UPI auction process involving the Data Center Business (as described below) to be described in the judicial recovery plan of Oi Group, which will be submitted to the general meeting of creditors of the Oi Group expected to occur by July 2020, or at any time as soon as convened (herein after referred to as the “Creditors’ Meeting”).

According to information received, we understand that the Data Centers are mainly operated under the legal entity Brasil Telecom Comunicação Multimídia S.A.. (hereinafter referred to as “BTCM”), while the ownership of certain assets related to the Business is currently allocated to the Company, Telemar Norte Leste S.A. (hereinafter referred to as “Telemar”),and Oi Móvel S.A. (hereinafter referred to as “Oi Móvel”).

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BTCM is not under judicial recovery, while the Company, Telemar and Oi Móvel --- which is the entity that holds 99.9% of BTCM’s shares --- are subject to the judicial recovery process of the Oi Group.

For the purpose of this Binding Offer, (i) “Affiliate” shall mean any entity controlled, directly or indirectly, by the relevant legal entity referred to in this Binding Offer; and (ii) “Closing Date” shall mean the date of the completion of the Transaction when all the conditions precedents must have been satisfied and the Drammen shares will be transferred to the SPV (as defined below).

This binding offer letter explains the main terms and conditions envisaged for completion of the proposed Transaction:

Investor	A special purpose vehicle (“SPV”) to be controlled by Titan or its Affiliates.
Sellers	The Company, Telemar and Oi Móvel and/or any one or more of the Affiliates of the Company.
Transaction Structure

The Transaction is structured as an acquisition of an isolated productive unit (unidade produtiva isolada) (hereinafter referred to as “UPI”), as defined in Law No. 11101 of February 9, 2005 (the “Bankruptcy and Judicial Recovery Law”), in the form of an acquisition of shares representative of 100% of Drammen’s capital stock, through a competitive process under the judicial recovery process of the Oi Group.

The abovementioned UPI shall be created pursuant to a corporate reorganization to be carried out by Oi Group, consisting in (i) a partial spin-off of BTCM, with the merger into Drammen of the respective spun-off assets related to the Data Centers, and (ii) contributions to pay-up a capital increase in Drammen by conveyance of the Data Centers currently held by the Company, Telemar and Oi Móvel, together with the assets associated therewith, to concentrate all the Data Centers and related assets  in Drammen.

The documentation of the partial spin-off must expressly state the non-joint liability between the entities involved in the spin-off, as provided in the sole paragraph of article 233 of Law No. 6404 of December 15, 1976 (the “Brazilian Corporation Law”).

The data center assets to be transferred to Drammen shall include, without limitation: (i) the agreements entered with clients and suppliers; (ii) the lease agreements of the real estate properties where the Data Centers are located, except for the one located in Brasilia (SIG), the ownership of which will be included in the UPI (subject to Anatel’s approval); and (iii) all the equipment used for the operation of the Data Centers (listed as a Schedule of the SPA).

In order to maximize the value of the Data Centers, Titan would be willing to acquire also all the real estate properties where the Data Centers are located (in addition to the one currently owned directly by Oi Móvel - Brasilia (SIG)), which, in this case, should also be part of the UPI (subject to Anatel’s approval)).  If this proposal for the acquisition of all the real estate properties is accepted by the Company, we may amend this Binding Offer to contemplate the acquisition of such additional real estate assets as well.

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Public Auction

This Binding Offer shall be used as a benchmark (stalking horse) for the UPI auction process.

Notwithstanding the fact that this Binding Offer represents a complete, definitive and final offer for the acquisition of the assets referred to herein, Titan irrevocably and irreversibly undertakes to attend, either directly or through any of its Affiliates, the public auction for the sale of the UPI and to submit an offer for the acquisition of the UPI, provided that the sale of the UPI substantially observes the terms and conditions set forth in this Binding Offer and the Right to Match (as defined below), granted to SPV, in compliance with the applicable requirements and formalities of the auction (“Auction Offer”), strictly pursuant to the commercial terms set forth herein, including, for the sake of clarity, a purchase price of at least R$325,000,000.00 (three hundred and twenty-five million Reais).

Failure to submit the Auction Offer shall automatically subject Titan to the payment of a compensatory and final penalty of R$ 10 million (ten million reais) to the Company.

Enterprise Value	Enterprise value, on a debt-free and cash-free basis, of R$325,000,000.00 million (three hundred and twenty-five million Reais) (hereinafter referred to as “Enterprise Value”).
Assumptions made to reach the Enterprise Value and certain conditions to implement the Transaction

•               UPI net assets as of June 30, 2020 will be not lower than R$74,000,000.00 (seventy-four million Reais);

•               At Closing Date, Drammen shall have no tax, labor, social security, environmental or any other existing, contingent and/or materialized liabilities in excess of R$25,000,000.00 (twenty-five million Reais), except for those secured by Drammen and/or the Company or/and its Affiliates;

•               The Data Centers will be fully protected from the succession of any liabilities of BTCM, Oi Móvel, Telemar and the Company, as provided in the Bankruptcy and Judicial Recovery Law, through the sale of the UPI, as well as additional protections to be included in the SPA;

•               The entering into one colocation agreements assignable among entities of the Oi Group, on a take-or-pay and irrevocable basis to be negotiated with Oi Group in good faith and in a mutually satisfactory manner, in accordance with market practice, consistent with the terms and conditions referred to in Annex I, to be attached to the SPA, considering: (i) colocation between TLM and Oi S/A – amount of R$1,734 per month (net of tax over revenue) per sqm; and (ii) colocations “Oi Móvel” – amount of R$1,734 per month (net of tax over revenue) per sqm, in both cases as mentioned in Annex I and with a minimum occupation of 1,544 sqm; whereby Drammen shall render certain services in connection with the Data Centers to Oi Group (hereinafter referred to as the “Colocation Agreement”);

•               The Colocation Agreement (either one single agreement or multiple agreements, as referred to above) will have the following combined minimum occupancy:

o   (i) 3.244 sqm in year one;

o   (ii) 1.700 sqm, in year two;

o   (ii) 1.556 sqm in year three;

o   (iii) 1.543 sqm in year four;

o   (iv) 1.510 sqm in year five;

o   (vi) 1.589 sqm in year six.

•               As from the date hereof until the Closing Date, there will be no reduction of revenues from third parties due to the termination of contracts by business clients exceeding the amount of R$10,000,000.00 (ten million Reais) per year, either as a result of completion of the Transaction;

•               The aforementioned Colocation Agreement TLM and Oi S/A will be in force for a period of 5 (five) years as from completion of the Transaction, under certain conditions, subject to extension for additional 5 (five) years;

•               The occupancy of 1,544 sqm that is part of the total occupancy of (i) 3,244 sqm in year one will be, under certain conditions, subject to extension for additional periods of 1 (one) year;

•               Under the Colocation Agreement, Oi Group shall have the right to match any offer from third parties to use the Data Centers. On the other hand, Drammen shall have the right to match regarding proposals of third-party service providers in connection with the rendering of similar colocation services to Oi Group’s own internal use. In relation to 5G technology expansion or new technology solutions for telco networks, the Company must inform eventual buyers of Oi assets about the willingness and the operational capabilities of SPV in participating in such technology expansion.

•               In case ownership of all real estate properties owned by the Company and/or any of its Affiliates and related to the Data Centers are not transferred to Drammen, the corresponding lease prices under the rental of any such real estate properties not transferred to Drammen (including also any lease agreement that is entered with an entity that is not part of the Oi Group) will not increase or be adversely affected as a consequence of the Transaction. Any such lease agreements with respect to real estate properties owned by the Company and/or any of its Affiliates as well as the one related to the Data Center located in São Paulo shall be valid until March 2025 or at least equal to the term of the Colocation Agreements, if longer;

•               Considering the submission of this Binding Offer and also the fact that the proposed Purchase Price shall be used as a benchmark for purposes of the UPI auction process, the Company shall propose in the amendment to the judicial recovery plan of the Company and other companies of the Oi Group to be submitted to the Creditors’ Meeting approval and to homologation by the competent Court that Titan be granted a right to match, in order to allow Titan to match the highest bid presented in the public auction for the sale of the Data Centers (the “Right to Match”). If approved by the Creditors’ Meeting in the context of the approval of the amendment to the judicial recovery plan, and homologated by the competent Court, such Right to Match must be disclosed in the notice of the competitive process, in order for the other bidders to be aware of such feature and provide the utmost transparency and competitiveness to the overall process after the Creditors’ Meeting approval or ratification of this Binding Offer;

•               Customary representations and warranties by Oi Group, considering the judicial recovery process, including without limitation in connection with its regular business operation and government licenses and approvals;

•               All third parties’ consents required under material contracts, all corporate authorizations and all governmental approvals (including without limitation antitrust clearance and Anatel’s) required for implementation of the Transaction shall have been duly obtained by completion of the Transaction;

•               The outlined corporate reorganization and creation of the UPI by Oi Group have been duly implemented by July 31, 2020 or in any event prior to completion of the Transaction;

•               No creditor has challenged the non-joint liability to be provided in the spin-off documentation within the legal term established in the sole paragraph of article 233 of the Brazilian Corporation Law;

•               The Creditors’ Meeting of Oi Group must have approved or shall approve (in case the Transaction is concluded prior to the conclusion of the Creditors’ Meeting) the necessary changes in the judicial recovery plan for the creation and description of the UPI, the authorization of the sale of the UPI through a competitive process, the inclusion in the UPI of the Data Centers and the assets associated therewith, and all other terms and conditions required for the completion and implementation of the Transaction as described in this Binding Offer and the court must have confirmed the amended recovery plan of the Oi Group (“Plan Confirmation Decision”);

•               The existence of Data Center and the assets associated therewith must be in operation conditions sufficient to ensure business continuity;

•               The Data Centers and the assets associated therewith are free and clear of any lien or collateral, including, without limitation, fiduciary sale, pledge, security interest, charge, mortgage, collateral assignment, tax lien, attachment, levy, title retention, seizure, confiscation (sequestro) or other similar security right, or any other contractual or judicial charge collateral, guaranty, purchase or sale right, option, priority right, preemptive right, right of first refusal, right of first offer, transfer restriction, whether designed to secure the payment of any indebtedness or otherwise;

SPV must be the winner of a competitive process for the sale of the UPI and all of the terms and conditions of the Transaction must be confirmed by the court handling the Oi Group judicial recovery proceeding after the SPV is the winner of a competitive process conducted by such court (hereinafter referred to as “Confirmatory Decision”).The Confirmatory Decision must not prevent the completion of the Transaction in the same terms and conditions of this Binding Offer and the agreements to be entered into between the SPV and the relevant Oi Group parties; and (ii) that the UPI shall be transferred to the SPV, free and clear of any liabilities of the Oi Group, pursuant to the Bankruptcy and Judicial Recovery Law;

•               If any appeal is filed against the Plan Confirmation Decision or the Confirmatory Decision, the closing of the Transaction shall occur, provided that no decision staying the effects (efeito suspensivo) of the (a) Plan Confirmation Decision or (b) Confirmatory Decision is pending or granted by the competent court.

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Transfer of employees and/or service providers

No Oi Group employees, service providers, labor or social security contingencies of any kind, will be transferred to the SPV and/or Titan. In case of any transfer of employees and/or service providers, all the relevant agreements must be terminated by the relevant Oi Group entities with settlement of all severance payment by such Oi Group entities and, upon completion of the Transaction, new agreements will be entered by the SPV with such selected employees and/or service providers, observing the same terms and conditions currently in force for the service providers.

Minimum Capex Covenant	We understand that any potential buyer of the Data Centers should undertake to a minimum CAPEX investment in Drammen, in the amount of, at least, R$ 42.000.000,00 (forty two million Reais) during the first 2 (two) years following the Closing Date of the Transaction.
Purchase Price/Transaction value and Payment Mechanism

The purchase price, is R$325,000,000.00 (three hundred and twenty-five million Reais) (hereinafter referred to as “Purchase Price”), payable by Titan and/or the SPV upon the fulfillment of all the conditions provided in this Binding Offer and other conditions to be agreed by the parties in the SPA and other agreements related to the Transaction, as follows:

a)      R$250,000,000.00 (two hundred and fifty million Reais) in cash, to be paid to Oi at the Closing Date; and

b)      R$75,000,000 million (Seventy-five million Reais) to be paid pursuant to the terms and conditions established in the agreed term sheet dated hereof (the “Term Sheet”) attached hereto as Annex II. The exactly terms and conditions of the Term Sheet will be transcribed to the SPA, attached hereto as Annex III.

In case of any final payment default by Oi Group under the Colocation Agreements, not cured within the applicable cure period and while such default by Oi Group under the Colocation Agreements has not been duly cured (or if terminated by non-defaulting party upon collection of outstanding amounts), or in case of breach by Oi Group of final indemnification obligations under the SPA, the obligation to make payments of the Purchase Price under the SPA shall be off set as determined in the SPA, and/or be subject to a standstill and not characterize a default under the SPA.

In the event that any of the Colocation Agreements are adversely affected by any reason whatsoever upon any change of control of Oi Group and/or transfer of the core assets of Oi Group to a third party, the SPV shall have the right to collect the outstanding amounts under the relevant Colocation Agreements by way of penalty and/or to exercise a put option to make the relevant entity of the Oi Group acquire the Data Centers and the relevant assets associated therewith

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Confidentiality

This Binding Offer is being presented under the assumption and under the condition that neither this Binding Offer, its structure, payment mechanism, the creation of an UPI, nor the fact that the ongoing negotiations between the parties will be disclosed, either publicly or privately, by Elea, by the Company, as well as their respective employees, consultants, Affiliates or related entities, except if expressly required by law or court decision, except for purposes of pursuing the Transaction and the required authorizations. Notwithstanding the above, Titan acknowledges and agrees that this Binding Offer will be disclosed as an Annex of the amendment of Oi Group’s judicial recovery plan, to be filed with the competent Court, as well as to the Creditors’ Meeting.

Termination and Default

The parties hereto agree that this Binding Offer shall be subject to the terms and conditions established herein and, upon occurrence of any force majeure event or any deterioration of the financial conditions of any of the entities of the Oi Group or material adverse change of market conditions either due to the Covid-19 pandemic situation or otherwise as from the date hereof, may be terminated by any of the parties by giving prior written notice to the other, without liability for any losses or damages. All costs and expenses incurred in connection with this Binding Offer shall be borne by the respective party and will not be subject to reimbursement by the other parties either partially or in full. In case of any proven breach of the terms and conditions established in this Binding Offer, in case such breach may not be remedied in a mutually satisfactory manner the party that caused such breach shall indemnify the non-breaching party for any losses or damages. This Binding Offer shall remain fully valid and effective until completion of the Transaction.

Applicable Law	This Binding Offer is governed and interpreted in accordance with the laws of the Federative Republic of Brazil.
Arbitration

Any and all disputes, controversies, or claims arising out of, relating to, or in connection herewith, including all matters regarding their existence, validity, effectiveness, breach, interpretation, termination, rescission, and its consequences (“Disputes”) shall be finally settled by arbitration before the Center for Arbitration and Mediation of the Chamber of Commerce Brazil-Canada (“Chamber”) in accordance with its Rules of Arbitration in effect at the time the request for arbitration is filed (“Rules”) and, subsidiarity, with Federal Law No. 9307/96. The arbitration shall be conducted in Portuguese. The seat of the arbitration shall be the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, where the arbitral award shall be rendered. The arbitration will be conducted and decided in accordance with the Brazilian law. The arbitral tribunal shall be comprised of 3 (three) arbitrators (“Arbitral Tribunal”), to be appointed in accordance with the Rules. All costs and expenses of the arbitral proceedings shall be borne equally by the parties to the arbitration throughout the arbitration proceeding. The arbitral award shall then allocate such costs and expenses to the parties to the arbitration in proportion to their relative success on their claims and counterclaims, including, but not limited to, administrative fees, arbitrators’ fees and contractual attorneys’ fees. The arbitral tribunal shall not have jurisdiction to impose defeated party’s attorney fees (honorários advocatícios sucumbenciais). The Courts of the City of Rio de Janeiro, State of Rio de Janeiro, Brazil shall have exclusive jurisdiction for the sole purposes of (i) ensuring the commencement of the arbitral proceedings; and (ii) granting conservatory and interim measures prior to the constitution of the Arbitral Tribunal. The arbitration shall be confidential and parties to the arbitration shall not disclose to any third party any information or documents produced in the arbitration that are not under public domain, or any evidence or materials created for the purpose of the arbitration, or any order or award issued or rendered in the arbitration. Any judicial proceedings related to any arbitration proceedings commenced in accordance with this clause shall also be confidential.

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We are very focused on this transaction and truly believe that the terms here presented are not, in any way, taking advantage of the financial distress of the company. Piemonte Group is known, and would like to continue to be known, as a financial institution that transacts at fair value and generates value throughout execution excellence, strategic vision and cost efficiencies.

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Since we understand we share the same values with current senior management of the Company, we look forward to moving to the next phases, including to obtain Creditors’ Meeting approval or ratification of the Transaction, becoming the winner of the competitive process and having the Business awarded to us.

[If you agree to disclosure of this proposal, please sign in the space below and return a copy to us. This binding offer shall be valid with due regard to its terms and conditions until June 20, 2020, or such other later date as may be mutually agreed.]

Sincerely,

Titan Venture Capital e Investimentos Ltda

________________________________                                     ________________________________

[Name]                                                                        [Name]

Director                                                                       Director

Accepted by:

Oi S.A. – Em Recuperação Judicial

________________________________                                     ________________________________

[Name]                                                                        [Name]

[Title]                                                                          [Title]

Annex I

Draft form Collocation Agreement to be used as a starting point for the discussions

COLOCATION

AND OTHER SERVICES AGREEMENT

By means of this Private Instrument, the companies qualified below - hereinafter jointly referred to as “Parties” or, when individually referred to, “Party”:

I           OI S.A. – UNDER JUDICIAL REORGANIZATION, a Corporation with its head office located in the City and State of Rio de Janeiro, at Rua do Lavradio, nº 71, 2º andar, Centro, ZIP CODE 20230-070 and enrolled with the National Register of Legal Entities of the Ministry of Economy (CNPJ/ME) under No. 76.535.764/0001-43, herein represented pursuant to its Bylaws (“Oi”);

II          TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION, a Corporation with its head office located in the City and State of Rio de Janeiro, at Rua do Lavradio, nº 71, 2º andar, Centro, ZIP CODE 20230-070 and enrolled with the CNPJ/ME under No. 33.000.118/0001-79, represented pursuant to its Bylaws (“TMAR”);

III         BRASIL TELECOM COMUNICAÇÃO MULTIMÍDIA S.A., with its head office located at Avenida Nações Unidas, 12.901, 27º andar, conjunto 2701, Torre Oeste, Chácara Itaim, in the City of São Paulo - SP, enrolled with the CNPJ under No. 02.041.460/0001-93, herein represented pursuant to its Bylaws (“BTCM”); and

IV        OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION, a closed corporation enrolled with the CNPJ under No. 05.423.963/0001-11, with its head office and principal place of business located at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília - DF, ZIP CODE 70.713-900, herein represented pursuant to its bylaws (“Oi Móvel”) all of them (Oi, TMAR, BTCM and Oi Móvel) hereinafter jointly referred to as “Sellers”.

II.         DRAMMEN RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A., a Corporation with its head office located in the City and State of Rio de Janeiro, at Rua do Lavradio, nº 71, salas 201 e 801, Centro, ZIP CODE 20230-070, enrolled with the CNPJ/ME under No. 35.980.592/0001-30, represented pursuant to its Bylaws hereinafter referred to as CONTRACTOR

Whereas CONTRACTOR is fully aware that CLIENT is under Judicial Reorganization supervised by the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro;

Whereas CLIENT is financially capable of complying with all obligations set forth in this Agreement

The parties resolve to enter into this COLOCATION AND OTHER SERVICES AGREEMENT (“Agreement”), according to the following clauses and conditions:

DEFINITIONS:

Data Center: CONTRACTOR’s real property structure wherein the physical space (“Spaces”) will be leased by CLIENT to store Client’s Equipment:

DC SIG: SIG Data Center in Brasília, located in SIG Quadra 2 Lote 470 a 520, Setor De Industrias Gráficas, Brasília – DF, ZIP CODE 70610-420

DC SCN: SCN Data Center in Brasíla, located at SCN Quadra 03 Bloco A Lote F - 1º Subsolo, Asa Norte, Brasília – DF, ZIP CODE 70710-500

DC SPO: Data Center in São Paulo, located at Av. Guido Caloi, 1000 – Edifício 7, Jardim São Luiz, São Paulo – SP, ZIP CODE 05802-140

DC CTA: Data Center in Curitiba, located at Travessa Teixeira de Freitas, 75, São Francisco, Curitiba – PR, ZIP CODE 80410-040

DC PAE: Data Center in Porto Alegre, located at Rua Engenheiro Afonso Cavalcanti, 100, 3º andar, Bela Vista, Porto Alegre – RS, ZIP CODE 90440-110

Jointly referred to as Data Centers

Equipment: Any asset designated by CLIENT (computers, software and other tangible and intangible assets) placed at CLIENT’s area as itemized in the respective Service Authorization;

Colocation: availability of Spaces – according to Exhibit III –, by CONTRACTOR to CLIENT, so that the latter may house and operate its Equipment;

Connection:  Services identified in Exhibit V;

Complementary Services: any and all services that complement the Colocation and Connection Services, which will be provided according to previous written request made by CLIENT, provided that expressly accepted in writing by CONTRACTOR, upon additional compensation agreed on between the Parties;

User: Individual or legal entity that uses the services or access information of CLIENT stored in the Data Center.

1)         PURPOSE

1.1 - The purpose of this Agreement is the provision of Colocation services, by CONTRACTOR to CLIENT, in the take-or-pay modality, which consist in:

(i) services providing spaces at CONTRACTOR’s facilities (“Spaces”) to house CLIENT’s Equipment, to be kept and operated by CLIENT pursuant to this Agreement (“Services”).  Individualization of the Equipment will happen through equipment listed in Exhibit IX and, for new facilities, through tax documentation regarding equipment movement into and out CONTRACTOR’s head office;  and

(ii) other Services Aggregated to the Equipment (“Other Services”), as described in the respective Service Level Agreements (Exhibit VI).

1.2 - The Spaces will be exclusively used to house CLIENT’s Equipment so that it may provide its telecommunication, value-added, information technology services and other services directly related to the purpose of this instrument, within the limits of its respective authorizations, as required by law, it being not permitted any other use.

1.3 - The following Exhibits are made a part of this instrument, provided that duly executed by the Parties:

Exhibit I	Description of the Services
Exhibit II	Price Schedule and Payment Terms
Exhibit III	Physical Safety and Fire Detection/Firefighting Conditions
Exhibit IV	Data Center Infrastructure Specifications
Exhibit V	Transmission Area Infrastructure specifications
Exhibit VI	Colocation services specifications
Exhibit VII	Service Level Agreement - “SLA”
Exhibit VIII	Confidentiality Instrument for Individuals and Legal Entities (Template)
Exhibit IX	Client’s Equipment installed at the Data Centers[1]

1To be included on the execution date.

2)         EQUIPMENT INSTALLATION, OPERATION AND MAINTENANCE

2.1 - CLIENT will be responsible for the performance and for the costs of: (i) acquisition of the Equipment;  (ii) transportation of the Equipment to the Spaces and its delivery; (iii) installation, setup and operation of the Equipment;  (iv) maintenance and insurance (to be defined) of the Equipment;  and (v) removal of the Equipment from the Spaces within up to 60 months counted as from the date of termination of this Agreement, at its expenses.

2.3 - Remote and physical access to the Equipment installed at the Spaces dedicated to CLIENT will be free for CLIENT to perform its operation in the 24x7 modality (24 hours per day, 7 days in the week).

2.4 - CONTRACTOR shall guarantee that delivery/removal of Equipment will be performed with CLIENT’s supervision. CLIENT shall keep the inventory of hosted Equipment updated and shall make it available to CONTRACTOR whenever requested by the latter.

2.4.1 - CONTRACTOR will not be liable for non-delivery/removal of Equipment in the event of CLIENT’s failure to supervise the process.

3)         LOGICAL CABLING AND DATA CIRCUIT CONNECTIONS TO THE EQUIPMENT

3.1 - To make the connection of any logical cable or data circuit to the Equipment installed at the Spaces, CLIENT shall previously submit the information for performance of feasibility study by CONTRACTOR, which reserves the right to review any of CLIENT’s requests and reasonably refuse such requests in the event of technical unfeasibility. .

3.1.1 - Any connections performed by CLIENT in its Equipment allocated at the Spaces will be under CLIENT’s responsibility. If CLIENT needs to perform emergency connections, it undertakes to notify CONTRACTOR about all alterations to connections of its Equipment within up to 72 hours after the event, as well as undertakes to directly bear with all additional related costs, and such emergency connections may not interfere with the provision of services by CONTRACTOR to other clients.

4)         SERVICE LEVELS

4.1 - CONTRACTOR acknowledges and agrees that the Equipment under maintenance coverage herein contracted are key to CLIENT’s activities. For such reason, CONTRACTOR guarantees compliance with the Service Levels per piece of equipment, as established in Exhibit VI.

4.2 - In the event of non-compliance with the Availability Levels, as provided for in Exhibit VI, CONTRACTOR will be subject to the sanctions set forth in the referred to Exhibit.

4.3 - CONTRACTOR guarantees to CLIENT that the Services will meet the Compliance Levels mentioned in Exhibit VI, under penalty of the sanctions stipulated in the same Exhibit VI.  For the purposes of this Clause, the mean time to repair will comprise the time of response to the Ticket, added to the time to repair the Equipment, and such period will be recorded by CLIENT.

4.4 - The Service Levels will be verified in the periodicity mentioned in Exhibit VI, without prejudice to CLIENT’s right to assess the compliance with the Service Levels at any time, promoting the conduction of a due diligence, at its expenses, during which it will be verified compliance with the Service Levels on the thirty (30) days immediately previous to such due diligence. In such event, if non-compliance with the Service Levels agreed upon in Exhibit VI is verified and proven, CLIENT will have the option to apply the penalties set forth in the referred to Exhibit.

5)         CONTRACTOR’S OBLIGATIONS

5.1 - CONTRACTOR shall provide the services subject-matter of this agreement at the minimum occupancies defined in Clause 10.1.

5.2 - Without prejudice to the other provisions of the AGREEMENT, CONTRACTOR, on its own behalf or on behalf of third parties, undertakes to:

 (i)   perform in strict compliance with the laws in force and with the provisions of this Agreement, providing a technical team of specialized professionals, in the appropriate quantity and with compatible technical knowledge level, guaranteeing the quality of the Services, selecting one of such professionals as its representative for all matters involving the provision of the Services;

(ii) use, upon provision of the Services subject-matter of this Agreement, qualified and experienced professions.  CLIENT will have the right to request replacement of any professional allocated by CONTRACTOR for the provision of the services. In such case, CONTRACTOR will perform the requested replacements within up to thirty (30) days after request;

(iii) appoint two (2) of its representatives as Managers responsible for the performance of its services and for the daily relationship with CLIENT, with one (1) of them being an executive manager responsible for the commercial relationship within the scope of the Agreement, and one (1) of them being an operating-technical coordinator manager who will respond for all technical and operating aspects of the provision of the Services;

(iv) care for the Equipment owned by CLIENT installed and kept at its premises, not allowing, in any event, the use of such equipment without CLIENT’s express authorization

(v) provide CLIENT with reports and documents in the periodicity defined in Exhibits VI and VII and in accordance with such exhibits, as well as monthly technical reports indicating and informing the provided Services, the service conditions and the measures necessary for the appropriate operation of the Equipment;

(vi) immediately inform CLIENT about any occurrence that may, somehow, significantly damage or interfere in the regular and correct provision of the Services;

(vii) provide ID badges to its employees and partners for access to CLIENT’s premises to provide CONTRACTOR’s maintenance services on the Equipment;

(viii) submit to CLIENT, within up to three (3) months counted as from the date of this contracting, the “ITIL Foundation Certification” (____)  regarding CONTRACTOR’s manager responsible for the performance of the services herein contracted;

(ix) submit to CLIENT, whenever requested and within the term indicated for it, the proofs related to the tax collections and charges arising from this contracting;  and

(x) submit to CLIENT, upon contracting or whenever reasonably and justifiably requested, a copy of the Debt Clearance Certificate - CND issued by the Brazilian Social Security Institute (INSS), Clearance Certificate of the Unemployment Compensation Fund (FGTS) issued by Caixa Econômica Federal, Federal Tax Clearance Certificate issued by the Federal Revenue Office, as well as the Certificate of Overdue Tax Liability issued by the Office of the Attorney's Office for the Federal Treasury.

5.3 - CONTRACTOR represents to be aware of the fact that CLIENT may make reasonable changes to the operating process over the term of this Agreement. In such event, and if such is the case, the changes to be implemented will be established by mutual agreement with CONTRACTOR, which may not refuse the changes without justification. If there is any cost for CONTRACTOR related to the operating change process, it shall be approved by CLIENT previously to any change.

5.4 - CONTRACTOR shall also:

(i)  keep the space at its premises intended to house CLIENT’s Equipment in appropriate conditions, not allowing, in any event, the use and/or handling of such Equipment for purposes different from the purposes herein;

(ii)  adopt all safety measures necessary for the protection of the Equipment installed and kept at CONTRACTOR’s premises, reimbursing CLIENT from losses arising from the inappropriate use of the equipment, as well as in the event of damages to the Equipment or theft or robbery, with such reimbursement being limited to the equivalent amount.

(iii) provide for, at its own expenses, insurance of the building wherein CLIENT’s Equipment is located;

(iv) provide CLIENT, within up to five (5) business days as from request, with a copy of the insurance policies which shall contain the conditions and respective insured amounts (hereinafter referred to as “Policies”).  CONTRACTOR also undertakes to submit the renewed Policies to CLIENT previously to termination of their terms; and

(v) allow access of people designated by CLIENT to the Space, provided that identified.

5.5 - In view of the foregoing, CLIENT may request contingency tests that may be performed after the respective budget approval for such purpose submitted by CONTRACTOR.

6)         CLIENT’S OBLIGATIONS

6.1 - Without prejudice to the other provisions of this agreement, CLIENT, on its own behalf or on behalf of third parties, undertakes to:

(i)         not to begin any activity using the Equipment without having previously obtained all necessary authorizations before the competent authorities, including — and if such is the case — before the Brazilian Telecommunications Agency – ANATEL;

(ii)        respect the provisions of the Exhibits;

(iii)        only connect equipment certified or homologated by ANATEL, provided that the referred to connection is directly related to the purpose of the AGREEMENT;

(iv)       all software used by CLIENT shall be licensed before its owners for the use set forth in this AGREEMENT;

(v)   perform in strict compliance with the laws in force and with the provisions herein;

(vi) use, upon management of the provision of the services subject-matter of this Agreement, qualified professionals experienced in such services.

(vii)  appoint one (1) representative as operating-technical coordinator manager responsible for the daily relationship with CONTRACTOR;

(xiii) (sic) care for the real properties, equipment and other assets used by or belonging to CONTRACTOR, it being not allowed, in any event, the use of such assets without the express provision herein or CONTRACTOR’s authorization;

(x) (sic)  immediately inform CONTRACTOR about any occurrence that may, somehow, significantly damage or interfere in the regular and correct provision of the Services;

(xi) ensure that its professionals and partners use the ID badges for access to CONTRACTOR’s premises, observing CONTRACTOR’s operating and safety rules;

(xii) hold harmless and promptly indemnify CONTRACTOR against any direct or indirect liability of tax, labor and/or social-security nature attributable to CLIENT in relation to legal and contractual obligations of any nature set forth herein, whether they are equity or moral, also including regulatory liabilities and/or those related to its employees and representatives, whether outsourced or not;

6.2 - CLIENT represents that it has and undertakes to keep all licenses and contracts necessary for the provision of its services, and it may provide CONTRACTOR with copies of such documents upon request, except for those documents with confidentiality clause; if it provides value-added services, and it shall only use telecommunication service providers owning licenses granted by ANATEL.

6.3 - CLIENT represents that all its pieces of Equipment installed at the Spaces are under its legal ownership or possession and that they will remain duly licensed, free and clear from any burdens and encumbrances until termination of the contracted Services, fully assuming liability for any damages or losses of any nature that may be directly caused to CONTRACTOR or to third parties.

6.4 - CLIENT shall keep and protect its network, avoiding invasion and interference by third parties, preserving its data, information, software and hardware resources.

6.5 - CLIENT shall have and keep all licenses, authorizations and contracts necessary for the availability or creation of the content stored at the Data Centers for all legal purposes.

6.5.1 - In the event CONTRACTOR requests information about the content involved in CLIENT’s activities for the purposes of internal surveillance, internal or external due diligence, by operation of court decision or decision by an administrative entity, CLIENT, using its best efforts, may provide copies of the relevant documents.

6.6 - Whenever requested by CONTRACTOR, CLIENT shall promptly provide the technical specifications necessary for activation of the Services, in accordance with the project needs, it being not attributable to CONTRACTOR any liability upon occurrence of delays in activation of the services arising from absence of such information.

6.7 - CLIENT shall allow, upon agreement between the parties and previous notification — which may not be unreasonably refused by CLIENT —, performance of inspection, installation, operation and maintenance of the contracted Services, if applicable or as a safety measure identified by CONTRACTOR.

6.8 - CLIENT undertakes not to use illegal, irregular content in violation of the morals, the good customs and the best practices, particularly:

6.8.1 - Keep its equipment necessary for the use of the Services in operating conditions, as well as promoting the safety measures necessary for the protection of its equipment, systems, software and files against undue use and non-authorized access by other Internet users;

6.8.2 - Not to use CONTRACTOR’s infrastructure for illegal purposes or keep, transmit or obtain material in non-compliance with the Brazilian laws, or obtain information about third parties, particularly e-mails, without owner’s consent, or obtain software or information of any nature backed by privacy protection laws or intellectual property laws, except if it has the respective licenses and/or authorizations, or violate information security systems of third parties, obtain non-authorized access to computer networks connected to the Internet;

6.8.3 - Not to adopt, keep or transmit any content and/or messages that are offensive, threatening, abusive or contrary to the morals and the good customs, as well as not to practice any act that may damage the other Internet users, or, also, distribute, transmit or send messages to entities or people that have not expressly requested such messages (also known as “spamming”).

6.9 - The Parties represent to be aware that the service subject-matter of this agreement does not constitute telecommunication service.

6.9.1 - CLIENT, if it is a telecommunication service provider, represents to be authorized to enjoy Data Centers subject-matter of this agreement for the provision of telecommunication services to third parties, in accordance with the regulations published by ANATEL.

6.9.2 - CLIENT represents to be aware that the provision of telecommunication services, which may be contracted as a result of this agreement, will be subject to the terms and conditions agreed upon in the respective instruments, as well as to the principles and penalties established in Law No. 9,472/97 (General Telecommunications Law) and other applicable regulations, undertaking to, upon evidence, reimburse CONTRACTOR for the damages incurred in the event of its violation.

6.9.3 - CLIENT also represents to be aware that the unlawful provision or irregular resale of telecommunication services constitutes criminal offense provided for by articles 183 and 184, sole paragraph of Law No. 9,472/97. Such conducts will give rise to immediate termination to this Agreement.

6.9.4 - CLIENT, if it is a telecommunication service provider, represents to be aware that the irregular provision of the service does not remove the application of occasional administrative sanctions imposed by the regulations.

6.10 - In the cases of transportation, maintenance and technical-physical repairs of the equipment owned by it, for any purpose, CLIENT will be exclusively liable for the damages and costs of such operations.

6.11 - CLIENT undertakes to reimburse CONTRACTOR for the evidenced amounts the latter may have spent as a result of the illegal or non-authorized use of the software, including, among others, any indemnities to third parties assessed after the due legal proceeding, as well as the cost of transportation of the equipment, upon CONTRACTOR’s notification identifying the poor use within a term to be agreed upon by the parties.

6.12 - CLIENT, upon conclusion of this Agreement or in the event of early termination, undertakes, at its own risk, to remove such equipment from CONTRACTOR’s premises without any burden for the latter.

7)         COMMON OBLIGATIONS OF THE PARTIES

7.1 - The following are common obligations of the Parties, in addition to other obligations provided for hereunder:

7.1.1 - Individually respond for their respective labor and social security obligations regarding their employees and bear all federal, state or municipal taxes accruing or that may accrue on their respective activities.

7.1.2 - Immediately communicate to the other Party any abnormalities or relevant changes detected upon the use of the Space that may affect the other Party, and it shall formalize the information within up to seventy-two (72) hours after communication to the other Party.

8)         NO RELATIONSHIP

8.1 - The Parties acknowledge and represent that this AGREEMENT and/or the compliance with the obligations herein set forth do not establish any kind of employment relationship between the Parties and the managers, agents, advisers, consultants, employees, or service providers of the other Parties (so understood any and all people under the responsibility of a Party), and each Party will be exclusively liable for all costs and expenses with its personnel (including, among others, charges arising from the applicable laws, whether of labor, social-security, tax, insurance nature or any other).

8.2 - The Parties acknowledge and represent that this AGREEMENT and/or the compliance with the obligations set forth herein do not establish any joint liability, agency and/or corporate relationship between the Parties.

8.3 - In view of the provisions above in this clause, each party hereby exempts the other from any liability that may be attributed to it as a result of actions or complaints of labor, social-security or insurance nature filed by its Representatives allocated in the provision of the Services or by the competent authorities — regarding the latter, due to their activities.

8.4 - The Parties also undertake to indemnify the non-infringing party that incurs expenses due to such actions or complaints and/or deficiency notice by means of due evidence and previous consent regarding the amounts that will be used in this situation.

9)         TERM OF EFFECTIVENESS

9.1 - This agreement will be effective for the term of sixty (60) months, counted as from the date of execution of this instrument, with an automatic renewal of additional sixty (60) months, if termination of the agreement is not communicated by CLIENT at least thirty (30) days before the end of the term of effectiveness of this instrument.

9.2 - In view of the nature of the provided services, the parties shall begin the negotiations regarding the extension of this contracting one hundred eighty (180) days in advance, counted as from the date provided for its conclusion.

9.3 - If no renewal occurs, in view of the purpose of this AGREEMENT, the Parties will only be exempted from the contractually assumed responsibilities upon transfer of CLIENT’s Equipment to another location. The concerned transfer shall occur within a maximum term of sixty (60) months counted as from the date of termination of this AGREEMENT, term within which it will be paid the sum for the service equivalent to the effectively occupied Space.

10)  PRICE AND INVOICING

10.1 - Regarding the monthly sum of the Colocation Service, it is hereby agreed that CLIENT will pay to CONTRACTOR the amount of BRL 3,763.00 per occupied rack, according to the Minimum Occupied Area indicated in item 10.1.1.

10.1.1 - The Minimum Area Occupied by CLIENT will be of:

(i) 1,495 racks in the first 12 months, counted as from the date of execution of this agreement;

(ii) 783 racks in the second year;

(ii) (sic) 717 racks in the third year;

(iii) 711 racks in the fourth year;

(iv) 696 racks in the fifth year;

(vi) 732 racks in the sixth year.

10.1.2 - CLIENT has the right to keep the use of the spaces detailed in item 1.2 of Exhibit 1 (which refers to areas not commercially used by the Data Centers), upon execution of this instrument, in a non-onerous manner.

10.1.3 - Upon the end of the first 12 months, CLIENT may renew the capacity of 712 racks available in the first 12 months for an additional period of 12 months, automatically renewable every 12 months, for equal and successive periods of 12 months. If it is not interested in such renewal, CLIENT shall notify CONTRACTOR 150 days before the end of each period.

10.2 - If CLIENT wishes, it may request contracting of additional space for the same price per rack defined in item 10.1.

10.3 - The amount provided for in item 10.1 of this instrument is net of any taxes, and the  taxes and social contributions must be added in accordance with the tax laws in force.

10.4 - The spaces will be readjusted at every period of twelve (12) months, counted as from the date of activation of the Service according to variation of the General Price Index - Internal Availability assessed by Getúlio Vargas Foundation (IGP-DI/FGV) in the period.

10.5 - The contracted services will be invoiced as from the date of execution of this Agreement or as from the first day on which the space(s) is(are) made available in the event of availability of additional spaces.

10.5.1 - CONTRACTOR shall issue an invoice for collection of the services provided to CLIENT for payment within the maximum term of xx (xx) days counted as from the maturity date chosen by CLIENT.

10.6 - The amounts of the first and last monthly payments will be charged on a daily pro rata basis.

10.7 - Non-payment of any of the invoices on their maturity dates obliges CLIENT to the following sanctions:

10.7.1 Payment of late charge of two percent (2%) or of maximum percentage allowed by the laws in force, applied on the total amount of the overdue and not paid debt.

10.7.2 - Interests for late payment at the rate of one percent (1%) per month (or fraction of month), due as from the 1st day subsequent to the maturity date up to the date of effective payment of the debt, applicable on the total amount of the debt not paid and monetarily adjusted for inflation based on the IGP-DI variation of Getúlio Vargas Foundation or by the index that may officially replace it, up to the date of effective payment.

10.8 - Non-receipt of the invoice(s) by CONTRACTING PARTY does not exempt it from paying the amounts due for the service provision on the maturity dates.

10.9 - Occasional error in the invoices of the Services and of installation shall be stated by CLIENT in writing and within up to five (5) business days as from its receipt. If the objection is valid, the term for maturity of the invoice will be extended for a period equal to the number of days corresponding to the period for performing the correction. If the objection is not valid, the invoice shall be paid with fine and interests corresponding to the delay period, calculated as provided for in item 10.6 and sub-items.

10.10. This Agreement is entered into in the take-or-pay modality, and CLIENT is hereby obliged to fully pay the amounts set forth in this instrument, regardless of any unilateral decision of CLIENT regarding receiving or not the Services, except for the events of contractual termination with cause by CONTRACTOR provided for in this Agreement and that have not resulted from contractual default by CLIENT.

11)  CONTRACTING OF ADDITIONAL CAPACITY

11.1 -  CONTRACTOR also undertakes to offer first to CLIENT (i) occasional contiguous spaces of more than 50 m2 available at its Colocation facilities, and (ii) any space at its Colocation facilities when the Data Center reaches 90% of occupancy. In such cases, CLIENT will have the right to match the offer received by CONTRACTOR or waive the offer.

11.1.1 - CONTRACTOR shall inform CLIENT about the offer received and CLIENT will have three (3) days to answer whether it will match or waive the offer, pursuant to clause 20.1. If CLIENT does not answer within the established term, CONTRACTOR may consider that CLIENT has waived the offer.

12)  DISCOUNTS FOR FAILURE IN THE AVAILABILITY OF COLOCATION

12.1 Once unavailability of the Data Centers is verified due to proven liability of CONTRACTOR, and which may not be cured within the contractual term provided for, it will be granted a discount on the monthly amount, and CLIENT will receive credit according to the following formula:

Vd= vp/1440 x (n-nmi), where:

vd = Amount of discount.

vp = Monthly amount of the Unavailable contract.

n = Quantity of units of thirty- (30) minute periods.

nmi = Quantity of maximum units of acceptable unavailability in thirty- (30) minute periods.

12.1.1 - No credit will be due upon occasional failures, delays or interruptions in the Data Centers arising from act of God or force majeure and periods of preventive or corrective maintenance, provided that previously notified to CLIENT, as well as resulting from occasional poor use of the Data Centers by CLIENT.

12.1.2 - Whenever there is a need for scheduled intervention by CONTRACTOR, for the purposes of preventive and/or corrective maintenance, replacement of parts, components and means used upon provision of the object of this instrument that may cause interference in the performance of the Data Centers, CLIENT shall be previously informed within the minimum term of 48 hours of performance of the service. In such event, no discounts provided for in Clause 12.1 will be applied if proven to CLIENT, on a case-by-case basis, that such maintenance and replacements are performed by CONTRACTOR within the regular course of the Data Center operations.

12.2 - For the effects of discount, the minimum period of failure to be considered is of thirty (30) consecutive minutes, computed as from CLIENT’s registration of the occurrence of failure at CONTRACTOR’s Service Center, mentioned herein:

12.2.1 - The additional periods of failure, even if in fractions of thirty (30) minutes, will be considered, for the purposes of discount, whole periods of thirty (30) minutes, observing the provisions of item 12.1.1.

12.3 - The discounts for failure(s) or for interruption(s) in the provision of the services will be individually applied, per affected and/or interrupted service. The discount applied on a service will not be extended to the other services that may have been contracted.

13)  EXTENT OF LIABILITY

13.1. CONTRACTOR assumes liability for the direct damages provenly caused to CLIENT’s Equipment.

13.2. The use of the Services is under CLIENT’s full liability. CONTRACTOR will not be liable before CLIENT and any third parties for:

       (i) content, applications, data stored in CLIENT’s Equipment, as well as for advertising, products, services contained in or offered on websites visited through the provided access, mainly for access to offensive, threatening, abusive content that is contrary to the morals and good customs;

(ii) losses and damages of any nature that may result from the presence of virus or other harmful elements in the accessed content that may somehow produce alterations and/or damages to the physical and/or electronic system of CLIENT’s Equipment;

       (iii) undue use of the Services by CLIENT;  and/or

(iv) failure or damage caused by handling, transportation, operation, connections and emergency installation or maintenance of the Equipment by CLIENT or third parties under its responsibility.

13.2 - CONTRACTOR may not be rendered liable for interruptions of the Services due to actions performed by third parties contracted by CLIENT.

13.3 - CLIENT is exclusively responsible for the prevention against loss of any programs, software, data, signals and other information of CLIENT and/or third parties transmitted and/or stored in the Equipment, provided that not caused by failure in the provision of the Services and/or of the infrastructure of the Data Centers used in the execution of the purpose of this Agreement.

14)  CONFIDENTIALITY

14.1 - CONTRACTOR acknowledges that, if upon the exercise of its tasks established in this Agreement, it has access to exclusive or confidential information of CLIENT, its clients or third parties (hereinafter referred to as “Confidential Information”), it undertakes to keep secrecy pursuant to this clause.

14.2 - For the purposes of this agreement, the expression “Confidential Information” means any and all information related to this Agreement or information related to activities of CLIENT, of its employees, clients or of third parties linked to CLIENT, that is disclosed, provided, communicated, acquired (whether orally or in writing, in electronic format, texts, drawings, photographs, graphics, projects, floor plans or any other form) by CONTRACTOR, of partners, managers, officers, employees, agents or subcontractors of CLIENT, or to which CONTRACTOR may have access by any other means.

14.3 - CONTRACTOR agrees to keep the most absolute secrecy regarding the Confidential Information, including, among others, to that related to data, source codes, clients’ passwords, abstaining from copying, reproducing, selling, assigning, licensing, commercializing, disposing, transferring or providing the Confidential Information to third parties, also abstaining from disclosing it or using it for any other purposes not related to the purpose of this Agreement.

14.4 - The secrecy obligation herein established is also applicable to any technical, administrative or commercial knowledge or information related (a) to CLIENT’s internal organization; (b) to the performed services;  (c) to the working methods developed or used as a result of this agreement;  (d) to business strategies and methodologies of CLIENT, its partners and clients.

14.5 - CONTRACTOR also undertakes to include identical obligation in all contracts it may execute for performance of the services herein agreed upon, including secrecy and confidentiality clause that prohibits professionals from transmitting the information referred to in this clause, directly or indirectly, to whomever may be, during the effectiveness of the agreement or after its termination, upon execution of a confidentiality instrument, according to the template attached hereto.

14.5.1 - CONTRACTORagrees to keep the Confidential Information at safe place, fully separated from the other information of CONTRACTORand/or of any third parties, restricting the access to the Confidential Information only to those who need it for performance of the purpose of this agreement, undertaking to separate it from the other professionals with whom it works, including its employees, agents and contractors, affiliated companies, associated companies, controlled companies, controlling companies and their respective representatives, employees and/or agents, directly or indirectly.

14.6 - The duty of secrecy provided for in this clause will not be applicable to any Confidential Information that: (a) is under public domain before its disclosure to CONTRACTOR, (b) is or become of public domain after its receipt by CONTRACTOR, by any means other than in violation of the obligations set forth in this Agreement, or (c) must be disclosed by CONTRACTOR by operation of law or court decision.

14.7 - Except for the specific documents that it must keep as evidence of compliance with its obligations, CONTRACTOR shall, in the event of conclusion or termination of this Agreement or, also, upon request of CLIENT, observing, in such latter case, the term of up to five (5) business days counted as from receipt of such request, return all material containing Confidential Information, as well as its respective copies that are in any way under CONTRACTOR’s possession or of any member of the Working Team. CONTRACTOR also undertakes to delete the Confidential Information from any data bases and/or destroy the Confidential Information within up to five (5) business days as from receipt of request in such regard from CLIENT.

14.8 - As soon as the Confidential Information has been deleted and/or destroyed by CONTRACTOR, it shall send to CLIENT  a certificate executed by its legal representative(s) attesting that the Confidential Information has been fully deleted and/or destroyed. The obligation to return, delete and/or destroy the Confidential Information to which it has had access will also be extended to any document prepared by CONTRACTOR that involves or contains excerpts of the Confidential Information.

14.9 - The secrecy and confidentiality duty provided for in this Clause will subsist even after conclusion or termination of this Agreement for a term of five (5) years as from its execution, being excluded from such term the data and information from CLIENT’s clients or others protected by bank secrecy and that require permanent protection.

14.10 - CONTRACTOR will be civilly and criminally liable, fully bearing all amounts related to the reimbursement for direct losses and damages suffered by CLIENT or that it may be compelled to pay as a result of CONTRACTOR’s or its professionals’ non-compliance with their secrecy duty pursuant to this agreement, without prejudice to the contractual termination and application of the fines contractually stipulated.

14.11 - CONTRACTOR will also bear all costs and expenses, including fees of counsels that CLIENT may have to spend with lawsuits or administrative actions, complaints and other proceedings directly or indirectly arising from non-compliance with the secrecy obligation established in this clause, without prejudice to the applicable preliminary injunctions and provisional remedies that CONTRACTOR undertakes to adopt as a result of effective or potential non-compliance with these provisions.

14.12 -    The same confidentiality obligation, as stipulated in this clause, is applicable to CLIENT, including in what refers to the sanctions provided for above.

14.13 -    Without prejudice to the measures strictly necessary for the regular provision of the Services over the normal course of CONTRACTOR’s operations, CONTRACTOR shall not, in any event, access or in any way interfere in or intercept data and/or signals stored or processed in the Equipment without the respective CLIENT’s previous and express authorization, and always under its supervision.

14.14 -    The Parties will agree on the personal data treatment and security protocol to be followed over the course of the provision of the Services, strictly observing the applicable laws and regulations.

15)   BUSINESS SECRET

15.1 - No Business Secret will lose protection from this clause, whether by operation of law of in any other way. Every Business Secret will remain protected for the time during which it continues to be a Business Secret, and CONTRACTOR will not use nor disclose or allow its employees, agents or service providers (occasional contractors) to use or disclose any Business Secret in violation of this clause or of any other with no restriction, for the term during which it continues to be a Business Secret.

15.2 -  CONTRACTOR, as soon as it becomes aware, will immediately inform CLIENT about any occurrence aiming at the non-authorized obtainment or use of Confidential Information or Business Secrets.

15.3 -   The expression “Business Secrets” means any information that derives from actual or potential economic value for the fact that it is not known and that should not be accessed by any people who may or may not, by themselves or by third parties, obtain economic advantage due to its disclosure or use, and

15.4 - The expression “Confidential Information”, as used herein, means any information that, although not deemed a Business Secret, is CLIENT’s exclusive information or information related to business and activities, protected works, applications, systems, programs or procedures, including, among others, information received from clients or third parties under secrecy, lists and compilations of potential or existing clients, internal technical, commercial or financial information of CLIENT.

15.5 - CONTRACTOR also agrees to return to CLIENT, as well as cause its employees, agents, and service providers to return, upon request or termination, all other documents related to clients, including, among others, any and all drawings, Software projects, reports, manuals, mails, lists of clients or computer programs, as well as any copies of the referred to items obtained by CONTRACTOR due to this contracting.

16)       TERMINATION, DEFAULT AND PENALTIES

16.1 - This Agreement may be fully or partially terminated by any of the Parties in the event of full or partial non-compliance with any of the clauses and conditions herein agreed upon, and the damaged party shall notify the defaulting party in writing so the latter may cure the irregularity within up to thirty (30) days as from delivery of the communication. In the events in which default may cause damage to CLIENT’s activities, the irregularity shall be cured within the term indicated and defined in the Service Level Agreement, Exhibit VI.

16.2 -   If the irregularity is not cured after the term defined in the main provision of this clause elapses, this Agreement may be terminated under the terms established in a notification issued by the damaged party in such regard.  However, in view of the purpose of this Agreement, the Parties will only be exempted from the contractually assumed responsibilities upon transfer of CLIENT’s Equipment to another location. The concerned transfer shall occur within up to sixty (60) months, counted as from the date of termination of this Agreement.

16.3 - This Agreement may also be terminated by initiative of the damaged Party, giving rise to the payment of fine pursuant to Clause 16.4 below, if: (i) any of the Parties becomes insolvent or if its bankruptcy, or intervention, or court or out-of-court winding-up is granted or adjudicated; (ii) any of the Parties files any suit, enforcement, or legal remedy of any nature against the other Party, which may affect the rights and obligations established in this Agreement;  (iii) there occurs transfer of controlling interest of CONTRACTOR’s or of its direct or indirect controlling companies, characterizing conflict of interests with CLIENT’s activities or that infringes the regulatory rules issued by the Government or if its technical and/or financial reputation is affected, except for formalized settlement between the Parties;.

16.4 - Except for the clauses related to specific penalties indicated in this AGREEMENT and those defined in the EXHIBITS, the party that infringes a clause or condition set forth in this instrument, which, after the necessary negotiation to cure the assessed irregularity and if it is not possible to cure such irregularity, damaging the continuity of the performance of the services as contractually agreed upon, thus giving rise to termination of this Agreement, will incur the payment of a fine in the maximum amount equivalent to four monthly installments related to the provision of the service over the term of the agreement, without prejudice to its responsibility for the reimbursement of direct losses and damages that the non-infringing party might have suffered, and the infringing party will have the option to deem this instrument terminated. The fine provided for in this clause and the fines provided for in the clauses related to specific penalties and defined in the Exhibits will not be  charged on a cumulative basis.

16.4.1. For the effects of assessment of the fines indicated in this instrument, the total amount of this agreement will correspond to that specified in Exhibit II.

16.5 - If the amount assessed by way of fine is not paid within ten (10) days counted as from notification made by the non-infringing party, it will be adjusted, from the date of such notification up to the date of its actual payment, added by interests of twelve percent (12%)  per year.

16.6 -  The Parties also have the option to, after the period of sixty (60) months of effectiveness of this contracting, terminate this agreement, which may be made by any of them at any time, without any burden, fine or penalty, upon express communication sent by the interested party to the other one hundred eighty (180) days in advance.

16.6.1 - In the event of termination, in view of the purpose of this AGREEMENT, the Parties will only be exempted from the contractually assumed responsibilities upon transfer of CLIENT’s Equipment to another location. The concerned transfer shall occur within up to sixty (60) months.

16.6.2 - If there is termination by any of the parties, CLIENT undertakes to make the payment for the contracted services up to the date of transfer of CLIENT’s Equipment.

16.7 - CONTRACTOR, upon conclusion or in the event of termination of this Agreement, regardless of the reason, undertakes to: i) stop using CLIENT’s information; ii) return, on the effective date of termination, all information and materials provided by CLIENT which are under its possession, and it shall not keep any copy, in any event; iii) delete and/or remove, on a definitive basis, all copies of such items from every hardware and computer storage.

16.8 -   On the date provided for termination of this Agreement, if CLIENT fails to perform the removal and return as established and within the terms provided for in this Clause, it will remain obliged to the payment of the occupied Space, up to the date of vacancy.

16.9 - The end of the contractual term or termination of this agreement does not affect CONTRACTOR’s liability in what refers to the secrecy to be observed in view of the performance of this agreement, as well as occasional reimbursements related to labor and social-security obligations regarding its employees made available for performance of the services subject-matter of this agreement or, also, the direct damages caused to third parties arising from direct fault or intent of CONTRACTOR, its employees, agents and/or partners.

17)     INVESTMENTS

17.1 - CONTRACTOR represents, for all purposes and effects of law, that it has adopted, upon qualifying itself for the provision of the services subject-matter of this agreement, the following assumptions: (i) it has sufficient infrastructure to meet the purpose of this contracting; and (ii) it is aware that, in the event of CLIENT’s requesting, during the effectiveness of this contracting, performance of projects that depend on performance of reasonable investments exclusively directed to meet CLIENT’s needs, such investments may only be acknowledged by CLIENT upon formalization of a specific Letter of Agreement between the Parties containing the involved amounts, the administration policy, amortization and depreciation of such investments, such document which, once executed by the parties, will become integral of this Agreement.

17.2. CLIENT expressly acknowledges that CONTRACTOR made considerable investments for performance of this Agreement and that the performance of the referred to additional investments will depend on the financial capacity and availability of CONTRACTOR if and when they become necessary, except for the investment obligation expressly established in Clause 6.4 of the Share Purchase Agreement via UPI and other Covenants entered into between CLIENT (except for BTCM) with CONTRACTOR as intervening party on xx/xx/xx.

18)       INDEMNITY

18.1 -   CLIENT will indemnify CONTRACTOR or any third party, when and if such is the case, for direct damage provenly caused to CONTRACTOR, motivated by action or omission of CLIENT, its employees or agents, in relation to:  (i) infrastructure and/or equipment of CONTRACTOR;  or (ii) any third-party asset or equipment at CONTRACTOR’s premises, with such amount being limited to the maximum amount equivalent to four monthly installments for the service during the term of the agreement.

18.2 - CONTRACTOR undertakes to indemnify CLIENT for direct damages provenly caused to the latter or to third parties resulting from direct fault or intent of its employees, agents, subcontractors or partners upon performance of the services herein contracted, and such liability will not reduce the fact that the services are inspected or followed up by CLIENT, with CONTRACTORbeing responsible for the adoption of measures necessary to avoid occurrence of the referred to damages, and such amount will be limited to the maximum amount equivalent to four monthly installments for the service during the term of the agreement.

18.3 The Parties hereby mutually and expressly waive the right to be indemnified for indirect damages, loss of profits and commercial failures arising from the performance of this Agreement, even if caused by the other Party, except in the events of intent and serious fault.

18.4 - If the terms and conditions of this Agreement are negatively affected by any reason alien to CONTRACTOR’s will, including due to acquisition of controlling interest of Oi S.A. and/or due to transfer of the main assets of Oi S.A. to third parties, it is hereby established between the Parties that CONTRACTORwill have the right to: (i) fully collect the remaining amounts within the scope of this Agreement, by way of indemnity; and/or (ii) exercise a put option for CLIENT (or the relevant entity of Oi Group indicated by CLIENT) to acquire the Data Centers and the material assets associated therewith.   In any of such events, the amount of indemnity or of the put option will be that indicated in the table in Exhibit [__]2hereto, to be adjusted based on the IGP-DI variation, disclosed by Getúlio Vargas Foundation, from the date herein up to its effective payment, without prejudice to additional indemnity for losses and damages caused to CONTRACTOR.

19) ASSIGNMENT AND TRANSFER OF THE AGREEMENT

19.1 -   CONTRACTOR may only assign or transfer the Agreement or its rights and obligations upon previous and express consent of CLIENT, which may not be unreasonably refused, and the assignee shall abide by all terms and conditions of this Agreement upon execution of this instrument.  In such event, assignee shall demonstrate to have all conditions required from CONTRACTOR upon contracting.

19.2 - CLIENT may fully or partially assign the rights or obligations of this Agreement upon previous and express consent of CONTRACTOR, which may not be unreasonably refused, and assignee shall abide by all terms and conditions of this Agreement upon execution of this instrument.  CLIENT may, regardless of previous consent by CONTRACTOR, assign this Agreement to other companies of its economic group (“Oi Group”), including by means of corporate reorganization, spin-off, consolidation or merger, without previous consent by CONTRACTOR, and CLIENT will be jointly liable for compliance with the obligations assumed by assignee.

20)       NOTIFICATIONS

20.1 -   All notifications, consents, requests and other forms of communication related to this Agreement shall be made in writing, and they shall be submitted or delivered by registered mail or with return receipt, by fax or by express courier service, as determined below:

2A table containing the remaining amounts that would be due preferably on a monthly basis up to the end of the agreement will be included.

20.2 -   If any of the Parties changes its address for remittance of notifications, whether due to change of address or for any other reason, it shall immediately inform the other Party about the new address for remittance of notifications. The communication referred to in this Clause shall be made by notification in writing, in accordance with Clause 21.1 above (sic).

20.3 - Without prejudice to the provisions of Clauses 20.1 and 20.2, reasonable communications of technical and operational character over the regular course of business shall be promptly sent by e-mail, with delivery and reading confirmation request, to the operating-technical manager appointed by CLIENT pursuant to Clause 6.1 (vii).

21)   REPRESENTATIONS AND WARRANTIES

21.1 - The Parties represent that their representatives have all legal and corporate powers to enter into this Agreement and to undertake the obligations set forth herein.

21.2 - Each of CONTRACTOR and CLIENT represents and warrants, under the penalties of law, that:

     (i)  it is a company duly organized, legally existing and in good standing, in accordance with the Brazilian laws, with all registrations and authorizations necessary for performance of the contracted services;

    (ii) it conducts its businesses in a lawful and diligent manner, performing in the exercise of its activities, implementing and exercising stringent internal controls, including on its employees, leaders, agents and outsourced service providers, regarding full compliance with the obligations set forth herein;

   (iii) it abides by the provisions of article 7, XXXIII of the Federal Constitution, not employing, whether directly or indirectly, even if through subcontracted companies, workers under 18 years old in night-shift, dangerous or unhealthy activities and/or workers under 16 years old in any kind of activity, except as apprentice, as from 14 years old; and

   (iv) will fully respond before the other Party for the direct damages resulting from inaccuracy of the representations and warranties presented in this clause or in any other provision of this Agreement or from their compliance.

22)       MISCELLANEOUS

22.1 - It is hereby agreed on between the Parties that any and all amount not duly paid by CLIENT (and/or by its affiliates) to CONTRACTOR (and/or to its controlling company and other affiliates) pursuant to this Agreement may be retained and set off, at any time and at its exclusive discretion, from any amount that is or that may become due to CLIENT (and/or its affiliates) by CONTRACTOR (and/or by its controlling company and other affiliates) within the scope of the Share Purchase Agreement.

22.2 - It is hereby agreed on between the Parties that any and all amount not duly paid by CONTRACTOR (and/or by its affiliates) to CLIENT (and/or to its controlling company and other affiliates) pursuant to the Share Purchase Agreement may be retained and set off, up to the amount sufficient to pay the defaulted amount, from any amount that is or that may become due to CONTRACTING PARTY (sic) by CLIENT within the scope of this Agreement.

22.3 - The provision of services subject-matter of this Agreement does not imply exclusivity on the part of CONTRACTOR, and it may offer similar services to other companies, provided that the rules regarding ownership, secrecy and confidentiality covenanted in this AGREEMENT are respected.

22.3.1. Having in view the nature of the obligations provided for in this Agreement and their strategic relevance for the Parties, it is hereby agreed on between the Parties as follows: (i) if CONTRACTOR receives firm offers to use the Data Centers by reliable third parties in  conditions which are better for CONTRACTOR than those provided for herein regarding the same services, CLIENT will have the right to match the referred to offer of third parties to use the Data Centers; and (ii) if CLIENT (or any company of CLIENT’s economic group) receives an offer for the provision of the Services that are materially equal to those provided for in this instrument and/or intends to contract such service provision, CONTRACTOR will have the right to match any offer related to such service provision by third parties that is for CLIENT’s internal use (or of any company of CLIENT’s economic group).  In what refers to the expansion to 5G or new technological solutions for telecommunication networks, CLIENT shall inform, to occasional buyers of CLIENT’s assets, about CONTRACTOR’s willingness and operating capabilities to take part in such expansion. In any of such events, the Party receiving or seeking such offer shall promptly send a written notification to the other Party describing all terms and conditions of the intended contracting, so that such Party may exercise or not the right referred to in this clause within the minimum term of [____ (____) days] counted as from receipt of the mentioned notification, and absence of timely response may be deemed waiver to the referred to right for all legal purposes.

22.3.1.1.  If the right to match is not exercised by CONTRACTOR as established in item 2.2.1 above, CLIENT may contract the service subject-matter of the third-party’s concerned offer without any penalty or obligation to indemnify.

22.4 - The form and conditions for performance of the services subject-matter of this contracting, as well as the specifications and routines established for such purpose, may be changed at any time, provided that in writing and agreed upon between the parties, always aiming at the best performance, optimization, efficiency and safety, mainly in relation to handling of information, documents and data exchanged by the parties, whether to meet CLIENT’s interests or to adjust them to the laws in force.

22.4.1 - If it is necessary to make technical decisions in relation to the form and conditions for performance of the services subject-matter of this contracting, it will be performed by CLIENT’s and CONTRACTOR’s technical teams.

22.5 - The changes referred to in item 22.3 and other communications between the parties will only produce effects in what refers to this AGREEMENT if made by the accredited representatives of both parties.

22.6 -   CONTRACTOR undertakes to allow, including providing physical space within its premises, the presence of CLIENT’s employees, duly accredited, who will assess the referred to premises in what refers to physical safety of the environment, and such employees may, for such purpose, question the operating capacity of the routines established to preserve the safety and compliance with the quality standards required by CLIENT.

22.7 - The option granted to CLIENT to require the respective proofs of payment does not exclude or reduces CONTRACTOR’s responsibility for performance of the obligations stipulated herein and will not constitute an obstacle to the occasional contractual termination.

22.8 - CONTRACTOR undertakes to keep, over performance of this agreement, all technical, administrative, financial and economic qualification conditions required upon contracting, undertaking to communicate to CLIENT whenever such conditions change.

22.9 - CLIENT is not obliged to acquire telecommunication links exclusively from CONTRACTOR.

22.10 - CONTRACTOR also undertakes not to use or allow the use, except upon previous and express CLIENT’s authorization in writing, of any name, logo or distinctive signs belonging to CLIENT, and not to make any representation or reference that indicates existence of any connection or contractual or business relationship in addition to what is expressly permitted by CLIENT.

22.11 - It is hereby agreed that the services set forth herein may be provided by CONTRACTOR to any company belonging to the same financial conglomerate as CLIENT.

22.12 - This contractual instrument will be governed and construed in accordance with the Brazilian laws in force.

22.13 - The Parties may not be rendered liable for non-compliance with their obligations contained in this Agreement as a result of acts of God and force majeure events, as provided for in the Brazilian Civil Code, that temporarily or definitely prevent compliance with any of such obligations, provided that evidenced.

22.14 - If there is personal data treatment, the Parties undertake to fully observe the laws in force on data protection, particularly, but not exclusively, Law No. 13,709/2018 and the European General Data Protection Regulation (GDPR) — the latter, when applicable —, each of them responding to the extent of their culpability, for penalties and adverse judgments.

23)  ANTI-CORRUPTION REPRESENTATIONS AND WARRANTIES

23.1 The Parties hereby represent to be aware of and to understand the terms of the Brazilian anti-corruption laws or of any other laws applicable to the purpose hereof, particularly the Foreign Corrupt Practices Act, - Act, 15 U.S.C. Paragraphs 78dd-1 et seq. - ("FCPA") of the United States of America ("Anti-Corruption Rules"), and undertake to abstain from any activity that may constitute a violation of the provisions of such Anti-Corruption Rules.

23.2 The Parties, on their behalf and on behalf of their managers, officers, employees and agents, as well as their partners that may act on their behalf, undertake to conduct their commercial practices during the term of this Agreement in an ethical manner and in accordance with the applicable legal precepts. Upon performance of this Agreement, neither Party nor any of their officers, employees, agents or partners acting on their behalf shall give, offer, pay, promise to pay or authorize the payment, whether directly or indirectly, of any money or any valuable thing to any governmental authority, consultant, representative, partner or any other third party with the purposes of influencing any act or decision of the agent or government, or to assure any undue advantage, or to direct the businesses to any person and which violates the Anti-Corruption Rules ("Prohibited Payment"). A Prohibited Payment does not include the payment of reasonable expenses incurred in good-faith, such as, for example, travel and hotel expenses, which are directly related to the promotion, explanation, demonstration or to products and services, or to performance of an agreement with a government or its agencies, provided that the payment is permitted by the applicable laws.

23.3 Each Party that, on the date herein, does not have an own Code of Ethics and Conduct herein represents, on its behalf and on behalf of its managers, officers, employees, agents, owners and shareholders performing on its behalf or involved in the day-to-day of its operations, that it is fully aware of and agrees with the terms of the Code of Ethics of Oi, which becomes integral part of this Agreement, and that it will not get involved in any act or omission upon compliance with the responsibilities established in the referred to Code of Ethics of Oi.

23.4 For the event of third parties contracted by Oi or any of its affiliates, the Manual of Conduct of Third-Party Contractors, available on https://www.oi.com.br/oi/sobre-a-oi/empresa/informacoes/fornecedores), will become integral part of this Agreement.

23.5 For the purposes of this Clause, each Party herein represents that:

(a) it has not violated, is in violation of or will violate the Anti-Corruption Rules;

(b) it has already implemented or undertakes to implement, during the effectiveness hereof, a compliance and training program reasonably efficient to prevent and detect violations of the Anti-Corruption Rules and the requirements set forth in this Clause;

(c) it is aware that any activity in violation of the Anti-Corruption Rules is prohibited and is aware of the possible consequences of such violation.

23.6 Any proven violation of the Anti-Corruption Rules by the infringing Party, in any respect, may result in the immediate substantiated termination of this Agreement, regardless of any notification, observing the penalties provided for herein.

24)       JURISDICTION

24.1 - The Parties elect the Central Courts of the Judicial District of the State of Rio de Janeiro to settle doubts or disputes arising from this Agreement, waiving any other, however privileged it may be.

In witness whereof, the Parties irrevocably and irreversibly execute this Agreement in two (2) counterparts of equal content, in the presence of the undersigned witnesses.

OI S.A. – UNDER JUDICIAL REORGANIZATION

_________________________ By:	_________________________ By:

TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION

_________________________ By:	_________________________ By:

BRASIL TELECOM COMUNICAÇÃO MULTIMÍDIA S.A.

_________________________ By:	_________________________ By:

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION

_________________________ By:	_________________________ By:

This signature page is integral part of the COLOCATION AND OTHER SERVICES AGREEMENT entered into on [___________] between Oi S.A. – UNDER JUDICIAL REORGANIZATION, TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION, BRASIL TELECOM COMUNICAÇÃO MULTIMÍDIA S.A., OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION and DRAMMEN RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A.

DRAMMEN RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A.

_________________________ By:	_________________________ By:

WITNESSES

_________________________ Name: ID: Individual Taxpayer's Register (CPF/ME)	_________________________ Name: ID: Individual Taxpayer's Register (CPF/ME)

EXHIBIT I

DESCRIPTION OF THE SERVICES

1.            Name of the Product: Colocation – Data Center

CONTRACTOR shall provide Colocation services, and it must offer:

1.1 Spaces within the Data Hall area:3

•         Rack positions in the following quantities in accordance with the characteristics of EXHIBIT III:

Data Center
DC SPO	196
DC SIG	488
DC SCN	552
DC CTA	220
DC PAE	121
Total	1,577

1.2 Spaces outside the Data Hall area:

•         300 m2 to host the Transmission area on the ground floor of the Data Center of São Paulo

•         52 m2 to host the POP area of the Data Center of Curitiba

•         63 m2 to host the POP area on the ground floor of the Data Center SIG of Brasília

•         Operators Room, with the following characteristics:

DC Brasilia/SIG:

•         Quantity of Positions:  14

•         Furniture:

▪  Table

▪  Chair

▪  Two-door cabinet

DC Brasilia/SCN: N/A

DC Porto Alegre: N/A

DC Curitiba: N/A

DC São Paulo:

•         Quantity of Positions:  8

3Observing the minimum guaranteed ones, subject to alteration up to the date of execution.

•         Furniture:

▪  Table

▪  Chair

▪  Two-door cabinet

•         Equipment Room:

DC Brasilia/SIG:  60 m2

DC Brasilia/SCN: 60 m2

DC Curitiba: 60 m2

DC São Paulo: 60 m2

•         Two fixed parking spaces for Data Center SIG and SPO.

EXHIBIT II

PRICE SCHEDULE AND PAYMENT TERMS

1)  Materials and Services Prices

LPU (Unit Price List) for new contracting and expansions to be defined between the Parties by mutual agreement and following the market practice within up to 90 days after execution of this agreement.

EXHIBIT III

PHYSICAL SAFETY AND FIRE DETECTION/FIREFIGHTING CONDITIONS

The Data Centers shall have the following minimum requirements:

•   Physical safety team with specialized agents 24 hours per 7 days in the week, 365 days per year at all entrances of the Data Centers.

•   Control of admission of objects, prohibiting objects that may cause personal injuries to Oi teams, as well to the hosted property of Oi.

•   Racks, as well as restricted areas occupied by Oi, may only be accessed by professionals of Oi or indicated by it.

•   Biometric access control/electronic passwords with registration of access LOGs. The access LOGs shall allow traceability and be available for the minimum period of twelve (12) months.

•   Closed-circuit television (CCTV) monitoring systems with recording in a quality that allows clear visualization of people’s faces. The images shall record all Oi areas, whether in visualization of lines or reserved areas. The images shall be available for the minimum period of thirty (30) days.

•   Grounding System and Overvoltage Protection with copper mesh under the area of electronic equipment. DC shall meet NBR 5410 Standard for overvoltage protection throughout the useful area.

•   Location to which the transportation company may deliver/pick up big-size equipment/materials. Such location must be available 24x7. The use of the location shall be informed through technical ticket by CONTRACTING PARTY.

•   Fire early detection system, smoke detectors, fire extinguishers and fire brigade.

•   Automated firefighting system interconnected to the fire early detectors and smoke detectors, with effective performance without causing injuries to people and that do not affect the property of Oi.

•   Provider shall allow installation of cameras and tele-supervision sensors for its own monitoring in any of its contracted environments.

It is desirable for Data Centers to have:

•   CODIN in all doors.

•   Metal detector and X-ray at the DC entrances.

•   IP/Full HD Monitoring cameras.

•   Mantrap for admission of cars to the DC SIG monitored by cameras.

EXHIBIT IV

 Data Center Infrastructure Specifications

CONTRACTOR shall provide the following Data Center infrastructure services:

•           Energy Systems:

o  24x7x365 availability, meeting TIER III standard SLA.

o  AC and DC Uninterrupted Energy (commercial and emergency).

o  Redundant electric circuits for each rack provided through two independent lines, with each of them being fed by different UPS.

•         Absence of single point of failure;

•         Availability of 99.982%;

•         N + 1 architecture

•           Air-conditioning Systems:

o  24x7x365 availability, meeting TIER III standard SLA.

o  Temperature between 18 and 27 Celsius degrees.

o  Humidity level at 50% with minimum variation of 10%.

•           Features Events

o   Upon occurrence of loss of redundancy, contractor shall immediately communicate it to Oi, submitting an action plan and disclosing periodic reports up to normalization of the situation

•           Certifications or Due Diligences:

Oi, as a function of its certification and due diligence processes, may, at any time and on demand:

o    Visit the locations, processes and agreements for operation and maintenance of the facilities plant and safety in order to evidence the effective reliability and compliance with the contracted SLA.

o    Request supporting reports according to the list contained in Exhibit VI.

o    Request submission of ISAE3402 report to all sites.

CONTRACTOR will provide some additional features areas at its DATA CENTER providing more comfort and flexibility for CONTRACTOR that needs or prefers to perform certain activities at the DATA CENTER itself.

Such features comprise:

•         STAGING AREA: Space equipped with workbenches for Client to assemble or test equipment of its environment in a quick and safe manner, as it will not be necessary to perform such task at another location and then transport the equipment, thus avoiding possible troubles and small accidents.  In such area, it is possible to use cabinets to keep objects. Over the period of three days, client has a working place and a cabinet per contracted rack or cage or as specified in Exhibit I.

•     EQUIPMENT STORAGE ENVIRONMENT: The storage environments are available in two modalities: cabinets or cages. Located inside the DATA CENTER itself, such environments are ideal to store technological equipment, as they count on a controlled infrastructure (safe, acclimatized and scalable).

EXHIBIT V

 Transmission and POP Areas Infrastructure Specifications

For each Data Center, the solution of an area to receive communication links will be differentiated, and Oi may be client or provider, depending on the existing structure, as follows:

SIG Data Center - Provider Oi will request Cage Colocation service of an area on the ground floor called POP 1 area to service its links. For other operators, such service may be performed through POP 2 and 3 rooms.

SCN Data Center - Oi will provide the link services at its premises in the Transmission area, located on the 5th floor of such building, both for its links and for links of other operators. A commercial offer based on rack positions will be made.

SPO Data Center - Oi will request Cage Colocation service of an area on the ground floor called Transmission area to service its links. For other operators, such service may be performed by room called Operator on the ground floor.

CTA Data Center - Oi will request Cage Colocation service of an area on the ground floor called Backbone area to service its links. For other operators, such service may be performed by room called POP on the Data Hall floor.

PAE Center - Oi will provide the link services at its premises in the Transmission area, located on the 1st floor of such building, both for its links and for links of other operators. A commercial offer based on rack positions will be made.

CONTRACTOR shall provide the following Data Center infrastructure services for the requested Colocations:

•           Energy Systems:

o  24x7x365 availability, meeting TIER III standard SLA.

o  AC and DC Uninterrupted Energy (commercial and emergency).

o  Redundant electric circuits for each rack provided through two independent lines, with each of them being fed by different UPS.

•         Absence of single point of failure;

•         Availability of 99.982%;

•         N + 1 architecture

•           Air-conditioning Systems:

o  24x7x365 availability, meeting TIER III standard SLA.

o  Temperature between 18 and 25 Celsius degrees.

o  Humidity level at 50% with minimum variation of 10%.

•           Features Events

o   Upon occurrence of loss of redundancy, contractor shall immediately communicate it to Oi, submitting an action plan and disclosing periodic reports up to normalization of the situation

•           Certifications or Due Diligences:

Oi, as a function of its certification and due diligence processes, may, at any time and on demand:

o    Visit the processes and agreements for operation and maintenance of the facilities plant and safety in order to evidence the effective reliability and compliance with the contracted SLA.

o    Request supporting reports according to the list contained in Exhibit VI.

CONTRACTOR will provide some additional features areas at its DATA CENTER providing more comfort and flexibility for CONTRACTOR that needs or prefers to perform certain activities at the DATA CENTER itself.

Such features comprise:

•         STAGING AREA: Space equipped with workbenches for Client to assemble or test equipment of its environment in a quick and safe manner, as it will not be necessary to perform such task at another location and then transport the equipment, thus avoiding possible troubles and small accidents.  In such area, it is possible to use cabinets to keep objects. Over the period of three days, client has a working place and a cabinet per contracted rack or cage or as specified in Exhibit I.

•         EQUIPMENT STORAGE ENVIRONMENT: The storage environments are available in two modalities: cabinets or cages. Located inside the DATA CENTER itself, such environments are ideal to store technological equipment, as they count on a controlled infrastructure (safe, acclimatized and scalable).

EXHIBIT VI

 Colocation services specifications

1.          Service Type:  Colocation DATA CENTER

2.            Glossary:

SLA (Service Level Agreement):  It is the guaranteed service level, except for scheduled maintenance outage. Violation of SLA gives rise to discounts in the Service Agreement.

3.          Colocation Service Description

CONTRACTOR shall provide the following Colocation services:

•           Supply of effective 3kW per rack position, on average.

•           Capacity to bear dynamic and static overload of 1,200 kilogram-force per square meter (kgf/m2).

•           Independent circuit breakers for each charging circuit with the following predefined currents:

o    Single-phase / Two-phase / Three-phase: 25A, 32A, 40A, 50A and 63A.

•           127Vca, 208Vca, 220Vca and -48Vcc rated voltages shall be provided.

•           The redundant electric circuits shall be placed in the crawl space (under the rack positions) including identification and ending with specific female outlets, duly dimensioned according to ABNT-NBR5410 Standard for the racks or equipment to be installed.

•           Provide service channels for client to be able to open tickets, requests and escalations.

o   0800

o   E-mail

o   WEB ( Chat )

•           Provision of connectivity for interconnection between CLIENT’s equipment and the room receiving external connectivity.

•           Provision of racks with the following dimensions:

a.   Oi Standard Racks Dimension:

•      2000 x 600 x 1000 mm (HWD);

•      2000 x 600 x 1200 mm (HWD).

b.   General Specifications:

•      Steel frame build with 16 folds and 25mm pitch mesh holes;

•      Front and rear doors with ventilation area of 80%;

•      Casting aluminum hinge with 130º opening and quick coupling plug for removal and placing;

•      Comfort handle with tilting non-spinning system and single-pin cylinder;

•      Smooth steel top cover with flanges and cable hole;

•      Two (2) pairs of galvanized 19” L section beams with adjustable depth and with 42 U spaces, fixed on chassis system;

c.   Manufacturer’s reference: Rittal

d.   2 power strips per rack, each with 16 outlets under ABNT standard.

Exhibit VII

SLA – SERVICE LEVELS

1.    Service Level Agreement

1.1 New Requests

 Such requests refer to services that have been already contracted and that are additional to those described in Exhibit I.

       The new requests shall always use the contact persons described in item 6, sub-item (iii).

1.1.1. Regular Situation for all Data Centers.

Service	Delivery time
Installation of electrical circuits (IDC standard)	5 days
Provision of additional racks	30 days
Installation of up to 12 pairs of optic fiber access nodes	5 days
Installation of up to 12 pairs of optic fiber access nodes	15 days
Installation of up to 12 units of UTP nodes	5 days
Installation of more than 12 units of UTP nodes	15 days

Goal: 100% of the requests serviced within the term

Fault: MEDIUM (penalty according to clause 2 below)

1.1.2. Emergency Situation for the SIG and SCN Data Center.

Service	Delivery time
Installation of 2 electric circuits (standard) per rack – Limited to 5 requests per month per site	12 hours
Installation of up to 2 electric circuits (standard) per rack – Limited to 5 requests per month per site	24 hours
Installation of up to 5 pairs of optic fiber access nodes	12 hours
Installation of up to 24 units of UTP nodes	24 hours

           Goal: 100% of the requests serviced within the term

           Fault: MEDIUM (penalty according to clause 2 below)

           Note: the windows of changes necessary to perform the emergency (provisional) installations in definitive installations will not be counted as unavailability.

1.1.3. Emergency Situation for the SPO, CTA, and POA Data Center.

Service	Delivery time
Installation of 2 electric circuits (standard) per rack – Limited to 2 requests per month per site	12 hours
Installation of up to 2 electric circuits (standard) per rack – Limited to 2 requests per month per site	24 hours
Installation of up to 10 units of optic fiber access nodes	12 hours
Installation of up to 12 units of UTP nodes	24 hours

Goal: 100% of the requests serviced within the term

Fault: MEDIUM (penalty according to clause 2 below)

Note: the windows of changes necessary to perform the emergency (provisional) installations in definitive installations will not be counted as unavailability.

1.2. Air Conditioning

The air-conditioning system must keep the following technical parameters:

1.2.1. Humidity

Goal: 80% of the period – 45-55%

                15% of the period – 42-58%

        5% of the period  – 40-60%

Fault: MEDIUM

1.2.2. Data Center Temperature

Goal: 80% of the period – 18-24ºC

                15% of the period –  18-25ºC

                  5% of the period – 18-27ºC

Fault: SERIOUS (penalty according to clause 2 below)

1.2.3. POP and Transmission Areas Temperature

Goal:  80% of the period - 18-24ºC

                20% of the period –  18-25ºC

                  Fault: SERIOUS (penalty according to clause 2 below)

Measurement of humidity and temperature of each Data Center will be made on sensors located in the hallways.

1.3. Electrical Installations

The electric system must meet the following parameters:

1.3.1. Availability of the Energy System

Goal: 99,982%

Fault: SERIOUS (penalty according to clause 2 below)

1.4. Safety

1.4.1. Time of storage of images monitored by the cameras installed at CONTRACTOR’s Data Center.

Goal: 30 days

Fault: SERIOUS (penalty according to clause 2 below)

1.4.2. Control of access to CLIENT’s space.

CONTRACTOR must follow the processes for authorization of access established by CLIENT.

Goal: 100% of adhesion to the authorization process

Fault: SERIOUS (penalty according to clause 2 below)

1.4.3. Provision of images captured by the cameras installed at CONTRACTOR’s Data Center.

Goal: 5 days

Fault: MEDIUM (penalty according to clause 2 below)

1.5. Changes Process

Any and all maintenance at the basic infrastructure that may directly or indirectly affect CLIENT’s installations, or that may pose a risk to such installations shall be approved in CLIENT’s Changes Management process. Communication must follow the instructions contained in CLIENT’s Internal Manual of Changes.

CLIENT reserves the right to disapprove the change if it poses a risk to some specific operation or if it is scheduled to an inappropriate date.

Goal: Adhesion to the change process in 100% of the changes

Fault: MEDIUM (penalty according to clause 2 below)

1.6 Service

CONTRACTOR shall provide a  toll-free first-tier service channel aiming at servicing complaints, requests and escalations.

Goal: 80% of tickets serviced within up to 60 seconds.

                95% of tickets serviced within up to 180 seconds

                  100% of tickets serviced within up to 600 seconds

Fault: Medium (penalty according to clause 2 below)

1.7. Delivery of reports within the agreed terms.

TYPE OF REPORT	FREQUENCY	DELIVERY TERM
Documents for due diligence	On demand	15 days
Incidents	1 day	1 business day after normalization
Register of access to CLIENT’s premises.	Monthly	3rd business day of the subsequent month

Copy of the reports of preventive maintenances performed by specialized companies on the following equipment: Power generators, direct current rectifier, access control system, closed-circuit television system, fire detection system, fire suppression system.

	On demand	5 business days
Copy of the reports of preventive maintenances performed by specialized companies on the following equipment: Solid state switches, UPS – Uninterruptible Power System, Battery Banks	On demand	5 business days
Copy of the reports of preventive maintenances performed by specialized companies on the following equipment: Diesel oil storage system.	On demand	5 business days
Copy of the reports of preventive maintenances performed by specialized companies on the following equipment: Air-conditioning machines and mechanic ventilation.	On demand	5 business days

Copy of the reports of preventive maintenances performed by the resident maintenance team.	On demand	5 business days
Report of the Service Level Follow-up Items	Monthly	3rd business day of the subsequent month
Copy of the annual reports of thermographic analysis of the electric power grid panels and devices	On demand	5 business days
Preventive maintenance plan of the basic infrastructure equipment	On demand	Up to December 30 in relation to the subsequent year

Evidence that CONTRACTOR has maintenance agreements with specialized companies for the basic infrastructure equipment, systems and devices (Substations (Trafos+PMTs), GMGs/ USCAs /QTAs, UPSs/Batteries, STSs, Chillers, Fan Coils and Precision Selfs), and provision of diesel oil.

	On demand	Up to December 30 in relation to the subsequent year
Copy of the power supply agreement guaranteeing the demand used by CLIENT	On demand	5 business days
Report of the ohmic resistance of the Equipotential Grounding System and Lighting Protection System	On demand	5 business days
Evidence that CONTRACTOR has an agreement with the property security service company, as well as Criminal Records of all people who may have access to CLIENT’s areas.	On demand	5 business days

Evidence that CONTRACTOR has preventive and corrective maintenance agreements for the access control devices and fire detection and firefighting systems.	On demand	Up to January 30 of each year

Goal: 100% of the terms complied with

Fault: MILD

If contractor decides to perform the Maintenances with its own employees, it shall issue the reports signed by the technical staff.

2.    Penalties

FAULT	SERVICE	SERVICE ITEM NOT COMPLIED WITH	PENALTY	DEFINITION
SERIOUS				Monthly
	Power	General Unavailability of the Energy System SLA>99,981 General Unavailability	Four times the monthly amount of the Agreement Forbearance of 1 occurrence per year	Annual
		Massive Unavailability for 10 or more racks	1% per affected rack position applied on the monthly amount of the Agreement	Event
		Partial Unavailability for up to 10 racks	0.5% per affected rack position applied on the monthly amount of the Agreement	Event
	Temperature	General Unavailability of the Air-conditioning System SLA>99,981 General Unavailability	Four times the monthly amount of the Agreement Forbearance of 1 occurrence per year	Annual
		Measurement outside the agreed limits, for more than 10 racks	1% per affected rack position applied on the monthly amount of the Agreement	Event
		Measurement outside the agreed limits, for up to 10 racks	0.5% per affected rack position applied on the monthly amount of the Agreement	Event
	Safety	Non-adhesion to contractor’s access control process	3% applied on the monthly amount of the Agreement	Upon each event
		Failure to retain the images for the agreed term	3% applied on the monthly amount of the Agreement	Upon each event
	Changes Process	Non-adhesion to the changes process	1% per change not complied with applied on the monthly amount of the Agreement	Upon each event

MEDIUM
	Humidity	Humidity outside the specified ranges	1% applied on the monthly amount of the Agreement	Monthly

	New Requests	Non-adhesion to the requests process	1% per request not complied with applied on the monthly amount of the Agreement	Upon each event
	Level 1 Compliance	Non-adhesion to the Service process	1% per Service not complied with applied on the monthly amount of the Agreement	Upon each event
	Safety	Failure to provide the images within the agreed term	0.5 per Service not complied with applied on the monthly amount of the Agreement	Upon each event
MILD	Reports	Delivery or availability (infrastructure) of reports within the term	0.1% per non-delivered report limited to 0.5% applied on the monthly amount of the Agreement	upon each event

In the event violation of SLA, CLIENT will have the option to terminate this contracting without prejudice to the application of the other penalties contractually set forth, observing the provisions of clause 16.4 of the Agreement and the following criterion:

Forbearance of 3 occurrences during the term of the agreement per Data Center

Serious Fault - One Serious Fault/Serious Event during the term of the Agreement, the consequence of which was the full unavailability of Client’s systems hosted at a Data Center.

                        Three Serious Faults/Serious Events during the term of the Agreement, the consequence of which was the unavailability of at least 50% of Client’s systems hosted at a Data Center.

All fines set forth in contract and herein will be charged on the amount of monthly invoicing.

Fine collection is an option for CLIENT and it will be discussed at the monthly Maintenance meetings. If CLIENT exempts CONTRACTOR from paying the fine, an “Instrument to Release Payment of Fine” will be filled in and executed by the Parties.

Annex II

Term Sheet

TERM SHEET

This instrument (“Term Sheet”) has the objective of confidentially submitting the main terms and conditions for the payment in installments of party of the Purchase Price.[4] of 100% of the shares of  DRAMMEN RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A., to be sold as an isolated production unit, under Law No. 11,101, of February 9, 2005 (“SPE Data Center”), by Oi S.A. - Under Judicial Reorganization (“Oi”) and/or any of its controlled companies (jointly referred to as “Seller”) to a specific purpose enterprise directly or indirectly controlled by Titan Venture Capital e Investimentos Ltda. (“Buyer”).

The terms of this Term Sheet are subject to, among other conditions, (i) no significant change in the terms and conditions of the binding offer dated June 14, 2020 (“Binding Offer”), to which this Term Sheet is attached as Exhibit III; (ii) the negotiation and execution of the disposal agreement of 100% of the shares of SPE Data Center (“SPA”); (iii) the conclusion of the competitive bidding procedure for the disposal of SPE Data Center, to be submitted on the records of the Judicial Reorganization, with the success of the Purchase Price bid submitted by the Buyer; and (iv) the conditions listed below in a non-exhaustive manner.

This Term Sheet does not intend to describe or exhaust all terms and conditions of the payment in installments, nor does it suggest the exact wording of the clauses to the definitive documentation to be signed (“SPA”), which must be negotiated and approved by the parties.

1. Settlement:

Payment in installments of up to 23% of the Purchase Price contracted by the Buyer under the SPA for SPE Data Center (“Transaction”). The date of compliance with the conditions precedent set forth in the SPA shall be considered the closing date (“Closing”), for the purposes of this Term Sheet.

2. Transaction Amount:

Up to seventy-five million reais (BRL 75,000,000.00) (“Payment in Installments”), to be adjusted as of the Closing according to the Consideration set forth in item 8 below. The amount of the Payment in Installments shall be added by the Consideration, composing the Purchase Price (“Final Purchase Price”).

4 As defined in the Binding Offer.

3. Purchase Price:

Three hundred and twenty-five million reais (BRL 325,000,000.00) for the acquisition of one hundred percent (100%) of the shares of SPE Data Center to be paid: (i) BRL 250,000,000.00 upon proportional payment to the account of Seller on the Closing date; and (ii) BRL 75,000,000.00 in installments, under the Payment in Installments set forth in this Term Sheet.

4. Minimum additional investment	Buyer or the Joint and Several Debtor undertake to carry out a minimum additional investment of forty-two million reais (BRL 42,000,000.00) in SPE Data Center in the two (2) years after Closing.
5. Main Debtor:	Buyer
6. Creditor:	Seller
7. Joint and Several Debtors:	DRAMMEN RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A. (“SPE Data Center”) and Titan Venture Capital e Investimentos Ltda. (“Titan”)
8. Interest:

Variable interest equal to the inflation (IGP-DI) plus five percent per year (5% p.a.) shall incur on the Payment in Installments, paid every six months, from the Closing Date to the Maturity Date (“Consideration”).

9. Amortization of the Payment in Installments:

The Payment in Installments shall be owed in full within sixty (60) months as of the Closing (“Maturity Date”). The Payment in Installments shall be amortized in:

- 6 equal biannual installments in the amount of eight million, three hundred and thirty-three thousand reais (BRL 8,333,000.00) each, the first installment to be paid on the 24th after Closing;- - 1 installment in the 60th month in the amount of twenty-five million, two thousand Reais (BRL 25,002,000.00).

Notwithstanding the Maturity Date, the Payment in Installments must be amortized early in the events of: (i) distribution of dividends, profits distributed at a sum higher than the mandatory minimum dividend set forth in article 202 of the Law No. 6,404, of December 15, 1976, payment of interest on net equity, in any case by or to Buyer when directly related to SPE Data Center; or (ii) in the occurrence of a Liquidity Event or (iii) end of the agreements mentioned in item (a) of item -10 below caused by SPE Data Center or by Buyer, except if caused by the default of monetary obligations by Seller in the Colocation Agreement (as defined in item 10(a) below); or (iv) default by Buyer of any of the obligations set forth in item 11 below; or (v) default by SPE Data Center of any of the obligations set forth in item 11 below, provided that not caused by Seller or by any act occurring before the Closing; or (vi) default of an obligation set forth in any of the Guarantee Agreements or termination of any of the Guarantee Agreements caused by Buyer and/or SPE Data Center; or (vii) filing for bankruptcy or judicial reorganization of Buyer and/or SPE Data Center.

The term “Liquidity Event” shall be defined in the SPA, however, it must include the public or private disposal, in whole or in part, in a primary and/or secondary operation, directly or indirectly, of more than fifty percent (50%) of the shares issued by SPE Data Center or Titan, and the disposal or any other form of monetary transfer of any of the assets of SPE Data Center in an amount higher than five percent (5%) of its total consolidated assets, in the aggregate, during the term of effectiveness of the Payment in Installments.

The Payment in Installments may be amortized early at any time by Buyer.

10. Guarantees:

The Payment in Installments shall rely on the following guarantees (jointly, “Guarantees”):

(a)               Fiduciary assignment of future credit rights held by SPE Data Center arising from the provision of services to Oi and its directly or indirectly controlled companies, based on two agreements, as defined in the Binding Offer (“Colocation Agreements”), to be proportionally disassociated to the amortization of the Payment in Installments.

(b)               Personal guarantee, in a joint and several manner, without any benefit of order, of Titan; and

(c)                Fiduciary assignment of up to twenty-three percent (23%) of the shares of SPE Data Center. The shares will be proportionally disassociated to the amortization of the Payment in Installments.

11. Covenants:

Buyer and the Joint and Several Debtors must undertake, in the SPA, without prejudice to other documents that may be agreed between the parties, to not carry out the following transactions, except with prior consent from Oi (which cannot be unreasonably denied): (i) to not dispose, encumber or promise to dispose or encumber operating assets or items held thereby with an aggregate amount higher than, in the aggregate, five percent (5%) of its total consolidated assets until the full amortization of the Transaction; (ii) to not contract capitalization transactions, including loans, fund-raising in capitals market and capital increase until the 12th month after Closing, except: (a) to refinance the Payment in Installments; and (b) the capital increases carried out by Buyer and/or Titan in SPE Data Center; (iii) to not carry out transactions, individually or cumulatively in each fiscal term, with related parties, in an aggregate amount higher than four million reais (BRL 4,000,000.00), except for the OPEX and CAPEX transactions, provided that they are carried out at market value; (iv) to not grant loans or financing of any nature to third parties; and (v) SPE Data Center to not provide guarantees in favor of any third parties.  In the same manner, Buyer and the Joint and Several Debtors must undertake: (i) to not carry out any types of corporate reorganizations, including a spin-off, merger, incorporation, transformation or winding up of Buyer or SPE Data Center, except that SPE Data Center may carry out a reverse merger of Buyer by SPE Data Center for fiscal optimization. For the purposes of clarification, any type of corporate restructuring that results in the direct or indirect change of control of Titan over SPE Data Center is forbidden; (ii) to not terminate or give rise to the termination, by itself or by the Joint and Several Debtor, of the Colocation Agreements, except if caused by any default by Seller in any of the Colocation Agreements; and (iii) to not file for bankruptcy or judicial or extrajudicial reorganization of SPE Data Center, or to dissolve, wind up or extinguish SPE Data Center.

12. Financial Covenants

 SPE Data Center undertakes to maintain, after 12 months of the Closing Date and during the term of effectiveness of the Payment in Installments, the financial indexes according to the amounts set forth below, appraised on a quarterly basis (pro-forma), based on the twelve (12) months immediately prior, covered by its financial statements. The annual financial statement must be audited by external auditors registered with the Brazilian Securities Exchange Commission.

•         Debt Service Coverage Index: greater than or equal to 1.25x;

•         Net Financial Debt/EBITDA: lower than or equal to 3.00x

For the purposes of this clause, the following criteria and definition must be adopted:

▪  Debt Service Coverage Index (“ICSD”), calculated as (Amortization + Interest)/(EBITDA - Income Tax - Social Contribution)

▪  Net Financial Debt: Total Financial Debt minus the sum of Availabilities;

▪  Total Financial Debt: sum of the bookkeeping value of the consolidated monetary debts of SPE Data Center with individuals and/or legal entities, including loans and financing with third parties; issue of Debentures, Commercial papers, in the local and/or international capitals market (Bonds, Eurobonds, and others); ‘aval’ guarantees, sureties, pledges or guarantees made; and the sale or assignment of future accounts receivable, if they are counted as obligations in the consolidated financial statements.

▪  EBITDA:  means, based on the financial statements of SPE Data Center, regarding the four (4) quarters of the calendar year immediately prior, the Net Profits, (a) plus, provided that deducted in the calculation of such Net Profits, without duplicity, the sum of (i) expenses with taxes on the Net Profit; (ii) Financial Expenses; (iii) expenses with amortization and depreciation; and (b) decreased of the Financial Revenues, provided that included in the calculation of such Net Profits, without duplicity;

▪  Availabilities: funds deposited in Cash and in financial applications, registered in the current assets;

▪  Financial Revenues correspond to, based on the financial statements of SPE Data Center, regarding the four (4) quarters of the calendar year immediately prior, the sum of the amount listed in the item “Financial Revenues”;

▪  Financial Expenses correspond to, based on the financial statements of SPE Data Center, regarding the four (4) quarters of the calendar year immediately prior, the sum of the amount listed in the item “Financial Expenses”

Net Profits correspond to, based on the financial statements of SPE Data Center, regarding the four (4) quarters of the calendar year immediately prior, the sum of the amount listed in the item “Net Profits” (or losses).

13. Set off:

In the event of default of any obligation of the SPA that is not remedied within the contractual term set forth, including the default of the Covenants and Financial Covenants set forth in items 11 and 12 of this instrument that are not remedied within fifteen (15) days of the respective non-compliance, Oi and its direct or indirect controlled companies may, at their exclusive discretion, withhold the payment flow regarding the provision of services by SPE Data Center based on the Colocation Agreements to set off the amounts owed and not paid of the Final Purchase Price. On the other hand, in the event of any default by Oi or its direct or indirect controlled companies based on the Collocation Agreements, that is not remedied within the contractual term, or in the case of any indemnification that may be owed within the scope of the SPA, Buyer and/or the Joint and Several Debtor may, at their exclusive discretion, withhold the corresponding part of the Payment in Installments, so as to set off the amounts owed and not paid within the scope of the Collocation Agreements or the SPA, as set forth in the Binding Offer.

14. Compliance with Anti-Corruption Laws:

The Parties hereby represent to be aware and to understand the terms of the Brazilian anti-corruption laws or of any other laws applicable to the purpose hereof, particularly the Foreign Corrupt Practices Act, - Act, 15 U.S.C. Paragraphs 78dd-1 et seq. - ("FCPA") of the United States of America ("Anti-Corruption Rules"), and undertake to abstain from any activity that may constitute a violation of the provisions of such Anti-Corruption Rules.

15. Jurisdiction:

The parties hereby elect, irrevocably and irreversibly, the courts of the Judicial District of the Capital City of Rio de Janeiro to solve any and all questions or disputes arising or related to this Term Sheet, including its existence, validity, applicability, interpretation, performance and/or termination.

Rio de Janeiro, June 14, 2020.

Oi S.A. – UNDER JUDICIAL REORGANIZATION
By:	By:

TITAN VENTURE CAPITAL E INVESTIMENTOS LTDA.

By:	By:

Witnesses:

Name: ID: Individual Taxpayer’s Register of the Ministry of Economy (CPF/ME):	Name: ID: Individual Taxpayer’s Register of the Ministry of Economy (CPF/ME):

Annex III

SPA

SHARE PURCHASE AGREEMENT VIA UPI AND OTHER COVENANTS

Entered into, on one part:

OI S.A. – UNDER JUDICIAL REORGANIZATION

TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION

And, on the other part:

[●]

AND,

AS INTERVENING CONSENTING PARTY

DRAMMEN RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A.

And, also

AS INTERVENING GUARANTOR PARTY

TITAN VENTURE CAPITAL E INVESTIMENTOS LTDA.

On

[●] [●], 2020

SHARE PURCHASE AGREEMENT VIA UPI AND OTHER COVENANTS

By this private instrument, on one part:

1.                  OI S.A. – UNDER JUDICIAL REORGANIZATION, a joint-stock company headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio, nº 71, 2º andar, Centro, ZIP CODE 20230-070 and enrolled with the National Register of Legal Entities of the Ministry of Economy (CNPJ/ME) under No. 76.535.764/0001-43, herein represented pursuant to its Bylaws (“Oi”);

2.                  TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION, a joint-stock company headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio, nº 71, 2º andar, Centro, ZIP CODE 20230-070 and enrolled with the CNPJ/ME under No. 33.000.118/0001-79, herein represented pursuant to its Bylaws (“TMAR”); and

3.                  OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION, a private joint-stock company, enrolled with the CNPJ under No. 05.423.963/0001-11, headquartered and with its principal place of business at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília - DF, ZIP CODE 70.713-900, herein represented pursuant to its bylaws (“Oi Móvel” and, jointly with Oi and TMAR, the “Sellers”).

And, on the other part:

4.                  [BUYER]5, [identification] (the “Buyer”).

With Sellers and Buyer being jointly referred to as “Parties” and individually and indistinctly as “Party”.

And, as intervening consenting party:

5 Note: Buyer shall be a specific purpose entity, controlled by Titan Venture Capital e Investimentos Ltda.

5.                  DRAMMEN RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A., a joint-stock company headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio, n º 71, salas 201 e 801, Centro, ZIP CODE 20230-070 and enrolled with the CNPJ/ME under No. 35.980.592/0001-30, herein represented pursuant to its Bylaws (the “Company”).

And also, as intervening guarantor party:

6.                  TITAN VENTURE CAPITAL E INVESTIMENTOS LTDA., a limited liability company headquartered in the City and State of Rio de Janeiro, at Rua Lauro Muller, n º 116, 41º andar, sala 4103 (parte), Botafogo, ZIP CODE 22.290-160 and enrolled with the CNPJ/ME under No. 23.076.721/0001-80, herein represented pursuant to its Bylaws (“Intervening Guarantor Party” and, jointly with the Company, the “Intervening Parties”).

WHEREAS:

(i)                 On this date, the Company is the owner of the data center assets listed in Exhibit “A”, which are free and unencumbered from any liens, burdens or restriction (the “Assets”);

(ii)               Oi, TMAR and Oi Móvel are, on this date, the lawful owners and holders of all common shares issued by the Company, all registered and with no par value, free and unencumbered from any liens, burdens or restriction (the “Shares”);

(iii)             TMAR and Oi Móvel are companies controlled by Oi;

(iv)             On June 20, 2016, Oi and TMAR, jointly with other companies of their economic group, filed for judicial reorganization before the 7th Lower Corporate Court of the Judicial District of the Capital City of the State of Rio de Janeiro, under No. 0203711-65.2016.8.19.0001 (the “Judicial Reorganization”);

(v)               Within the scope of the Judicial Reorganization, the Judicial Reorganization Plan expressly sets forth the possibility of disposal, by Sellers, as debtors, of assets or property, part of its permanent assets, by means of constituting isolated productive units (each of them, a “UPI”), under articles 60, 66, 140, item II and 142, item II, of the Accountability Law - LRF;

(vi)             The disposal of the Company by means of a UPI (“UPI Data Center”) was the object of an auction, as per the public notice published on [date] (the “Judicial Auction”), under article 142 of LRF;

(vii)           Buyer’s proposal, submitted on [date], was declared the Judicial Auction winner and confirmed by the Judicial Reorganization Court; and

(viii)         Having made its own assessment of the Company based on the documentation and information expressly provided by Sellers and being aware of the terms of the Judicial Reorganization Plan, Buyer wishes to acquire from Sellers all Shares, free from Liens and successions of Sellers and any of their Affiliates or Related Parties, under articles 60, 66, 141, item II and 142 of the LRF, subject to the terms and conditions agreed herein.

Now, therefore, the Parties hereby decide to enter into this Share Purchase Agreement via UPI and Other Covenants (the “Agreement”), pursuant to the following clauses and conditions.

Clause 1

Definitions

1.1.            For purpose of this Agreement, the following terms, whenever in capital initials, shall have the meanings attributed thereto in this Clause 1.1:

“Affiliate” means, in relation to any Person, any Person that directly or indirectly Controls, is Controlled by or is under Common Control with such Person;

“Fiduciary Sale of Shares” means the Private Instrument of Fiduciary Sale of Shares and Other Covenants to be executed on the Closing Date between Buyer and Sellers, with the Company as intervening party, by means of which Buyer shall make the fiduciary sale on behalf of Sellers of shares initially representing twenty-three percent (23%) of the Company’s share capital, subject to the terms and conditions set forth therein;

“ANATEL” means the National Telecommunications Agency;

“CADE Approval” means whichever happens first among (a) the certification of the end of the term for appeal, of fifteen (15) days counted from the date of publication in the Federal Executive Official Gazette of the approval decision by the CADE General Superintendence Office, without any appeal or measure having been filed before CADE by any Third Party with standing for such in the proceedings and/or without any certiorari by any member of the CADE administrative tribunal; or (b) the confirmation of the final and unappealable status of the decision by the CADE administrative tribunal to approve the Transaction, in case the case records are submitted to its analysis, in any of the cases set forth in Law No. 12,529/2011 and the CADE regulations;

“Governmental Authority” means any governmental agency, independent agency, division, department, court or other federal, state or municipal government body of the direct or indirect public administration, as well as any and all courts, judicial authorities and/or arbitration courts;

“CADE” means the Administrative Council for Economic Defense;

“Cash” means the existing balances in the bank accounts (all of which are immediately available without any restriction), also including all financial investments, funds deposited in financial institutions and cash equivalents within ninety (90) days.

“Base Working Capital” means the Working Capital value calculated by Sellers based on the Base Pro Forma Financial Statements, pursuant to Exhibit 3.3.1.1(i).

“Final Working Capital” means the Working Capital value calculated by Buyer based on the Closing Balance Sheet.

“Working Capital” means, without any duplicity, (a) the balance of the current assets accounts – namely: (i) accounts receivable, (ii) inventory, (iii) recoverable taxes and (iv) other operating accounts of the current assets – minus (b) the balance of the current liabilities - namely: (i) suppliers, (ii) wages and charges, (iii) payable taxes and (iv) any other operating accounts of the current liabilities. For avoidance of doubt, the definition of Working Capital shall not consider the amounts included in the calculations of Cash and Gross Indebtedness.

“Civil Code” means Law No. 10,406/2002;

“Brazilian Code of Civil Procedure” means Law No. 13,105/2015;

“Conditions Precedent” mean, jointly, the Parties’ Conditions Precedent, the Sellers’ Conditions Precedent and the Buyer’s Conditions Precedent, all of which must be fulfilled to the satisfaction of Buyer.

“Knowledge” means, in relation to any Person, (i) this Person’s actual knowledge; or (ii) the knowledge required from such Person due to the Law;

“Colocation Agreement” means the Colocation and Other Services Agreement to be executed in the Closing Date between, on one part, Oi, TMAR and Oi Móvel, and, on the other part, the Company, substantially under Exhibit B.

“Guarantee Agreements” mean, jointly, the instruments described in Exhibit 7.2(viii), including the Fiduciary Sale of Shares.

“Control” means, in relation to a Person, the power to directly or indirectly, individually or jointly with other Persons, manage and order the direction of such Person’s management and policies, by means of ownership of the majority of the voting capital, by virtue of an agreement, or any other means. Terms derived from Control, such as “Controlling”, “Controller” and other related words will have meanings similar to Control;

“Regular Course of Business” means, in relation to the Company, the conduction of its activities (a) in a careful and diligent manner, consistent in nature, scope and magnitude with market practices; and (b) in conformity, under all its relevant aspects, with its corporate purpose and the applicable Law; and (c) in a manner to not prevent, hinder or make the Transaction unfeasible.

“Claim” means any action, notice, assessment, judicial or extrajudicial notification, violation or non-compliance notice, claim, pleading, complaint, investigation, enforcement, court or administrative proceedings, arbitration procedure or any investigation of any nature (including, without limitation, corporate, contractual, commercial, administrative, regulatory, tax, civil, labor, social security, insurance, intellectual property and/or environmental) filed or instated against any of the Parties and/or against the Company;

“Base Pro Forma Financial Statements” mean the Company’s pro forma financial statements, encompassing the Assets, assessed on [date], prepared based on the audited financial statements of BTCM, Oi, TMAR and Oi Móvel on the base date of December 31, 2019. A copy of the Base Pro Forma Financial Statements in included in Exhibit 5.1(ix).

“Business Day” means any day (i) that is not a Saturday or Sunday, or (ii) when commercial banks are open for regular business hours in the municipality of São Paulo, State of São Paulo, and in the municipality of Rio de Janeiro, State of Rio de Janeiro;

“Base Net Debt”means the Net Debt amount calculated by Seller and its advisors based on the Base Pro Forma Financial Statements, pursuant to Exhibit 3.3.1.1(ii).

“Final Net Debt”means the Net Debt amount calculated by Buyer based on the Closing Balance Sheet.

“Net Debt”means Gross Indebtedness minusCash (calculating both Gross Indebtedness and Cash as positive figures, so that the Net Debt is a positive figure if Gross Indebtedness exceeds Cash, or a negative figure if the Cash exceeds Gross Indebtedness).

“Material Adverse Effect” means any change or effect that materially hinders the Transaction and/or the Assets, activities, financial status or results of the Company, thus understood as changes or effects resulting in a contingent or effective Loss, negative financial impacts, imposition of payments or disbursements. The term “Material Adverse Effect” encompasses, among others, the effect of any event, change, circumstance, occurrence or state of things arising from or attributable to any of the factors listed below, individually or jointly: (a) general changes in the Brazilian or worldwide economic or political conditions that affect, in general, the sectors or markets where the Company or Buyer operate (whether or not they affect the securities, credit or capital markets), (b) acts of war (declared or not), sabotage or terrorism, military actions or escalation after this date, (c) pandemics and public health emergencies, and/or (d) any changes in the applicable Laws or accounting standards after this date.

“Gross Indebtedness”means, collectively, the updated principal amount, any interest owed and unpaid, and any other charges, including default and fines (if any) of the debts contracted with financial institutions, as well as any other overdue and unpaid debts, regardless of their natures, including, but not limited to: (a) any receivables advanced or monetized with financial institutions and/or acquirers of credit card services; (b) any short and long-term debts, whether overdue or coming due, with financial institutions; (c) any overdue and unpaid short-term debts; (d) any overdue and unpaid amounts owed to suppliers, employees and/or service providers; (e) any overdue accounts payable; (f) payments in installments of Taxes of any nature that are overdue or coming due (including REFIS and other Tax installment payment or recovery plans), and all overdue and unpaid amounts for federal, state or municipal Tax and contribution collection bodies; (g) debts or obligations (whether overdue or not) with Sellers, Affiliates, related parties or managers of any of them and/or the Company; and (h) declared and unpaid dividends.

“Liquidity Event” means (i) a public or private, total or partial, disposal, in a primary and/or secondary transaction, directly or indirectly, of more than fifty percent (50%) of the shares issued by the Company (after the Closing) or the Intervening Guarantor Party, or (ii) the disposal or any other form of compensated transfer of any assets or rights of the Company and/or Buyer at a sum greater than five percent (5%) of the respective total consolidated assets.

“Closing” means the completion of the Transaction, which shall occur on the Closing Date, by means of the assignment and transfer of Shares to Buyer and the payment to Sellers of the Installment at Sight of the Purchase Price;

“Brazilian GAAP” means the accounting practices adopted in Brazil;

“Contractual Instruments” mean any other agreement, contract, order, commitment or other instrument executed in writing by any of the Parties with any Third Party and/or Related Party to any Party;

“Law” means any law, code, ordinance, standard, resolution, normative ruling, regulation, treaty, convention and/or any other determination, order, writ, injunction, decision, sentence and/or decree issued by any competent Governmental Authority regarding any Party and/or their respective assets;

“Brazilian Corporations Law” means Law No. 6,404/1976;

“Brazilian Anti-Corruption Laws” means all Brazilian Laws on corruption, bribery, fraud, conflict of public interests, misconduct, violation of public bidding and procurement, money laundering, political or electoral donations, or management of businesses without commitment to ethics, including, among others, Decree-Law No. 2,848/1940 (Criminal Code), Brazilian Federal Law No. 8,429/1992 (Malfeasance in Office Act), Brazilian Federal Law No. 9,504/1997 (Electoral Law), Brazilian Federal Law No. 8,666/1993 (Contracts and Public Bidding Law), Brazilian Federal Law No. 12,813/2013 (Conflict of Interests Law), Brazilian Federal Law No. 9,613/1998 (Money Laundering Act) and Brazilian Federal Law No. 12,846/2013 (Anti-Corruption Law), subsequently regulated by Federal Decree No. 8,420/2015 (Anti-Corruption Decree).

“LRF” means Law No. 11,101/2005;

“Lien” means any encumbrances, claims, pledges, liens, in rem guarantees, options, right of first refusal, rights of first offer, debts, charges or restrictions, of any type (including as related to the use, voting, transfer, receipt of dividends or exercise of any of the ownership rights);

“Related Party” means, in relation to any Person, any of its Affiliates, as well as (i) in case of a legal entity, or other organization, with or without legal personality, (i.a) its managers and respective spouses and/or relatives until the 2nd degree (and respective spouses); and (i.b) managers and respective spouses and/or relatives until the 2nd degree (and respective spouses) of any Affiliate of the Person in question, (ii) in case of an individuals, the spouses and/or relatives until the 2nd degree (and respective spouses) of such Person, or (iii) any legal entity in which any of the Persons mentioned above holds, individually or jointly, directly or indirectly, Control thereof or interest thereon;

“Person” means any individual, legal entity, businessperson, general partnership or company (including, without limitation, joint-stock companies, limited liability companies or other types of companies), foundation, investment fund, association, partnership, consortium, trust, fiduciary entity or any other entity or organization, with or without legal personality, or any Governmental Authority;

“Judicial Reorganization Plan” means the judicial reorganization plan of Oi and its direct and indirect subsidiaries TMAR, Oi Móvel, Portugal Telecom International Finance BV – Under Judicial Reorganization and Oi Brasil Holdings Coöperatief UA – Under Judicial Reorganization –  jointly with companies COPART 4 Participações S.A. – Under Judicial Reorganization and COPART 5 Participações S.A. – Under Judicial Reorganization which were subsequently merged, respectively, into Oi and TMAR – approved at a creditors’ general meeting held on December 19 and 20, 2017 and ratified by the Judicial Reorganization Court on January 8, 2018, as amended pursuant to the Amendment to the Judicial Reorganization Plan approved at the Creditors’ General Meeting.

“Loss” means any damages, obligations, claims, liabilities, requirements, constriction, fines, losses, costs or expenses, including counsel and other expert fees, as well as court costs, arising from the cases set forth in Clause 9.1 and 9.2 of this Agreement, excluding indirect damages and loss of profits. A Loss suffered or incurred by the Company shall also be deemed a Loss for all purposes of this Agreement.

“Debtors” mean Oi and its wholly-owned, direct and indirect subsidiaries Oi Móvel - Under Judicial Reorganization, TMAR, COPART 4 Participações S.A. – under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – under Judicial Reorganization;

“Corporate Reorganization” has the meaning attributed in Clause 6.2;

“Representative” of a Person is interpreted comprehensively, in order to include members, managers, partners, officers, directors, employees, agents, advisors, lawyers, consultants, accountants, investment banks and other representatives of such Person which were respectively appointed by the respective Party;

“DI Rate” means the annual average rate (considering a year of 252 business days) related to transactions with Interbank Deposit Certificates – CDI, with a term equivalent to one (1) Business Day (over), assessed and disclosed on a daily basis by B3 S.A. – Brasil, Bolsa, Balcão, rounding the daily factor to eight decimal places. If, for any reason, the DI Rate is extinguished, replaced or not disclosed, the interest rate that officially replaces it, or, in its absence, any other that best reflects the average variation of the raising costs in the national interbank market shall be applied;

“TED” means Available Wire Transfer or any other manner of bank payment that is mutually satisfactory for the Parties;

“Third Party” means, in relation to any Party, any other Party that is not a Party or Related Party; and

“Taxes” mean all taxes, contributions, charges, rates, fees, duties, social contributions or other governmental charges of any nature, including, without limitation, all income taxes, withheld at the source or not, on capital gains, share capital, transfer, sale, use, occupation, ownership, consumption, franchise, severance, paid leave, payroll, federal, state, municipal and local taxes withheld at source and other taxes, as well as accretions, fines and interest in relation to any said amounts.

1.2.            The titles and headings employed herein are included for convenience purposes only and shall not affect in any way whatsoever the meaning or interpretation of this Agreement. In case of conflict or ambiguity among any provision included herein and any provision included in any Exhibit, the provision included herein shall prevail. Except if the context states otherwise, (i) references to sub-clauses, clauses and Exhibits are references to sub-clauses, clauses and Exhibits of this Agreement and the words “herein”, “hereof”, “herefrom” and the like, whenever used in this Agreement, refer to this Agreement as a whole and not to any provision of this Agreement in particular; (ii) references to one gender include all genders and the use of singular includes the plural, and vice-versa; (iii) whenever “including”, “inclusive” or “include” are used in the context herein, it shall be deemed to be followed by expression “without limitation”; (iv) except if expressly set forth otherwise herein, all references to any Parties include their successors, beneficiaries, Representatives and permitted assignees; and (v) references to any documents or other instruments include all their amendments, replacements and restatements, as well as the respective supplementation, unless expressly set forth otherwise herein.

Clause 2

Object

2.1.            Subject to the full and timely fulfillment (or waiver, as applicable) of the Conditions Precedent and in observance of the other terms and conditions herein, Sellers irrevocably and irreversibly undertake to sell and transfer, in the Closing and under articles 60 and 141, item II, of the LRF, the Shares to Buyer, which, in turn, undertakes to irrevocably and irreversibly acquire Sellers’ Shares, as set forth herein (the “Transaction”).

2.2.            The shares will be transferred by Sellers to Buyer, at the Closing, free and unencumbered from any Liens (except for the Fiduciary Sale of Shares), so that Buyer will directly or indirectly become the sole holder of all Shares.

2.3.            The Shares will be sold and transferred by Sellers to Buyer with all political and economic rights inherent thereto, including, for instance, all rights to dividends corresponding to the Shares yet to be effectively declared until the Closing, pursuant to the provisions herein.

Clause 3

Price and Payment

3.1.            Purchase Price. Subject to the full and timely fulfillment (or waiver, as applicable) of the Conditions Precedent and in observance of the other terms and conditions herein, as compensation for the disposal and transfer of the Shares (and, subsequently, the UPI Data Center) as agreed herein and for the other obligations undertaken by Sellers herein, Buyer shall pay Sellers the amount of three hundred and twenty-five million Reais (BRL 325,000,000.00) (“Purchase Price”), adjusted by the Purchase Price Adjustment, under Clause 3.3.

3.2.            Payment of the Purchase Price. Payment of the Purchase Price must be made by Buyer to Sellers (always proportionally to the respective interest in the Company’s share capital, as stated in Exhibit 3.2), net of any withholding at source or deduction of any Tax or banking fees, in national currency and in immediately available funds, by means of available wire transfer - TED to the Sellers’ bank accounts listed in Exhibit 3.2, simultaneously to the transfer to Buyer of the title to said Shares, as follows:

(i)                  Installment at sight: an initial installment of the Purchase Price, in the fixed amount of two hundred and fifty million Reais (BRL 250,000,000.00) (“Installment at Sight”), shall be paid to Sellers on the Closing Date;

(ii)                Term Installments: the remainder of the Purchase Price, in the amount of seventy-five million Reais (BRL 75,000,000.00) (“Term Installments”), shall be due to Sellers in installments duly adjusted by the positive inflation variation measured by the IGP-DI (General Price Index - Internal Availability) and added by compensatory interest of five percent (5%) per year between the Closing Date and the date of each effective payment, to be paid as stated below:

(a) six (6) semestral installments in the amount of eight million, three hundred and thirty-three thousand Reais (BRL 8,333,000.00) each, with the first one being due on the twenty-fourth (24th) month after the Closing Date, and the other subsequent installments being due each six (6) months until the 54th month after the Closing Date; and

(b) one (1) final installment in the amount of twenty-five million and two thousand Reais (BRL 25,002,000.00), due in the sixtieth (60th) month after the Closing Date.

3.2.1.   Early Maturity. Without prejudice to Clause 3.2 above, the remaining balance of the Term Installments will become immediately and automatically due by Buyer in the following cases:

(i)                 Declaration or distribution of dividends at a sum higher than the mandatory minimum dividend set forth in article 202 of the Brazilian Corporations Law and/or payment of interest on net equity, in any case by or to Buyer when directly related to the Company;

(ii)               Occurrence of a Liquidity Event;

(iii)             Unjustified termination of the Colocation Agreement caused by the Company, except if due to default on a monetary obligation by any of the Sellers;

(iv)             Default by Buyer of any of the obligations set forth in Clause 8.1 below;

(v)               Default by the Company of any of the obligations set forth in Clause 8.1 below, provided that not caused by Sellers or any act occurring before the Closing;

(vi)             Default of an obligation set forth in any of the Guarantee Agreements or termination of any of the Guarantee Agreements caused by Buyer and/or the Company; or

(vii)           Filing for bankruptcy or judicial reorganization by Buyer and/or the Company.

3.2.2. Advance Payment. At its sole discretion, Buyer may fully or partially advance the payment of the Term Installments, discounting the adjustment and compensatory interest corresponding to the advanced Term Installments.

3.3.            Purchase Price Adjustment. Within up to sixty (60) days counted from the Closing Date, or on the date Buyer receives all supporting documentation reasonably requested from Sellers, Buyer shall prepare and submit to Sellers (a) the individual balance sheet of the Company, audited by an independent auditor, with the Closing Date as base date (“Closing Balance Sheet”) and (b) the calculation evidence for any adjustments to the Purchase Price due to the Closing Balance Sheet (“Price Adjustment Calculation Evidence” and, jointly with the Closing Balance Sheet, the “Price Adjustment Documents”), pursuant to the formula below (“Purchase Price Adjustment”, and the Purchase Price adjusted by the Purchase Price Adjustment simply named “Final Price”):

Final Price = Purchase Price - (Final Net Debt - Base Net Debt) + (Final Working Capital - Base Working Capital)

3.3.1.       The Price Adjustment Documents will be prepared based on the Brazilian GAAP.

3.3.1.1. For the avoidance of doubt, the Final Working Capital and the Final Net Debt shall be respectively calculated pursuant to the principles stated in Exhibits 3.3.1.1(i) and 3.3.1.1(ii), which include the calculation memories and procedures used to determine the Base Working Capital and Base Net Debt.

3.3.1.2. After applying the formula set forth in Clause 3.3 above, in case a result other than zero (0) is obtained, the Purchase Price Adjustment value shall be deducted (if negative) or added (if positive) proportionally to each of the Term Installments due by Buyer, in observance, pro rata temporis, of the same adjustment and compensation criterion applicable to the Term Installments, from the Purchase Price Adjustment date until the payment date of the respective Installment.

3.3.2.  In case they disagree with any aspect of the Price Adjustment Documents, Sellers shall, within up to forty-five (45) days counted from the date of receipt thereof, deliver to Buyer a notice informing the items in disagreement, detailing the reasons for such (“Disagreement Notice”). The Disagreement Notice shall specify, with reasonable details, the nature and amount of any disagreement in relation to the Price Adjustment Calculation Evidence and shall be attached with the changes proposed by Sellers.

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3.3.3.  Once a Disagreement Notice is sent, the items and amounts included in the Price Adjustment Calculation Evidence not opposed by Sellers in the Disagreement Notice (“Undisputed Items”) shall become definitive and binding upon the Parties, not being able to be opposed later, and shall be paid or, as applicable, offset, in observance of Clause 3.3.1.2above.

3.3.4.  On the fifteen (15) days subsequent to Sellers submitting a Disagreement Notice (“Discussion Term”), the Parties shall seek to solve in good faith any divergences they may have in relation to any matter specified in the Disagreement Notice. In case the Parties reach an amicable settlement within the Discussion Term, then the Purchase Price Adjustment shall be paid or, as applicable, offset, in observance of Clause 3.3.12.

3.3.5.  Once the Discussion Term ends, in case the Parties have not reached consensus in relation to any matter specified in the Disagreement Notice, Sellers or Buyer may send a notice to the other Party(ies) requesting that the matters that remain under dispute in the Disagreement Notice be submitted to one of the following independent due diligence companies, to be hired out of common agreement by all Parties, in observance of the following hiring order, excluding those that, at the time of hiring, may be the independent auditor of any of the Parties, or any other out of common agreement (“Auditor”and “Auditor Notice”).

3.3.6.  The Auditor will be hired by the Parties within five (5) Business Days after receipt of the Auditor Notice by any of the Parties. Seller and Buyer shall instruct Auditor to issue a definitive determination for the items included in the Disagreement Notice (except for the Undisputed Items), pursuant to the accounting practices used to prepare the Final Balance Sheet. Upon making a decision, Auditor will be limited to choosing (a) only one amount out of those indicated in the proposals submitted by Sellers and Buyer in relation to each disputed item of the Price Adjustment Calculation Evidence and/or the Disagreement Notice, as the case may be, or (b) an amount in the interval between the amounts indicated in the Price Adjustment Calculation Evidence and/or the Disagreement Notice, and Auditor may not choose any amount that surpasses the greatest amount or that is lower than the smallest amount indicated in the Price Adjustment Calculation Evidence and/or the Disagreement Notice. The Parties shall cooperate with Auditor during the engagement period.

3.3.7.  The Price Adjustment Calculation Evidence shall become definitive and binding upon the Parties on the date Auditor delivers its final determination in writing to the Parties (final determination which Sellers and Buyer will request to be delivered within thirty (30) days, at the most, counted from the hiring), it being certain that (i) Auditor’s final determination will be definitive and binding upon the Parties, not being subject to being reviewed in court or via arbitration, or in any other way able to be appealed or opposed by the Parties, except due to express mathematical error, and (ii)  the Purchase Price Adjustment amount determined by Auditor shall be paid or, as applicable, offset, in observance of Clause 3.3.1.2.

3.3.8.  The Parties hereby agree that any counsel fees and expenses of Auditor will be equally borne by Sellers (50%), on the one part, and Buyer (50%), on the other.

3.4.            Taxes. Each Party shall be exclusively and individually liable for any Taxes owed thereby due to the transactions set forth herein. Each Party shall be responsible, under the applicable Laws, for the calculation, appraisal, withholding and payment of Taxes respectively liable thereto.

Clause 4ª

Conditions Precedent

4.1.            The obligations of each of the Parties to complete the Transaction are subject (i) to compliance, until the Closing Date, of the following conditions precedent (that may not be waived by Buyer and/or Sellers); and (ii) to these conditions precedent still being fulfilled on the Closing Date (the “Parties’ Conditions Precedent”):

(i)                  All requirements and formalities set forth in the LRF and in the Judicial Reorganization Plan required for the Closing and to complete the Transaction must have been fulfilled;

(ii)                No request of suspensive effect shall be pending or have been granted by the State of Rio de Janeiro Court of Appeals in relation to the ratification (a) of the Judicial Reorganization Plan; (b) of the Judicial Auction; or (c) of Buyer as winner of the Judicial Auction; in observance, whenever applicable, of Clause 7.1.2;

(iii)              The CADE Approval must have been obtained; and

(iv)              There must be no Law in force making the Closing acts illegal or otherwise preventing or rendering the Transaction completion unfeasible.

4.2.            Buyer’s obligation to complete the Transaction is subject (i) to fulfillment, until the Closing, of the following conditions precedents (except if, in whole or in part, waived in writing by Buyer, at its free and sole discretion); and (ii) to these conditions precedent still being fulfilled (or, whenever applicable, waived) on the Closing (the “Sellers’ Conditions Precedent”):

(i)                  The representations and warranties provided by Sellers in this Agreement have remained true, complete and accurate, from the execution date hereof until the Closing Date, as if reaffirmed on the Closing Date (except in case of any representation or warranty that, pursuant to its terms, is provided in relation to another date expressly specified therein);

(ii)                The obligations assumed by Sellers herein have been fully, timely and properly fulfilled;

(iii)              Sellers have obtained the third-party prior authorizations (or, as applicable, their waiver) stated and described in Exhibit 4.2(iii), in observance of Clause 6.2.3;

(iv)              Oi’s consolidated net equity, disclosed in its most recent quarterly financial information published before the Closing, shall be negative and Sellers shall confirm the statement, attesting their financial capacity to fulfill the commitments of the Colocation Agreement set forth in Clause 5.1(x); and

(v)                ANATEL has not expressed any rejection to the Consent Request for the Transfer of Assets.

4.3.            Sellers’ obligation to complete the Transaction is subject (i) to fulfillment, until the Closing, of the following conditions precedents (except if, in whole or in part, waived in writing by Sellers, at their free and sole discretion); and (ii) to these conditions precedent still being fulfilled (or, whenever applicable, waived) on the Closing (the “Buyer’s Conditions Precedent”):

(i)                  The representations and warranties provided by Buyer in this Agreement have remained true, complete and accurate, from the execution date hereof until the Closing Date, as if reaffirmed on the Closing Date (except in case of any representation or warranty that, pursuant to its terms, is provided in relation to another date expressly specified therein); and

(ii)                The obligations assumed by Buyer herein have been fully, timely and properly fulfilled; and

(iii)              Buyer has obtained the third-party prior authorizations (or, as applicable, their respective waiver) required to complete the Transaction, as stated and described in Exhibit 4.3(iii).

4.4.            The Parties agree that, provided that Clause 6.2.3 is observed, the lack of obtainment of one or more third-party prior authorizations (or, as applicable, their respective waiver) set forth in Exhibit 4.4 shall not be deemed lack of fulfillment of a Condition Precedent for purposes of Clause 4 and Clause 7, and shall not be an obstacle for the Transaction’s Closing.

4.5.            In observance of Clause 7.1.1 et seq, once the Conditions Precedent have been fulfilled and verified (or, as applicable, waived), any of the Parties shall notify the other Party (providing the support documentation to evidence, as applicable, fulfillment or waiver of the Conditions Precedent), within five (5) Business Days counted from the date when all Conditions Precedent have been verified (or, as applicable, waived), informing the other Parties that the Conditions Precedent have been fulfilled and verified (or, as applicable, waived) and calling them to complete the Closing.

4.6.            In case a certain Condition Precedent may no longer be verified between the submission date of the notice mentioned in Clause 4.5 and the Closing, the Party liable therefor may cure it, before the Closing, within five (5) Business Days counted from the date such Condition Precedent may no longer be verified.

4.7.            The Parties shall mutually cooperate and use their best efforts for the Transaction to be approved by CADE. The Parties agree that Buyer shall actively and diligently lead the preparation, submission and follow-up on the respective approval request, and that Sellers and the Company, to the extent applicable thereto, shall fully cooperate with Buyer, its lawyers and consultants, regarding the information and data to be submitted to CADE, supplying, in a manner that is timely and compatible with compliance with the obligations agreed herein, all information and data required to obtain the CADE Approval, and also in observance of the following:

(i)                  The costs pertaining to the rates of notifying CADE of the Transaction and other administrative expenses related to the process of obtaining the CADE Approval shall be split between Buyer (50%), on one part, and Sellers (50%) on the other, provided that (a) any penalty to be imposed in such procedure shall be paid by the Party that gave rise to such penalty; and (b) each Party shall bear the costs related to its own lawyers to follow up the proceedings before CADE, on its behalf;

(ii)                By means (a) of mutual collaboration in the full and timely supply of required documents and information, as well as (b) the timely review and approval by the Parties of the applicable documentation, the Parties shall submit to CADE the first draft of the formal request of CADE Approval, within ten (10) days from this date;

(iii)              Any statements submitted to CADE related to the Transaction shall be made jointly, with review and approval of all the Parties;

(iv)              Each of the Parties shall inform the other Parties of any and all communication received from CADE within the context of the CADE Approval, within forty-eight (48) hours of receipt, sending them copies of any and all documents received or submitted to CADE in relation to the legal business object hereof, omitting competitively sensitive information of any of the Parties;

(v)                To the extent required or allowed by CADE, all Parties may be part of any meeting or contact with CADE, it being certain that the Parties shall mutually cooperate and be prior aligned in relation to any meetings or contacts with CADE; and

(vi)              Upon obtaining the CADE Approval, the Party that becomes aware of it shall notify the other Parties within forty-eight (48) hours from such awareness.

Clause 5

Representations and Warranties

5.1.            Sellers hereby jointly represent and warrant Buyer that all the following representations and warranties are true, correct, accurate and complete on the date hereof and shall be so on the Closing Date, including such date (except for those representations and warranties referring to a specific date, which shall be true, correct, accurate and complete on the date they refer to):

(i)                 Corporate Good Standing. Sellers and the Company are regularly incorporated, validly existing legal entities in good standing pursuant to the Brazilian Laws, and were duly registered before all competent agencies, Commercial Registries and Governmental Authorities, except for those which absence does not or may not put at risk this Transaction or the development of their business as currently conducted. Sellers and the Company have the corporate authority, power and jurisdiction to own, lease and/or otherwise hold their respective assets and property, and also to conduct and operate their business as currently conducted. The Company was not operational, nor did it have existing or contingent material assets or liabilities until the date of conclusion of the Corporate Reorganization.

(ii)               Accounting books and corporate records. The accounting books and corporate books and records of the Company are in order and in compliance with the applicable legal standards, and have been kept, since their constitution, under the applicable legal and accounting standards, and substantially reflect, under all relevant aspects, the events and transactions that must be recorded therein.

(iii)             Ownership. Sellers are, on this date, and shall be, on the Closing Date, the lawful owners and holders of the Shares, which are free and unencumbered of any and all Liens (except for the Fiduciary Sale of Shares). No agreement (except for this Agreement), commitment or obligation has been executed or assumed by Sellers with Third Parties and/or any Related Party for the direct or indirect sale, assignment, donation, encumbrance, transfer and/or disposal of any Shares in any way.

(iv)             Corporate Power and Jurisdiction and Governmental Approvals. Sellers have total corporate power, authority and jurisdiction to execute this Agreement and any other documents to be signed thereby due to and/or in relation to the Transaction, and also to comply with their obligations and responsibilities assumed in this Agreement and its respective Exhibits. The corporate bodies of Sellers and the Company approved the execution hereof, the completion of the Transaction and compliance with all obligations assumed herein. Except for the CADE Approval and the ratification of Buyer as the winner of the Judicial Auction within the scope of the Judicial Reorganization, under the terms hereof, the completion of the Transaction by Sellers does not depend on the approval or authorization of any other Governmental Authority. The execution and formalization of this Agreement by Sellers, as well as compliance by Sellers with their obligations undertaken herein shall not conflict or result in non-compliance with their bylaws, any corporate document and/or any applicable Law or regulations.

(v)               Outstanding Securities and Issuance of Shares. Except for the Shares, there are not (i) any convertible and/or tradable securities and/or any other shares representing the Company’s share capital issued by the Company; (ii) any guarantees, encumbrances, options and/or rights related to the Shares; and/or (iii) any interest of Third Parties and/or any Related Party in the Company. All Shares were validly issued and are fully paid up.

(vi)             Relations with Third Parties. The execution and formalization of this Agreement and compliance by Sellers with their obligations arising herefrom shall not conflict or result in violation of any agreement, settlement and/or instrument to which Sellers and/or the Company are subject or bound to, except to the extent any such violation may cause a Material Adverse Effect.

(vii)           Tax Matters. Each of Sellers and the Company has timely complied and complies with, to the extent they become due, and/or, as applicable, has timely and in good faith opposed, by the appropriate means, its obligations related to any Taxes that it is obligated to pay due to the Law and, in case of delays, the related fines, interest and accretions were collected, as set forth in the Law, except to the extent such non-compliance, lack of opposition or lack of collection may not cause a Material Adverse Effect.

(viii)         Absence of Violations. Each of Sellers and the Company (i) is not in default, nor has any event occurred that, including due to notice or term end, or both, may be characterized as evidenced default and/or otherwise may limit the capacity of each of Sellers and the Company to exercise its rights and/or enforce compliance with obligations owed thereto, in the form and conditions existing until the date of execution hereof, in observance of the cases where prior consent of Third Parties is needed to assign the Shares, the assets, the Contractual Instruments to which the Company is a party, except to the extent the existence of such defaults by each Seller or the Company may not cause a Material Adverse Effect; (ii) except for the irregularities mentioned in item “(xii)” of this Clause 5.1, it has not violated any applicable Law to which the Company or its assets are subject, and it was not prevented  from obtaining and/or renewing any necessary license to assure ownership of its assets or the development of its respective activities, except to the extent such violation and/or restriction to licensing renewal may not cause a Material Adverse Effect; (iii) the Company has validly obtained all licenses issued by the Governmental Authorities required to develop its activities, under the applicable legislation, except to the extent any lack of license may not cause a Material Adverse Effect; and (iv) all measures pertaining to licensing and regularization that may be needed before the Governmental Authorities were taken, and also, any and all obligations or expenses related to any licensing and regularization of the Assets were complied with, to the extent allowed by the applicable permits, warrants, licenses and authorizations, except to the extent any insufficiencies in relation to licensing and regularization may not cause a Material Adverse Effect.

(ix)             Financial Statements. Exhibit 5.1(ix) includes copies of the Base Pro Forma Financial Statements. The Base Pro Forma Financial Statements properly evidence (i) the Company’s financial status; (ii) the Company’s assets and liabilities; (iii) the Company’s business and financial rights and obligations; and (iv) the Company’s profits and losses. There is no effective or contingent liability and/or obligation of the Company that has not been disclosed in the Company’s Base Pro Forma Financial Statements, pursuant to the Brazilian GAAP, and the aggregate amount of said contingencies is, in full, smaller than twenty-five million Reais (BRL 25,000,000.00). On the base date of the Base Pro Forma Financial Statements, the Company’s net equity is of approximately seventy-three million, nine hundred and ninety-eight thousand Reais (BRL 73,998,000) and there shall be no variation greater than five percent (5.00%) in the Net Equity until the Closing Date.

(x)               Solvency. Sellers and the company are solvent under the applicable Law and able to pay their debts to the extent they become due, including, without limitation, the amounts owed within the scope of the Colocation Agreement. Except for the Judicial Reorganization Plan, Sellers have no Knowledge of any procedure pertaining to any transaction or settlement with creditors, nor any procedure of bankruptcy, judicial or extrajudicial reorganization, much less other insolvency procedure, in progress or imminent against Sellers and/or the Company, and no event has occurred that, under the applicable Law, could justify the instatement of such procedures.

(xi)             Inexistence of Substantial Changes. Since [date], the Company has not: (a) hired any capital investment other than under the Regular Course of Business; (b) had any substantial cancellation or withdrawal in any litigation or right over values, or any sale, transfer, assignment, distribution or other disposals of any assets, except those arising from the Regular Course of Business; (c) promoted any disposal of any right in relation to the use of any intellectual property right; (d) performed any material change in any accounting policy or maintenance of accounting books or practices; (e) assumed, except for liabilities incurred in the Regular Course of Business, any obligation or liability, including, without limitation, any liability for non-compliance with or termination of any agreement; or any sale or other disposal of any assets; (e) performed any remission, pardon or any type of unilateral extinction of any credits held by the Company against its partners, employees, service providers and/or any third parties; or (f) performed any free donation, assignment and/or transfer of any assets, rights and/or any other kind of asset to any of its partners, employees, service providers and/or any third parties, except if under the Regular Course of Business.

(xii)           Assets. (i) Except for assets reversible to the Granting Authority at the end of the term for said concessions, no assets held, used or employed by the Company in the conduction of its business as currently conducted, as well as none of the assets transferred to the Company as a result of the Corporate Reorganization, were assigned, pledged, encumbered, sold, donated or, by means of any other legal business or act, passed on or promised to another Person; (ii) There is no type of documentary, technical or legal irregularity, or even related to the possession and/or to licensing, as applicable, of the Assets set forth in Exhibit A, except for the irregularities described therein, and the Assets are free and unencumbered of any Liens; (iv) except for the investments and expenses listed in Exhibit 8.3and regulated in Clause 8.3, all required measures and providences were taken to assure the uninterrupted operational continuity (24 hours/7 days - critical mission) and the good operation of the Assets at any time and their operation by the Company.

(xiii)         Real Property. (a) the real property where the Assets are found is under the Company’s uncontested title; (b) the lease agreement for the Data Center located in the city of São Paulo is the only one which the owner is not a Sellers’ Related Party, and it is effective until March 30, 2025; (c) the rent amount for the other real properties where the Assets are found shall not be increased or adversely affected due to the Transaction; and (d) the other real property lease agreements where the Assets are shall remain valid until, at least, March 2025 or the term of the Colocation Agreement, whichever is longer, and in case of renewal/extension of the Colocation Agreement, subject to agreement between the Parties to extend the corresponding lease agreements or for an alternative solution.

(xiv)         Agreements. Except in relation to agreements demanding prior consent in relation to the Transaction, which are listed in Exhibit 5.1(xiv), to the Knowledge of the Company, there is no fact that: (a) may motivate the termination, even if partial, or the early maturity of any agreement executed by the Company; (b) may compromise the receipt, by the Company, of outstanding amounts under any agreements executed by the Company; and/or (c) may prevent or hinder compliance with any agreement executed by the Company, except to the extent such facts that may result in any of the consequences stated above and/or any lack of third-party consents do not entail a Material Adverse Effect. No agreement executed by the Company creates Liens on the Company’s assets.

(xv)           Transactions with Related Parties. There are no agreements, settlements, provided guarantees and/or understandings between, on one part, the Company, and on the other, any Party directly or indirectly Related to the Company, except for the Colocation Agreement and the Contractual Instruments listed in Exhibit 5.1(xv).

(xvi)         Obligations of Third Parties. The Company has not assumed, guaranteed, endorsed or otherwise remained or is directly or subsidiarily liable for any obligation or debt of any Third Party.

(xvii)       Powers of Attorney. Except for what is stated in Exhibit 5.1(xvii), there are no powers of attorney in force granted by the Company.

(xviii)     Litigation. There are no pending or, to the Knowledge of Sellers, threatened Claims against the Company of a tax, social security and/or labor nature (or any of its assets), or any investigation that involves or affects the Company (or any of its assets), and the Company has not received any notice that could result in Claims. To the extent of the Knowledge of Sellers, there is no decision, sentence, injunction or writ of a tax, social security and/or labor nature before any court, administrative body or other Governmental Authority, whether pending or imminent, against the Company, or against Sellers, and in such latter case, that may cause a Material Adverse Effect, except for the litigation listed in Exhibit 5.1(xviii).

(xix)         Lack of Litigation Preventing the Transaction. There is no ongoing or, to the Knowledge of Sellers, threatened Claim against Sellers and/or the Company that could in any way prevent, change and/or delay the implementation of the transactions set forth herein, including, without limitation, the Transaction and any other documents to be signed thereby due to or in relation to the Transaction.

(xx)           Protests. There are no protests of bills against the Company, or against Sellers, in such latter case, that may cause a Material Adverse Effect.

(xxi)         Labor Matters. The Company has no employee, representative, collaborator, self-employed service provider, temporary worker, outsourced worker or agent, under the applicable Law.

(xxii)       Environmental Matters. In relation to the Assets and the Company, Sellers and the Company are duly complying with all environmental Laws. Neither Sellers, with regard to the Company and the Assets, or the Company are involved in any accusation, litigation, arbitration, action or other proceedings or settlements under any environmental legislation, or in relation to any environmental license or any hazardous substance, and there are no facts or circumstances that could probably cause any accusation, litigation, arbitration, action or other proceedings of an environmental nature against Sellers or the Company, directly or indirectly, related to the Assets or the Transaction.

(xxiii)     Insurance. The Assets are currently included in the insurance program of Sellers and their Affiliates, by means of Operating Risks (RO) and General Civil Liability (RCG) policies, and must remain included in such program until the Closing Date. The RO policy insures the fixed assets in the sites occupied by Sellers and their Affiliates against property damages that such fixed assets may suffer, including, without limitation, fire, electrical damage, windstorm, flooding and other damages arising from natural events. The RCG policy seeks to insure the amounts for which Sellers and their Affiliates may be civilly liable, or in a settlement validated by the insurer, which are related to personal and property damages and losses directly caused to third parties by the Assets, such as antennas. Upon the Closing and the transfer of the Company’s Shares to Buyer, the latter shall provide, by its own account and at its own expenses, the insurance coverage it deems necessary and convenient for its operations.

(xxiv)     Antitrust and Anti-Corruption Matters. Sellers and the Company (i) comply with all Brazilian Anti-Corruption Laws and (ii) comply with all Antitrust Laws and have not practiced any act that could be deemed as dumping and/or cartel practices.

5.1.1.       The information included in the representations and warranties and exhibits set forth in Clause 5.1 reflect the status of the Company, its Assets and other information set forth therein on the base dates stated therein. The Parties hereby agree that Sellers and the Company may update in good faith the information included in such representations, warranties and exhibits, provided that such updates may only refer to acts, facts or omissions occurring after this date or, exclusively with respect to representations and warranties referring to a specific date or period, after the date or period to which they refer.

5.2.             Buyer hereby represents and warrants Sellers that all the following representations and warranties are true, correct, accurate and complete on the date hereof and shall be so on the Closing Date, including such date (except for those representations and warranties referring to a specific date, which shall be true, correct, accurate and complete on the date they refer to):

(i)                 Corporate Good Standing. Buyer is a regularly incorporated, validly existing legal entity in good standing pursuant to the Laws of the Federative Republic of Brazil, and was duly registered before all competent agencies, Commercial Registries and Governmental Authorities.

(ii)               Corporate Power and Jurisdiction. Buyer has total corporate power, authority and jurisdiction to execute this Agreement and any other documents to be signed thereby due to and/or in relation to the Transaction, and also to comply with its obligations and responsibilities assumed in this Agreement and its respective Exhibits. The corporate bodies of Buyer approved the execution hereof, the completion of the Transaction and compliance with all obligations and responsibilities assumed herein, and this approval constitutes any and all corporate acts required to comply with the obligations assumed herein. Except for the CADE Approval and the ratification of Buyer as the winner of the Judicial Auction within the scope of the Judicial Reorganization, under the terms hereof, the completion of the Transaction by Buyer does not depend on the approval or authorization of any other Governmental Authority. The execution of this Agreement by Buyer and compliance thereby with its obligations undertaken herein shall not conflict or result in non-compliance with its bylaws, any other corporate document and/or any applicable Law or regulations.

(iii)             Relations with Third Parties. The execution of this Agreement and compliance by Buyer with its obligations arising herefrom shall not conflict or result in violation of any agreement to which Buyer is subject or bound to, a conflict or violation which may reasonably adversely affect the capacity of Buyer to comply with its obligations arising herefrom.

(iv)             Financial Capacity. Buyer has own financial resources, or obtained by means of financing with third parties, in immediately available funds and in a sum sufficient to comply with all its obligations assumed herein. Buyer assures that all amounts to be paid to Sellers do not directly or indirectly arise, derive or constitute profits from illegal activity under the money laundering fighting laws of the United States of America or Brazil.

(v)               Brokerage Fee. Buyer has not obligation or liability for the payment of any fees or commission to any broker, prospector or agent in relation to the Transaction, for which Sellers or the Company may be held liable.

(vi)             Status of the Assets. Buyer is aware that interest in the Company is being acquired with the Assets in their current status as of the date of execution hereof, under Exhibit A, and for which, it holds Sellers harmless from any liability for such conditions, except if and to the extent that it is found at any time that the information included therein are not true, correct, accurate and complete on the date to which they refer.

(vii)           Buyer’s Capacity on the Closing. On the Closing Date, Buyer shall have all the necessary structure, including systems and workforce, to assume the regular operations of the Company, in a manner reasonable and consonant to the Company’s Regular Course of Business.

(viii)         Negotiation with Sellers. Except in relation to the documentation and information expressly provided by Sellers, Buyer acknowledges and agrees that, as allowed by the Law:

(a)                Neither Sellers, the Company or any of their respective directors, officers, shareholders, partners, employees, Affiliates, controllers, agents, advisors, Representatives or any other Related Party makes or has made any representation or provided any express or implicit warranty regarding the accuracy or integrity of any projections or other statements on the Company’s future expectations, or even, on any information on the Company, its assets or other matters, in any case, except those included herein or in Exhibit 5.2(xiv);

(b)                Sellers have provided no representation or warranty on any rights of beneficiary Third Parties or other rights that Buyer could claim under any studies, reports, tests or analyses prepared by any Third Parties for the Company, Sellers or any of their Affiliates, even if made available for analysis by Buyer or its Representatives; and

(c)                None of the documents, information or other material supplied at any moment or in any format by Sellers or the Company, or by any of their respective Affiliates or Representatives, constitute legal advice, and Buyer hereby waives any right to claim receipt of legal advice from Sellers, the Company, any of their respective Affiliates, or their respective Representatives or lawyers, or the existence of any lawyer-client privilege with any such Persons.

(ix)             Absence of Litigation. There is no pending or imminent Claim by or before any Governmental Authority against Buyer that affects its financial capacity, under this Agreement, or that could in any way prevent, change and/or delay the implementation of the transactions set forth herein, including, without limitation, the Transaction and any other documents to be signed thereby due to or in relation to the Transaction.

(x)               Contact with Clients and Suppliers. Neither Buyer or any of its employees, agents, Representatives or Affiliates has directly or indirectly contacted, without prior written consent of the Company and Sellers, any officer, director, employee, partner, franchisee, supplier, distributor, client or any other Person in commercial relations with the Company or Sellers before the Closing Date to discuss matters related to the Company, except their consultants and advisors as needed to assess and price the Transaction.

(xi)             Solvency. Buyer is solvent under the applicable Law and able to pay its debts as they become due. There is no procedure pertaining to any transaction or settlement with creditors, or any procedure of bankruptcy, judicial or extrajudicial reorganization, much less other insolvency procedure, involving or imminent against Buyer, and no event has occurred that, under the applicable Law, could justify the instatement of such procedures.

(xii)           Absence of Violations. Buyer (i) is not in default, nor has any event occurred that, including due to notice or term end, or both, may be understood as evidenced default and/or otherwise may limit the capacity of Buyer to exercise its rights and/or enforce compliance with obligations owed thereto, in the form and conditions existing until the date of execution hereof; and (ii) did not violate any applicable Law to which Buyer or its assets may be subject.

(xiii)         Sophisticated Investor. Buyer has knowledge and experience in financial and business matters and in the Company’s operating sector, thus being able to assess the Company, its Assets and contractual obligations, and also the advantages and risks of investment in the Shares and the Company’s business operations.

(xiv)         Due Diligence. Buyer had enough time to exclusively examine all documents and information provided by Seller by means of a virtual data room (which index of available documents on June 4, 2020 constitutes Exhibit 5.2 (xiv)), to conduct due diligence, raise questions and receive answers and clarifications from Sellers and their Representatives regarding the Company, the Assets, the Contractual Instruments and the acquisition of Shares (“Due Diligence”) and, upon deciding to buy and acquire the Shares, it did so exclusively based on the results of its own independent due diligence. The Due Diligence results are deemed as qualification for the representations, warranties, covenants or arrangements of Sellers and the Company included herein, provided that in observance of Clause 5.2 above.

(xv)           Antitrust and Anti-Corruption Matters. Buyer (i) complies with all Brazilian Anti-Corruption Laws and (ii) complies with all Antitrust Laws and has not practiced any act that could be deemed as dumping and/or cartel practices.

Clause 6

Other Pre-Closing Obligations

6.1.            Cooperation. Each of the Parties undertakes to (i) take all necessary measures for compliance with the obligations set forth herein, executing all instruments and documents required to complete the Transaction and employing its best efforts for the Closing to occur as soon as possible; (ii) in observance of this Agreement, to meet any requirements of Governmental Authorities, in order to enable the completion of the Transaction, in the shortest time possible and with minimum impact on activities of anyone involved; (iii) to communicate the other Parties in the occurrence of any act, fact or omission that could materially affect the implementation of any of the Conditions Precedent and/or compliance with any obligation set forth herein, within up to five (5) Business Days after the date it becomes aware of such act, fact or omission; and (iv) to refrain from practicing any act that could harm the completion of the Transaction.

6.1.1.       Sellers and the Company hereby undertake (i) to employ their best efforts for the rent amount pertaining to the Data Center located in the city of São Paulo to not be increased or adversely affected due to the Transaction, and (ii) in observance of the applicable competitive restrictions, (ii.a) to practice the acts and adopt the measures in their power, as set forth herein, and also to employ their commercially reasonable efforts, for the Conditions Precedent to be complied with and verified in the shortest time possible, also undertaking to take all applicable measures to keep Buyer informed regarding the verification of the Conditions Precedent; and (ii.b) to promptly supply Buyer with any and all information and documentation that may be requested or required to perform a seamless transition and that may keep Buyer duly informed of the financial, technical, operating and any other conditions of Sellers and the Company, in a full, true, lawful and updated manner, from the date of submission of the binding offer by Buyer.

6.2.            Corporate Reorganization. Sellers conducted a corporate reorganization encompassing each of Sellers, Brasil Telecom Comunicação Multimídia S.A. (“BTCM”) and the Company, which comprised (i) a partial spin-off of BTCM, with the spun off part being merged into the Company (“BTCM Partial Spin-Off”), and (ii) contributions of assets of each Seller to the Company, so that, as a result of “(i)” and “(ii)” above, the Assets described in Exhibit A were segregated from the respective equities of Sellers and BTCM and transferred to the Company’s equity (“Corporate Reorganization”), totally free and unencumbered of any encumbrances, liens or restrictions. For the avoidance of doubt, all other assets, liabilities and rights not transferred from each of Sellers and BTCM to the Company and not expressly listed in Exhibit A are not part of the UPI Data Center and of the Transaction.

6.2.1.       The Parties agree that the Corporate Reorganization (i) did not and shall not violate any Law or any provision of the Judicial Reorganization Plan; (ii) did not and shall not entail in the creation or transfer to the Company of any contingency; (iii) subject only to the lack of opposition of creditors within the term of ninety (90) days counted from the publication date of the BTCM Partial Spin-Off acts, under the sole paragraph of article 233 of the Brazilian Corporations Law, the Company shall be liable only for the obligations expressly transferred thereto, with no joint and several liability with BTCM; and (iv) the contribution of assets by Sellers to the Company does not and shall not entail the transfer or assumption of any liability, whether contingent or not, of any nature by the Company.

6.2.2.       The Parties agree that Sellers shall bear with all costs and expenses related to the Corporate Reorganization.

6.2.3.       In case one or more agreements with clients listed in Exhibit 6.2.3 are terminated since June 14, 2020 until the Closing and, due to such termination(s), the earnings made by the Company based on the agreements listed in Exhibit 6.2.3 suffer a reduction greater than ten million Reais (BRL 10,000,000.00) per year, the amount corresponding to the earnings the Company failed to make due to such contractual termination(s) shall be added to the amounts owed by Sellers to the Company under the Colocation Agreement, during the original effectiveness term of the respective agreements with clients possibly terminated as stated above.

6.2.4.       The Parties hereby agree that Seller and the Company may update in good faith the information on Exhibit A, including in order to add and/or exclude certain Assets or liabilities, it being observed that such updates may only pertain to acts, facts or omissions occurring after this date, and in observance of the terms and conditions hereof.

6.3.            Sellers undertake to, from this date and until the Closing, cause the Company to conduct its operations and activities under the Regular Course of Business, and Sellers may practice all acts required for the ordinary conduction of the Company’s business.

6.3.1.       Sellers hereby undertake to, from this date and until the Closing, not assign, dispose, donate, transfer and/or create any Liens, directly or indirectly, for free or under compensation, (i) part of or all Shares; and/or (ii) the political and/or economic rights granted by the Shares, including the right of first refusal in the acquisition of shares and the preemptive right in the subscription of shares or other securities issued by the Company.

6.3.2.       Sellers hereby undertake to not practice, and also to cause the Company to not practice (as well as to not authorize, agree, negotiate or promise to practice), any of the acts below:

(i)                  To amend the Company's Bylaws;

(ii)                to create actions, options or any acquisition rights for the shares issued by the Company;

(iii)              To perform conversion, merger, spin-off, consolidation transactions, as well as any other form or corporate reorganization or transaction encompassing the Company and/or its Assets, except for the acts set forth or required to comply with the obligations included herein;

(iv)              In relation to the Company, to acquire, create Liens and/or dispose of any corporate interest, in part or in full, for free or under compensation, directly or indirectly, as well as to cause the Company to participate in any association or partnership;

(v)                In relation to the Company, to waive or forfeit any rights, options, faculties or privileges, except those arising from the Regular Course of Business or expressly set forth herein;

(vi)              In relation to the Company, to assume, except for the liabilities incurred in the regular conduction of their activities, any obligation or liability, including any liability for non-compliance with or termination of any agreement, or any sale or other disposal of any Assets, among others;

(vii)            To hire loan and/or contract any kind of indebtedness by the Company;

(viii)          Except for the settlement of debts/accounts payable incurred in the Regular Course of Business, to remit, pardon or in any way unilaterally terminate any credits held by the Company against its shareholders, employees, service providers and/or any third parties and/or Related Parties;

(ix)              To sell, donate or in any way dispose of any assets, rights and/or any other Assets of the Company, and also to create Liens over the Assets;

(x)                To perform any changes in the Company’s financial, tax, accounting, social security, insurance, labor and environmental policies, methods or practices;

(xi)              To file for the Company’s bankruptcy or judicial or extrajudicial reorganization, and also to dissolve, terminate or extinguish the Company; and

(xii)            To practice any act that could materially affect the Company’s reputation and relationship with suppliers, distributors and other Persons that maintain material commercial relationships with the Company.

6.3.3.       Sellers shall keep Buyer informed regarding compliance with the obligations assumed in this Clause 6.3, immediately notifying it on the occurrence of any change in the Regular Course of Business.

6.3.4.       For the avoidance of doubt, the obligations set forth in this Clause 6.3 refer exclusively to the Company and the Assets described in Exhibit A, and nothing in this Agreement shall restrict, condition or prevent the right of each Seller to conduct, at its sole discretion, its respective business and activities, as well as the operations of its respective assets which are not part of the UPI Data Center and were not transferred to the Company by means of the Corporate Reorganization.

6.4.            Sellers and the Company undertake that all purchase requests made and not settled until the Closing in relation to investments for any maintenance of the Assets, provided that in the Regular Course of Business, shall be limited, in total, to the aggregate amount of five million Reais (BRL 5,000,000.00).

Clause 7

Closing

7.1.            Subject to the terms and conditions of this Agreement and compliance (or, as applicable, waiver) with the Conditions Precedent, and except if agreed otherwise among all Parties and the Company, the completion of the Transaction (the “Closing”) shall occur on a date to be mutually agreed between the Parties, in observance of the following procedure:

7.1.1.       Once the Parties’ Conditions Precedent and the Sellers’ Conditions Precedent are fulfilled, Sellers shall notify Buyer of such, except, if applicable, the Condition Precedent included in Clause 4.1(ii), accompanied with the supporting documentation that evidences fulfillment of the Parties’ Conditions Precedent and the Sellers’ Conditions Precedent (the “Sellers’ Closing Notice”).

7.1.2.       With regard to the provisions of Clause 4.1(ii) (as provided in Clause 7.1.1), in case, within the period of fifteen (15) days counted from the date of receipt of the Sellers’ Closing Notice, (i) any requests for staying effects pending judgment on the date of the Sellers’ Closing Notice are not granted, the Condition Precedent in Clause 4.1(ii) shall be deemed fulfilled; (ii) any staying effects are granted, the Condition Precedent in Clause 4.1(ii) shall be deemed not fulfilled (it may, however, be waived by Buyer); and (iii) any pending judgment on any requests for staying effects on the date of the Sellers’ Closing Notice is not rendered, the Condition Precedent in Clause 4.1(ii) shall be deemed waived;  with observance, to the extent applicable to the other Conditions Precedent, the provisions of the clauses below.

7.1.3.       Buyer shall, within five (5) days at the most, after receiving the Sellers’ Closing Notice, submit a notice to Sellers: (i) agreeing with the terms of the Sellers’ Closing Notice (except, if applicable, for any pending fulfillment of the Condition Precedent set forth in Clause 4.1(ii), as stated in Clause 7.1.2) and confirming that Buyer’s Conditions Precedent have also been fulfilled (the “Buyer’s Closing Notice”); or (ii) expressing, in a justified manner, disagreement on the fulfillment of any of the Parties’ Conditions Precedent or Sellers’ Conditions Precedent (the “Buyer’s Disagreement Notice”).

7.1.4.       In case of submission of Buyer’s Closing Notice, the Parties shall set forth, out of mutual agreement, the date when Closing shall occur, within fifteen (15) days counted from the receipt of Buyer’s Closing Notice by Sellers (the “Closing Date”), provided that, in case verification of fulfillment of the Condition Precedent in Clause 4.1(ii) is pending, the term of fifteen (15) days to set forth the Closing Date referred to in this Clause 7.1.4 shall start elapsing from the end of the term set forth in Clause 7.1.2.

7.1.5.       In case of submission of Buyer’s Disagreement Notice, the Parties shall seek an amicable solution for the dispute regarding fulfillment of the Parties’ Conditions Precedent and Sellers’ Conditions Precedent, within fifteen (15) days, counted from receipt of Buyer’s Disagreement Notice by Sellers, establishing the Closing Date out of common agreement. If the Parties do not reach consensus, they must proceed with the Arbitration procedures set forth in Clause 11.19 hereof.

7.1.6.       Closing shall occur on the Closing Date, at 10 a.m., in the City and State of Rio de Janeiro, at Rua Humberto de Campos, nº 425, Leblon, except if other place and time are mutually agreed in writing by the Parties.

7.1.7.       In case, once fulfillment of all Conditions Precedent (except those that may have been, as applicable, expressly waived) is verified and the Closing Date is set forth, any of the Parties gives unjustified rise to any delay in the Closing, such Party shall be subject to pay a daily fine of five hundred thousand Reais (BRL 500,000.00) to the other Party, except, in any case, for the occurrence of any act of God or force majeure. In case the Closing does not occur within fifteen (15) Business Days counted from the Closing Date, the Party that did not give rise to the delay may terminate the Agreement. Alternatively, the Parties, out of common agreement, may adopt more efficient temporary contractual structuring, as applicable, to provide the Services until effective Closing.

7.2.            The following acts shall be practiced at the Closing, their occurrence being deemed simultaneous:

(i)                  Sellers and the Company shall provide Buyer with a statement signed by their legal representatives, confirming that (a) all representations and warranties object of Clause 5.1 have remained true and complete, in all their material aspects, from the date of execution hereof until the Closing, except  for the representations and warranties to be updated, under Clause 5.1.1, to reflect events that have occurred between such date and the Closing, including the latter date; and (b) they have complied with all obligations that, by virtue hereof, should have been complied until the Closing Date (and also that the Conditions Precedent that were not waived have remained fulfilled on the Closing);

(ii)                Buyer shall provide Sellers with a statement signed by its legal representatives, confirming that (a) all representations and warranties object of Clause 5.2 have remained true and complete, in all their material aspects, from the date of execution hereof until the Closing; and (b) it has complied with all obligations that, by virtue hereof, should have been complied until the Closing Date (and also that the Conditions Precedent that were not waived have remained fulfilled on the Closing);

(iii)              Sellers and Buyer shall execute the transfer instruments recording the transfer to Buyer of ownership over the Shares in the Company’s Registered Shares Transfer Register and the Company’s managers shall record said transfers in the Company’s Registered Shares Register;

(iv)              Buyer shall pay the Installment at Sight of the Purchase Price to Sellers;

(v)                Buyer shall host the Company’s Extraordinary General Meeting (“Closing EGM”), in order to (a) record the resignation of the Company’s current managers, with the granting of powers of attorney for the Company’s representatives, and, with the provisions hereof being reserved, release for their respective management acts; and (b) approve the nomination and appointment of new managers, to be nominated and appointed by Buyer;

(vi)              Sellers shall provide Buyer with (a) the resignations, in writing, in force as of the Closing Date, of all the Company’s managers (except for those whose resignation is waived by Buyer), it being certain that the Company shall confirm the receipt of such resignations, giving full, general, irrevocable and irreversible release for the resigning managers in relation to the period when they occupied their respective positions in the Company, except for the provisions hereof; and (b) the Company’s existing corporate books;

(vii)            Oi, TMAR, Oi Móvel and the Company shall execute the Colocation Agreement;

(viii)          The Parties and the Company, as applicable, shall execute the Guarantee Agreements listed in Exhibit 7.2(viii), which include the material terms and conditions of each Guarantee Agreement;

(ix)              The Company shall annotate the Fiduciary Sale of Shares in the Company’s Registered Shares Register;

(x)                The Parties shall execute the lease agreements related to the real property held by Oi and/or the Controlled Companies where Data Centers [●], [●] and [●] operate, substantially under Exhibit 7.2(x).

(xi)              The Parties shall execute the definitive ownership transfer instruments for the real properties listed in Exhibit 7.2(xi)(a). In case, on the Closing Date, ANATEL’s authorization for the transfer of one or more of said assets has not been obtained, then Oi shall grant the Company the right of free use, pursuant to Exhibit 7.2(xi)(b);

(xii)            Sellers, as applicable, and the Company shall execute, out of common agreement, operating agreements, by means of which Sellers shall grant the Company the right of share use of the assets listed in Exhibit 7.2(xii), held and/or managed by Sellers, with each party undertaking their respective costs; and

(xiii)          The Party (among Sellers, jointly, on one part, and Buyer, individually, on the other part) that may have given rise to any delay in the performance of the Closing shall promote the payment of the amounts set forth in Clause 7.1.2, on behalf of the other Party, by means of TED to the bank account held thereby.

7.3.            Within up to five (5) Business Days from the Closing Date, Buyer, with prompt collaboration and support from Sellers and the Company, as required, shall file the Closing EGM minutes before the competent Commercial Registry, and also request the Company’s registration update before the necessary Governmental Authorities, with record of the transfer of Shares and the replacement of managers. In case the Commercial Registry or any Governmental Authority presents requirements for said filing and/or update, the Parties shall practice any and all acts required for immediate fulfillment of such requirements. Within up to five (5) Business Days counted from the date of actual filing of the Closing EGM minutes before the competent Commercial Registry, Buyer shall provide Sellers a certified copy of the respective filing certificate. Within up to thirty (30) days after the Closing Date, Buyer shall provide Sellers with a certified copy of the pertinent documents, evidencing the conclusion of the Company’s registration updates before the competent Governmental Authorities.

7.4.            Buyer hereby acknowledges that the Company’s managers may freely, as of the Closing Date, resign their respective positions and promote the annotation of their respective resignation instruments with the competent Commercial Registry, at any time, with the managers or Sellers not being liable for any loss the Company and/or Buyer may suffer due to the lack of appointment of new members to the Company’s management, in observance of the provisions hereof.

Clause 8

Other Post-Closing Obligations

8.1.            Negative Covenants of Buyer and the Intervening Guarantor Party. Until the full payment of the Term Installments, Buyer and the Intervening Guarantor Party undertake to not practice, and also to cause the Company to not practice (as well as to not authorize, agree, negotiate or promise to practice), any of the acts below:

(i)                 to dispose, encumber or promise to dispose or encumber operating assets or property it owns with aggregate value greater than five percent (5%) of the total consolidated assets;

(ii)               to hire capitalization transactions, including loans, raising funds in capital markets and capital increase until the twelfth (12th) month after the Closing, except: (x) to refinance the Payment in Installments; and (b) for capital increases carried out by Buyer and/or the Intervening Guarantor Party in the Company;

(iii)             to carry out transactions with related parties encompassing individual or aggregate amounts greater than four million Reais (BRL 4,000,000.00) in each fiscal year, except in the OPEX and CAPEX transactions, provided that practiced at market value;

(iv)             to grant loans or financings of any kind to third parties;

(v)               the provision by the Company of guarantees on behalf of any third parties;

(vi)             to carry out any kind of corporate reorganization, including spin-off, consolidation, merger, transformation or liquidation of Buyer or the Company, it being hereby provided that the Company may perform the reverse consolidation of Buyer by the Company for tax optimization. For the avoidance of doubt, any kind of corporate restructuring resulting in the direct or indirect change in control of the Intervening Guarantor Party over the Company is forbidden;

(vii)           to terminate or give cause to the termination, by itself or the Company, of the Colocation Agreement, except if due to default by any of the Sellers; and

(viii)         to file for the Company’s bankruptcy or judicial or extrajudicial reorganization, and also to dissolve, terminate or extinguish the Company.

8.2.            Offsetting of Amounts. In case of default of any final, net and certain obligation of this Agreement not cured within fifteen (15) days counted from the date of submission of notice to the respective defaulting party: (i) in case the defaulting party is Buyer (and/or, as the case may be, after the Closing, the Company), Sellers may, at any time and at their sole discretion, withhold the payment flow owed to the respective party related to the provision of services by the Company based on the Colocation Agreement and offset the defaulting amounts, by means of simple notice sent to Buyer and the Company in such sense, and (ii) in case the defaulting party(ies) is/are one or more Sellers, Buyer and/or, after the Closing, the Company may, at any time and at their sole discretion, offset the defaulting amounts (including under the Colocation Agreement) against the portion of each unpaid Term Installment owed to the defaulting Sellers, by means of simple notice sent to the defaulting party in question.

8.3.            Capital Expenses. Buyer undertakes to bear with the capital expenses in the minimum amount of forty-two million Reais (BRL 42,000,000.00) during the first twenty-four (24) months after the Closing Date.

8.4.            Replacement of Guarantees. Buyer undertakes to employ its best efforts to, after the Closing, replace the guarantees presented by Sellers in relation to the agreements executed with the Company, particularly those listed in Exhibit 8.4. Buyer shall provide Sellers with release certificates for said guarantees within one hundred and twenty (120) days counted from the Closing Date. In the impossibility to replace any guarantee, the Parties undertake to discuss the best solution for all Parties, it being hereby set forth that Sellers undertake to not revoke any provided guarantees, and the Company shall, after the term of one hundred and twenty (120) days, start compensating Sellers at a sum corresponding to [●] percent ([●]%) of each guaranteed and not replaced obligation.

8.5.            Insurance Hiring. Upon the Closing, Buyer shall provide, by its own account and at its own expenses, the insurance coverage it deems necessary and convenient for the Assets and the Company’s operations, it being hereby set forth that Sellers undertake to not revoke the insurance policies pertaining to the Assets, and Buyer shall, after the term of thirty (30) days, start reimbursing Sellers, pro rata temporis, for the insurance policy premium possibly owed and not replaced.

8.6.            Transfer of Assets to the Company. On [date], Sellers filed before ANATEL the consent request required to transfer one or more assets listed in Exhibit 8.6 to the Company (the “Assets Transfer Consent Request”). In case, until the Closing Date, the necessary consents to transfer one or more assets listed in Exhibit 8.6 (including, without limitation, the ANATEL approval) are not expressly obtained, Sellers undertake to: (i) keep Buyer informed on the process to obtain the necessary authorizations; (ii) allow the legal advisors indicated by Buyer to follow up the progress of the process pertaining to the Assets Transfer Consent Request in all of its stages; (iii) practice all acts to transfer ownership of such assets to the Company as soon as said authorizations are obtained; and (iv) grant Buyer and/or the Company right of free use for the assets listed in Exhibit 8.6 for a term of fifty (50) years.

Clause 9

Indemnification

9.1.            Sellers jointly and severally undertake to indemnify and hold Buyer, its Affiliates, managers, employees and agents, and also their respective successors and authorized assignees (the “Buyer’s Indemnified Parties”), harmless and exempt from any and all Losses effectively incurred by any of Buyer’s Indemnified Parties, when such Losses arise, directly or indirectly, from:

(i)                  Any falsehood, inaccuracy, bias or violation in the representations and warranties provided by Sellers and/or the Company, under Clause 5.1; and/or

(ii)                Action or omission of Sellers (and/or the Company, provided that the respective action or omission is verified until the Closing) resulting in violation of the obligations included herein, provided that not cured within thirty (30) days counted from receipt of written notice by Buyer indicating such non-compliance.

(iii)              Facts, acts or omissions related to the Assets or the Company, its business or activities, which triggering event has fully or partially occurred prior to the Closing Date and was not disclosed to Buyer during the Due Diligence, even if their effects only appear in the future. For the avoidance of doubt, Buyer acknowledges and agrees that Losses arising or resulting from facts, acts or omissions expressly disclosed by Sellers in a true, correct, accurate and complete manner during the Due Diligence may not be indemnified by Sellers; and

(iv)              acts, facts or omissions liable to any of the Sellers and their Affiliates and Related Parties, of any nature, occurring prior or after the Closing Date, which are directly charged from any of Buyer’s Indemnified Parties due to succession or under claims that such Persons are part of the same economic group, whether due to the Corporate Reorganization or not.

9.1.1.       The Parties acknowledge and agree that the Parties’ obligation to indemnify and reimburse set forth herein shall observe the following conditions:

(i)                  none of the Parties shall be liable before the other Parties, in any case, for loss of profits, moral damage, loss of an opportunity, reputation damage or indirect damages;

(ii)                Sellers shall not be liable for indemnifying Losses arising exclusively from total or partial default of the obligation assumed by Buyer under Clause 8.3 above.

(iii)              The aggregate amount of all Losses indemnified by any of the Parties may not exceed the sum of ten percent (10%) of the Purchase Price;

(iv)              None of the Parties shall be obliged to indemnify any of the Parties for individual Losses smaller than one hundred thousand Reais (BRL 100,000.00) (the “Individual De Minimis Amount”); and

(v)                None of the Parties shall be obliged to indemnify any of the Parties until the global amount of Losses smaller than the value set forth as Individual De Minimis Amount is globally greater than two million Reais (BRL 2,000,000.00) (the “Global De Minimis Amount”).

9.1.2.       For purposes of Sellers’ obligation to indemnify, set forth in Clause 9.1, in order to calculate the actual reimbursement amount for any Loss, the following principles shall apply:

(i)                  The sum shall be deducted in order to fully reflect the effects of any provision or reserve in the Base Pro Forma Financial Statements existing on the Closing Date;

(ii)                The sum shall be reduced in order to fully reflect any indemnification (including due to insurance) that the Indemnified Party and/or the Company in fact received due to the fact, condition or circumstance originating the indemnified Loss; and

(iii)              The sum shall be reduced in order to properly reflect any amounts in fact recovered from Third Parties by the Indemnified Party and/or the Company.

9.2.            Buyer undertakes to indemnify and hold Sellers and the Company (in relation to the Company, until the Closing), as well as their respective Affiliates, managers, employees and agents, and also their respective successors and authorized assignees (the “Sellers’ Indemnified Parties”, with Sellers’ Indemnified Parties and/or Buyer’s Indemnified Parties, as per the context, jointly referred to as “Indemnified Parties”), harmless and exempt from any and all Losses effectively incurred by any of Sellers’ Indemnified Parties, when such Losses arise, directly or indirectly, from:

(i)                  Any falsehood, inaccuracy, bias or violation in the representations and warranties provided by Buyer, under Clause 5.2; and/or

(ii)                Action or omission of Buyer (and/or the Company, provided that the respective action or omission is verified after the Closing) resulting in violation of the obligations included herein, provided that not cured within thirty (30) days counted from receipt of written notice by any of the Sellers indicating such non-compliance.

9.2.1.      Sellers undertake to refrain from taking any measures that may aggravate any incurred Loss potentially indemnifiable by Buyer.

9.3.            In observance of the provisions of Clause 9.3.1 below, the obligations to indemnify set forth herein shall be in force until seventy-two (72) months after the Closing Date, and the term set forth shall be added by thirty (30) days exclusively for the Indemnified Party to notify the Indemnifying Party regarding incurred Losses or Third-Party Claims submitted during the initial term (the “Final Term”).

9.3.1.       In case an Indemnification Notice or Third-Party Claim Notice is sent before the Final Term ends, the provisions herein shall be in effect and the Final Term shall be extended for the term of the progress of the Claim in question, until the final resolution of such Claim and payment of the respective indemnification, in case effectively owed hereunder (including, for the avoidance of doubt, (i) any proceedings, appeal, notice, assessment, action or type of Claim filed continuously, effects or consequences of the initially notified Claim, and (ii) all Third-Party Claims already existing on the Closing Date), with the respective Loss being indemnified and/or reimbursed, as the case may be, even if the indemnification and/or disbursement by the Indemnifying Party must occur after the Final Term.

9.3.2.       The Parties shall not be obliged to indemnify, under this Clause 9, indemnifications already satisfied and fully paid, up to the total sum due, under other contractual instruments executed thereby as stated in Clause 7 above.

9.4.            If an Indemnifiable Party suffers or incurs in Losses subject to indemnification pursuant to Clauses 9.1 or 9.2 and which do not arise from a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall notify the Party(ies) obliged to indemnify or reimburse such Loss under said Clauses (the “Indemnifying Party”), describing the Loss in question, specifying the amount involved and providing all supporting documents and reasonable information regarding the Loss (the “Indemnification Notice”).

9.4.1.       The Indemnifying Party shall have ten (10) Business Days counted from the receipt of the Indemnification Notice (the “Term for Answer”) to send a notice as answer (the “Answer Notice”), informing the Indemnified Party if (i) it agrees to indemnify the notified Loss for the amount indicated in the Indemnification Notice, in which case such amount shall be considered, on the date of receipt of the Answer Notice, to be an indemnified Loss, and it shall be paid pursuant to Clause 9.7; or (ii) it has any objection in relation to the notified Loss and/or its amount, presenting the grounds for its objection and supplying, to the extent possible, documents and information supporting such understanding. In case the Indemnifying Party fails to send an Answer Notice within the Term for Answer, the Loss object of the Indemnification Notice shall be deemed, on the end date of the Term for Answer, a indemnified Loss, and it shall be paid pursuant to Clause 9.7.

9.4.2.       If, in the Answer Notice, the Indemnifying Party fully opposes the notified Loss, the Parties shall meet within the five (5) Business Days subsequent to the receipt of the Answer Notice, with the purpose of trying to reach, in good faith, an agreement regarding the treatment to be given to the notified Loss. Failure of the Parties to reach such amicable solution may be settled through the dispute resolution mechanisms set forth herein. The Parties and the Company acknowledge that they may choose to not start a dispute resolution procedure until the amounts under dispute are sufficient to justify resorting to the dispute resolution method set forth herein, at the sole discretion of the allegedly creditor Party. In this case, such postponement shall not entail and shall not be interpreted as a waiver of any right, much less implied or express acknowledgment, of claim or right of the other Party.

9.4.3.       If, in the Answer Notice, the Indemnifying Party challenges only part of the notified Loss, then (i) the unchallenged portion shall become automatically owed by the Indemnifying Party to the Indemnified Party on the date of receipt of the Answer Notice, and it shall be paid pursuant to Clause 9.7, and (ii) the challenged portion shall have the treatment described in Clause 9.4.2.

9.4.4.       If a Loss notified via Indemnification Notice is submitted to a dispute resolution procedure and it is decided after said procedure that the challenged amount is owed, in whole or in part, by the Indemnifying Party, such amount shall be paid to the Indemnified Party pursuant to Clause 9.7.

9.5.            In case an Indemnified Party receives a notice of any Claim against itself (a “Third-Party Claim”), which may give rise to an indemnified Loss under this Clause 9, the Indemnified Party shall notify the Indemnifying Party, within ten (10) Business Days counted as of the date when it becomes aware of the Third-Party Claim, informing about the Third-Party Claim and specifying the amount involved and providing all documents and reasonable information regarding the Third-Party Claim (a “Third-Party Claim Notice”).

9.5.1.       The Indemnifying Party shall, in the first half of the legal term to submit due defense or challenge, (i) make the payment or authorize the reimbursement of the amount in question; (ii) inform the Indemnified Party whether it will conduct the defense of such Third-Party Claim; or (iii) delegate, to the Indemnified Party, the submission of defense and/or challenge to the Third-Party Claim, in which case the Indemnified Party shall defend against the Third-Party Claim in a diligent manner, with the silence of the Indemnifying Party being understood as choice for the provisions in item “(iii)” of this Clause.

9.5.2.       If the Indemnifying Party chooses to present a challenge or defense, the Indemnifying Party shall appoint and hire the attorney in charge of conducting such challenge or defense, giving priority to the attorneys already appointed for such cases, with the Indemnified Party undertaking to grant to the attorney appointed by the Indemnifying Party the necessary powers to duly conduct the proceedings, as well as to provide all documents and information required for preparing the challenge or defense. The Indemnified Party may be reasonably informed, in all procedures related to any Third-Party Claim conducted by the Indemnifying Party, including through appointment (at its own expense) of a legal advisor in addition to the one(s) appointed by the Indemnifying Party.

9.5.3.       The Parties shall cooperate with one another in defending a given Third-Party Claim and shall make available, within a reasonable term for the purposes of this Clause, to the Party in charge of conducting the defense, all witnesses, appropriate files, material and information under the possession or control of the Indemnified Party related to the Third-Party Claim (or under possession or control of any of its Representatives) which are reasonably requested by the Party in charge of conducting the defense or by its attorney.

9.5.4.       The Parties shall cause the appointed attorneys to keep the Parties informed about the Third-Party Claim’s progress, providing copies of all procedural documents that may be reasonable requested.

9.5.5.       The Indemnifying Party shall have the right to settle any Third-Party Claim in case it obtains full discharge from the Indemnified Party in relation to said Third-Party Claim or written consent from the Indemnified Party (which shall not be denied, conditioned or postponed without justification).

9.6.            Any failure on the part of the Indemnified Party in complying with the procedures and commitments undertaken herein (especially those included in this Clause 9) shall not exempt the Indemnifying Party from its obligation to reimburse or indemnify the Indemnified Party for the Loss in question, except to the extent such Loss could be settled, mitigated, reduced or prevented in case the Indemnified Party had complied with the provisions herein.

9.7.            The obligation to indemnify shall become due and enforceable:

(i)                  For Losses object of Direct Claims, (a) by means of receipt of an Indemnification Notice, in the sums not opposed under Clause 9.6 and its sub-clauses, on the day following the end of the challenge term; or (b) in case of challenge, and in relation to the portion challenged, on the date the Parties mutually agree in relation to such portion or when the final and unappealable decision for the instated dispute has been issued, in the Loss amounts attributed by the decision to each Indemnifying Party, as the case may be; or

(ii)                For Losses object of Third-Party Claims, on the date when a Loss becomes due under the respective Third-Party Claim by virtue of acceptance of the request in a final and unappealable decision or through a settlement in a Third-Party Claim, in the amount of the due Loss.

9.7.1.       The Party that does not fully and timely comply with its obligation to indemnify under this Clause 9 shall be automatically subject, by operation of Law and regardless of any notice or summons, to pay a non-compensatory default fine of [●] percent ([●]%) over the defaulting amount.

9.8.            The Parties and the Intervening Parties agree to employ their best commercial efforts (and also to cause their respective Indemnified Parties to do so as well) to, in good faith and considering the market practices, avoid constituting any Loss and, in case it is constituted, mitigate its effects.

Clause 10

Term and Termination

10.1.        This Agreement becomes effective, for all purposes and effects, on the date of its execution, remaining in force until (i) the Closing; or (ii) the end of a term of one hundred and fifty (150) days, renewable for the same period by mutual agreement of the Parties, counted from the execution date hereof, without occurrence of the Closing; whichever happens first. This term shall be automatically extended as necessary to obtain the CADE Approval. For the avoidance of doubt, the obligation set forth in Clause 10.2, if owed, shall remain valid and effective until its actual payment.

10.2.        In case this Agreement is terminated (i) due to lack of completion of the Transaction until the end of the term set forth in Clause 10.1 by facts, acts or omissions exclusively attributable, with evidence, to Buyer; Buyer shall, except if set forth otherwise in Clause 10.2.1, pay Sellers a compensatory fine in the global amount of ten percent (10%) of the Purchase Price, proportionally to their respective interests in the Company’s share capital (as stated in Exhibit 3.2), within ten (10) Business Days counted from the termination date hereof, or (ii) under Clause 7.1.2; the Party(ies) that has/have given rise to the termination shall pay the innocent Party a compensatory fine in the amount of ten percent (10%) of the Purchase Price, (it being certain that, if the Party that has given rise to the termination is Buyer, the fine shall be owed to Sellers proportionally to their respective interests in the Company’s share capital, as stated in Exhibit 3.2), within ten (10) Business Days counted from the termination date hereof.

10.2.1.   The fine set forth in Clause 10.2 shall not be applicable in case the termination hereof occurs due to a definitive decision rendered by any competent Governmental Authority (including CADE or ANATEL, among others) preventing the completion of the Transaction until the end of the term set forth in Clause 10.1.

10.2.2.   Delay in payment of the fine set forth in Clause 10.2 shall automatically subject the Party(ies) liable for said payment, by operation of Law and regardless of notice, to the payment of adjustment by the DI Rate variation, as well as default interest of one percent (1%) per month, calculated pro rata die over the adjusted amount, due from the maturity date of the delayed sum until the date of its effective and full payment.

10.3.        In any case of termination hereof, the provisions of Clause 9 (Indemnification) and Clause 11 (Miscellaneous) shall remain valid and effective, thus surviving the termination.

10.4.        Without prejudice to any other provision included herein, the right to terminate this Agreement, under this Clause 10, may not be exercised by the Party (i) that has provenly failed to comply with its obligations set forth herein or arising herefrom; and/or (ii) which non-compliance with its obligations hereunder has been the cause or resulted in the lack of fulfillment of any Condition Precedent, except if such non-compliance has arisen from any evidenced event of force majeure or act of God, as set forth in article 393 of the Brazilian Civil Code.

Clause 11

Miscellaneous

11.1.        Due to the access they have had and shall have to the Confidential Information, the Parties and the Company mutually undertake to not fully or partially disclose the object and/or contents of this Agreement to any third parties, other than their respective Representatives that must have access to the Agreement for purposes of compliance with the provisions herein, pursuant to the Law. The Parties and the Company shall demand from their respective Representatives, under their exclusive liability, that they (i) undertake confidentiality commitments identical to the ones undertaken by the Parties and the Company in this Clause 11.1; (ii) do not allow access to the Confidential information of the other Parties and the Company by third parties other than their Representatives, and to the latter, allow it only to the extent necessary to allow the consummation of the object hereof; (iii) do not use any of the Confidential Information for any purpose other than those set out herein; and (iv) keep the greatest level of confidentiality possible in relation to the received Confidential Information.

11.1.1.   The limitations set forth herein to disclose Confidential Information are not applicable when such Confidential Information (i) is, on this date, public domain; (ii) was known by the receiver of the Confidential Information at the time of disclosure, having not been obtained, directly or indirectly, from the supplier of the Confidential Information, its Representatives or third parties subject to the duty of secrecy; (iii) has become generally known to the public, after this date, as a result of an action or omission of the supplier of the Confidential Information or any of its Representatives; or (iv) becomes publicly known after its disclosure to the receiver of the Confidential Information, without any participation thereof in the disclosure.

11.1.2.   In case the Party that received the Confidential Information or any of its Representatives is required by law, regulations, court order or order by Governmental Authorities with powers for such to disclose any Confidential Information, the Receiving Party shall, if not forbidden by law, immediate communicate such fact to the Party that supplied the Confidential Information, in writing and prior to said disclosure, so the latter may seek a court order or another remedy before the relevant authority to prevent the disclosure. The receiving Party undertakes to cooperate with the supplying Party in obtaining said court order or another remedy to prevent the disclosure. The receiving Party also agrees that if the supplying Party is not successful in its attempt to repeal the obligation to disclose the Confidential Information, it shall only disclose the part of the Confidential Information that is being legally requested and it shall also use its best efforts so as to obtain reliable guarantee that confidential treatment will be given to the disclosed Confidential Information.

11.1.3.   Notwithstanding the confidentiality commitment set forth in this Clause 11.1, the Confidential Information may be disclosed to third parties with the prior written consent of all Parties and the Company.

11.1.4.   The Parties agree that, in case any of the Parties is required by a Governmental Authority to make any public communications regarding the Transaction (the “Communicating Party”), the Communicating Party shall inform the other Parties and the Company of such requirement, and shall take the appropriate measures to share and discuss with the other Party the terms of such communication, so that the Parties and the Company agree in relation to its content and, if so agreed between the Parties and the Company, disclose a joint communication. Without prejudice to the provisions in this Clause 11.1.4, the obligations set forth herein shall not create any obligation for the Communicating Party to obtain consent from other Parties and/or the Company as a condition for compliance with the above requirement or any other obligation for the Communicating Party or its managers under the applicable Laws.

11.2.        All notices and other communications set forth herein shall be made in writing and sent to the addresses below, or to any other addresses that may be indicated by the Parties as set forth in this Clause 11.2, (i) by means of registered mail or certified mail with notice of receipt; or (b) by email with submission and receipt evidence:

(i)                  If to any of the Sellers and/or the Company:

Address: [●]

E-mail: [●]

Attn: [●]

(ii)                If to Buyer:

Address: [●]

E-mail: [●]

Attn: [●]

11.2.1.   The notices and other communications sent and delivered under Clause 11.2 shall be deemed delivered on the date of their actual receipt or delivery, evidenced by means of written notice of receipt, protocol or another evidence of effective receipt or delivery at the addresses stated above.

11.2.2.   Any Party (and also the Company) may, by means of notice sent and delivered to the other Parties (and, as the case may be, the Company) under Clause 11.2, inform another address or person to whom all notices and other communications must be sent in the future, with such change only being valid after the date of receipt of such notice.

11.3.        This Agreement is executed in an irrevocable and irreversible manner and is binding upon the Parties and the Company, as well as their successors and authorized assignees. Any change herein may only be made by means of executing a contractual amendment, in writing, duly signed by all Parties and the Company, or, as the case may be, their successors and authorized assignees.

11.4.        The sums of all monetary penalties and obligations set forth herein shall be adjusted by the DI Rate variation and added by default interest of one percent (1%) per month, calculated pro rata die and assessed over the adjusted sum, between the respective maturity date and the date of actual and full payment.

11.5.        Any forbearance by any of the Parties regarding the delay, non-compliance or flawed or incomplete compliance with any of the provisions herein shall not be construed or interpreted as a waiver of any right and shall not impair its right to enforce compliance with the obligations assumed.

11.6.        This Agreement, the rights and obligations arising herefrom and the respective contractual position may not be assigned and/or transferred, in whole or in part, by any of the Parties or the Company, without the prior express written consent of the other Parties and the Company.

11.7.        This Agreement constitutes the full agreement between the Parties and the Company in relation to the matters addressed herein, prevailing over and replacing all previous agreements, memoranda of understanding and/or representations, whether verbal or written (including confidentiality agreements).

11.8.        If, at any moment, any provision hereof is deemed illegal, null or unenforceable by any court with jurisdiction, such provision shall not be in force or effective, and the illegality or unenforceability or such provision shall not affect or harm the enforceability of any other provision hereof, and the Parties undertake to negotiate, in good faith, the replacement of the provision hereof deemed illegal, null or unenforceable by any other consonant to the logic behind the original provision.

11.9.        Unless expressly set forth otherwise herein, no Party shall, as a result of this Agreement, be deemed a representative of the other Party for any purpose, and no Party shall have the power or the authority, as representative or otherwise, to represent, act, bind, obligate or in any other way create or undertake any obligation on behalf of any other Party, for any purpose.

11.10.    None of the Parties may issue or cause the issuance of any press release or public communication (including a Material Fact) related to this Agreement without the prior knowledge and written approval of the other Party; it being certain, however, that no provision herein shall prohibit any of the Parties to issue or cause the issuance of any press release or public communication, to the extent such disclosure is required by Law or regulations of any applicable national stock market, in which case the Party responsible for such disclosure shall grant the other Party reasonable time to comment in writing such communication before its issuance and/or disclosure.

11.11.    The Company executes this Agreement, expressly consenting with all its terms, and undertaking to (i) observe, comply and cause compliance with all provisions hereof, under the applicable Law; and (ii) refrain from registering, effecting or taking action of any nature that may represent a violation of any provision hereof.

11.12.    Except if expressly set forth otherwise herein, each Party shall bear its own expenses and expenditures incurred in the negotiation, preparation and conclusion hereof (including the respective fees of financial advisors, lawyers, auditors and any other consultants).

11.12.1.                       Each Party is responsible for the full and timely payment of any and all Taxes currently levied or to be levied on the consummation of the object hereof, and to which Party, as taxpayer in the tax relationship, the payment of said Taxes is attributed, unless otherwise set forth herein.

11.13.    No provision herein shall be interpreted or understood as an express or implicit limitation to the performance of conversion, merger, spin-off, consolidation or share takeover operations, or any other manner of corporate reorganization or operation, involving any of the Sellers and/or their respective assets, whether any of the Sellers is or not the resulting entity from any such operations alluded in this Clause.

11.14.    The Parties undertake to fulfill, formalize and carry out their obligations always in strict compliance with the terms and conditions set forth herein. The Parties hereby acknowledge and agree that all obligations undertaken or which may be attributed hereunder shall be subject to specific enforcement pursuant to the Brazilian Code of Civil Procedure. The Parties and the Company do not waive any action or measure to which they are entitled, at any time. The Parties and the Company expressly acknowledge and undertake to the specific performance of their obligations, and to accept court orders or any other similar acts.

11.15.    This Agreement, signed in the presence of two (2) witnesses, is an extrajudicial enforcement instrument, pursuant to the Brazilian Code of Civil Procedure, for all legal purposes.

11.16.    The Intervening Guarantor Party is hereby bound, by itself and its successors, before each of the Sellers, in an irrevocable and irreversible manner, as guarantor, co-debtor, main payer and jointly and severally liable party for the payment to Sellers of Buyer’s obligations stipulated herein, expressly waiving the benefit of order, rights and discharge options of any nature set forth in articles 333, sole paragraph, 364, 366, 368, 821, 827, 830, 834, 835, 837, 838 and 839 of the Civil Code, and articles 130 and 794 of the Brazilian Code of Civil Procedure, regardless of judicial or extrajudicial notice, or any other measure (“Surety”).

11.17.    In case of a final and unappealable decision ordering the undoing of the Transaction, the Parties agree to mutually cooperate and to negotiate in good faith, actively and diligently, seeking a consensual solution in relation to the necessary measures to restore the status quo prior to the Transaction’s Closing, considering, among other applicable factors, any corporate reorganizations carried out involving the Company and/or the Assets after the Closing, investments or divestments made in relation to the Company and/or the Assets after the Closing and the operating and equity status of the Company and/or the Assets verified at the time of negotiations.

11.18.    This Agreement shall be governed by and interpreted pursuant to the laws of the Federative Republic of Brazil.

11.19.    Any conflict or dispute arising (i) from the interpretation of the terms hereof; and/or (ii) the execution of the obligations set forth herein; and/or (iii) the violation of any of the terms and conditions set forth herein; that has not been solved by means of amicable negotiation between the Parties and/or the Intervening Parties (as applicable) shall be definitely solved by means of arbitration, under this Clause (the “Arbitration”).

11.19.1.                      The Arbitration shall be conducted and managed by the Market Arbitration Chamber [Câmara de Arbitragem do Mercado] (CAM-B3) (the “Arbitral Chamber”), pursuant to its Arbitration Regulations in force at the time of arbitration request (the “Regulations”) and, subsidiarily, under the provisions of Law No. 9,307/1996.

11.19.2.                      The arbitral tribunal shall consist of three (3) arbitrators (the “Arbitral Tribunal”), to be appointed pursuant to the Regulations. The Party(ies) that requested the instatement of Arbitration (the “Claimant”) shall appoint one (1) arbitrator and the other Party(ies) against which arbitration is directed (the “Respondent”) shall appoint one (1) arbitrator. The third arbitrator, who shall act as president of the Arbitral Tribunal, shall be chosen by the two arbitrators appointed by the Arbitration parties, within the term set forth in the Regulations. The appointed arbitrators do not have to be chosen from the Arbitral Chamber’s list of arbitrators. Any and all disputes related to the appointment of arbitrators shall be settled by the Arbitral Chamber, pursuant to the Regulations.

11.19.3.                      The Arbitration shall be conducted in Portuguese. The seat of Arbitration shall be the City of Rio de Janeiro, State of Rio de Janeiro, place where the arbitral award shall be rendered, and the Arbitral Tribunal may, with motivation, appoint the performance of diligences in other locations.

11.19.4.                      The Arbitration shall occur by operation of Law, with application of the laws of the Federative Republic of Brazil. The Arbitral Tribunal may not decide in equity.

11.19.5.                      The Arbitration decisions shall be deemed final and definitive by the parties involved therein and their successors at any rate. The arbitral award may be enforced before any judicial authority with jurisdiction over the Arbitration parties and/or their assets.

11.19.6.                      Each Arbitration Party shall bear the costs and expenses to which it gives rise throughout the Arbitration. The Arbitration parties shall equally bear the costs and expenses which may not be attributed to one of them. The arbitral award shall attribute to the defeated party, or to both parties proportionally to how much their intention were dismissed, the final liability for the costs, procedural expenses and contractual counsel fees, with the imposition of loss of suit fees being forbidden.

11.19.7.                      Before the constitution of the Arbitral Tribunal, the parties may request from the Judiciary Branch injunctions that may be needed to preserve or conserve their rights and/or pertaining to the Arbitration institute. After its constitution, the Arbitral Tribunal shall reanalyze the matter and express itself on the injunction, and it may confirm, review or change the measures previously granted by the Judiciary Branch. Any measure granted by the Judiciary Branch shall be promptly notified by the party that requested such measure to the Arbitral Chamber.

11.19.8.                      The Central Courts of the Capital City of the State of Rio de Janeiro shall be the only ones with jurisdiction for the measures set forth in Clause 11.16.7, with the Parties and the Intervening Parties expressly waiving any other, however special or privileged it may be. The request of any measures to the Judiciary Branch shall not be deemed a waiver to this commitment clause or to the Arbitration as sole manner to solve disputes among the Parties and the Intervening Party pertaining to the matters dealt with herein.

11.19.9.                      The Arbitration shall be confidential. Any and all disputes related to the confidentiality obligation shall be settled by the Arbitral Tribunal in a final and binding manner.

IN WITNESS WHEREOF, the Parties and the Company sign this Agreement in six (6) counterparts of equal form and content, in the presence of two (2) witnesses.

Rio de Janeiro, [●] [●], 2020.